                                                      REGISTRATION NO. 333-36186


     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 23, 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                         PRE-EFFECTIVE AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CNB FINANCIAL SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

         WEST VIRGINIA                       6712                  55-0773918
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)

                    212 S. WASHINGTON STREET, P. O. BOX 130,
                   BERKELEY SPRINGS, WEST VIRGINIA 25411-0130
                                 (304) 258-1520
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               THOMAS F. ROKISKY
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                          CNB FINANCIAL SERVICES, INC.
                    212 S. WASHINGTON STREET, P. O. BOX 130
                   BERKELEY SPRINGS, WEST VIRGINIA 25411-0130
                                 (304) 258-1520
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                           CHARLES D. DUNBAR, ESQUIRE
                        ELIZABETH OSENTON LORD, ESQUIRE
                              JACKSON & KELLY PLLC
                               1600 LAIDLEY TOWER
                              POST OFFICE BOX 553
                        CHARLESTON, WEST VIRGINIA 25322
                                 (304) 340-1000
                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                   CITIZENS NATIONAL BANK OF BERKELEY SPRINGS
                            212 W. WASHINGTON STREET
                                 P. O. BOX 130
                     BERKELEY SPRINGS, WEST VIRGINIA 25411
                                 (304) 258-1520


                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            TO BE HELD JULY   , 2000



     A special meeting of shareholders of Citizens National Bank of Berkeley
Springs ("Citizens National") will be held on Thursday, July   , 2000, at the
Country Inn, Berkeley Springs, West Virginia, at 10:00 a.m., local time, for the following purposes:


     1. To vote on the following resolution:

        RESOLVED, that the formation of a bank holding company for Citizens National Bank of Berkeley Springs, pursuant to the terms and conditions of an Agreement and Plan of Merger between Citizens National Bank of Berkeley Springs and CNB Financial Services, Inc., and related Plan of Merger, whereby (a) Citizens National Bank of Berkeley Springs will become a wholly-owned subsidiary of CNB Financial Services, Inc., and
        (b) shareholders of Citizens National Bank of Berkeley Springs will become shareholders of CNB Financial Services, Inc., is hereby authorized and approved.

     2. To transact such other business as may properly come before the meeting or any adjournments thereof.

     At this meeting, holders of record of common stock of Citizens National at
the close of business on June   , 2000, will be entitled to vote. Two-thirds of
the issued and outstanding shares of Citizens National must vote in favor of the above resolution in order to permit the holding company formation to proceed.

     Shareholders and beneficial shareholders are entitled to assert dissenters' rights under 12 U.S.C. Sections 215a(b), (c) and (d). A copy of those sections is attached to the following proxy statement/prospectus as Appendix II.

     THE BOARD OF DIRECTORS OF CITIZENS NATIONAL BELIEVES THAT THE PROPOSED HOLDING COMPANY IS IN THE BEST INTERESTS OF CITIZENS NATIONAL AND ITS SHAREHOLDERS AND UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS OF CITIZENS NATIONAL VOTE "FOR" THE PROPOSED HOLDING COMPANY.

                                          By Order of the Board of Directors,

                                          Thomas F. Rokisky
                                          President and Chief Executive Officer

July   , 2000

Berkeley Springs, West Virginia

PROXY STATEMENT/PROSPECTUS
JULY    , 2000


                   CITIZENS NATIONAL BANK OF BERKELEY SPRINGS
                                PROXY STATEMENT

                            ------------------------

                          CNB FINANCIAL SERVICES, INC.
                                   PROSPECTUS
                         458,048 SHARES OF COMMON STOCK

                            ------------------------

     We are providing this proxy statement/prospectus to you because we are soliciting your proxy to vote at a special meeting of shareholders. We are seeking shareholder approval for a merger/corporate reorganization. This reorganization involves the formation of a bank holding company for Citizens National Bank of Berkeley Springs. If at least two-thirds of the bank's shareholders approve the reorganization, you will become a shareholder of CNB Financial Services, Inc., and this holding company will own all of the outstanding stock of the bank.


     IF SHAREHOLDERS APPROVE THE REORGANIZATION, YOU WILL RECEIVE TWO SHARES OF HOLDING COMPANY STOCK FOR EACH SHARE OF THE BANK'S COMMON STOCK THAT YOU OWN. THE MERGER WILL GIVE YOU THE SAME VOTING RIGHTS AND THE SAME PERCENTAGE OWNERSHIP IN CITIZENS FINANCIAL THAT YOU CURRENTLY HAVE IN CITIZENS NATIONAL. GENERALLY, YOU WILL NOT RECOGNIZE ANY TAXABLE GAIN OR LOSS FOR CITIZENS NATIONAL SHARES IN EXCHANGE FOR CNB FINANCIAL'S SHARES.



     Citizens National's Shareholders may dissent from the merger and receive payment of the value of his or her shares from Citizens Financial. CNB Financial may choose not to proceed with the merger if more than 5% of Citizens National's shareholders dissent.



     The date, time and place of the special meeting is July   , 2000, 10:00
a.m., local time, at the Country Inn, Berkeley Springs, West Virginia.


     THE SHARES OF CNB FINANCIAL'S COMMON STOCK ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER BANK OBLIGATIONS, AND NEITHER THE FDIC NOR ANY OTHER GOVERNMENTAL AGENCY INSURES THESE SHARES.


         THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS JULY   , 2000.

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
SUMMARY.....................................................    1
SELECTED FINANCIAL DATA.....................................    3
FORWARD-LOOKING STATEMENTS..................................    4
THE SPECIAL MEETING.........................................    5
  Matters to be Voted on at the Special Meeting.............    5
  Who is Eligible to Vote...................................    5
  Quorum; Required Vote.....................................    5
  Revocability of Proxies...................................    5
  Proxy Solicitation........................................    5
PROPOSED MERGER AND REORGANIZATION INTO A BANK HOLDING
  COMPANY...................................................    6
  Description of Proposed Merger and Reorganization.........    6
  Reasons for Forming the Holding Company...................    6
  Recommendation of Citizens National's Board of
     Directors..............................................    7
  Treatment of Stock Certificates...........................    7
  Conditions That Must Occur Before the Merger Can Occur....    8
  Federal Tax Consequences of the Merger and Reorganization
     into a Bank Holding Company............................    8
  Accounting Treatment......................................   10
COMPARISON OF CITIZENS NATIONAL'S AND CNB FINANCIAL'S
  STOCK.....................................................   10
  Issuance of Capital Stock.................................   10
  Dividends and Dividend Rights.............................   11
  Voting Rights.............................................   11
  Preemptive Rights.........................................   11
  Liquidation Rights........................................   11
  Assessment of Shares......................................   12
  Indemnification...........................................   12
  Fair Price Provision......................................   12
REGULATORY APPROVALS........................................   13
RIGHTS OF DISSENTING SHAREHOLDERS...........................   13
MARKET PRICE OF CITIZENS NATIONAL'S CAPITAL STOCK AND
  DIVIDENDS.................................................   15
MANAGEMENT..................................................   16
  Directors.................................................   16
  Executive Officers........................................   17
  Meetings and Committees of the Board of Directors.........   17
  Compensation of Bank Directors............................   18
  Bank Executive Compensation...............................   18
  Pension Plan..............................................   19
  401(k) Profit Sharing Plan................................   19
  Deferred Compensation.....................................   19
  Compensation for CNB Financial's Executive Officers and
     Directors..............................................   19
  Ownership of Certain Beneficial Owners and Management.....   19
  Certain Transactions......................................   21

                                                              PAGE
                                                              ----
DESCRIPTION OF CITIZENS NATIONAL'S BUSINESS.................   21
  Business of Citizens National.............................   21
  Market Area...............................................   21
  Employees.................................................   22
  Competition...............................................   22
  Lending Activities........................................   23
  Limits on Lending Activities..............................   23
  Property..................................................   23
SUPERVISION AND REGULATION..................................   24
  Gramm-Leach-Bliley Act of 1999............................   24
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................   25
  General...................................................   25
  Earnings Summary..........................................   25
  Net Interest Income.......................................   25
  Provision for Loan Losses.................................   27
  Noninterest Income........................................   27
  Noninterest Expenses......................................   28
  Income Taxes..............................................   28
  Financial Condition.......................................   28
  Loan Portfolio............................................   29
  Nonperforming Assets and Allowance for Loan Losses........   29
  Deposits..................................................   30
  Capital Resources.........................................   30
ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY............   45
OTHER MATTERS...............................................   45
LEGAL MATTERS...............................................   45
WHERE YOU CAN FIND MORE INFORMATION.........................   45
FINANCIAL STATEMENTS
APPENDIX I -- AGREEMENT AND PLAN OF MERGER
APPENDIX II -- 12 C.F.R. Sections 215a(b), (c) and (d)

                             QUESTIONS AND ANSWERS

     Q: WHY IS CITIZENS NATIONAL PROPOSING TO REORGANIZE INTO A HOLDING COMPANY
        STRUCTURE?

     A. We believe that the reorganization will give Citizens National greater flexibility in the services it provides to its customers and in responding to changing market conditions and the changing needs of the community.

     Q: WHAT DO I NEED TO DO NOW?


     A. Vote. Just indicate on your proxy card how you want to vote, and sign, date and return it to us. Or, you can choose to attend the special meeting and vote your shares in person instead of returning your completed proxy card. If you do return a proxy card, you may change your vote at any time up to the time of the vote by following the directions
        on page   .



     Q: WHAT HAPPENS IF I DON'T INDICATE HOW I WANT TO VOTE OR IF I DON'T RETURN
        MY PROXY CARD?



     A. If you sign and send in your proxy and do not indicate how you want to vote, the proxies will vote your shares in favor of the formation of a holding company. Not returning your proxy, not voting at the special meeting or abstaining from voting has the effect of voting against the reorganization.


     Q: WHAT WILL CITIZENS NATIONAL'S STOCKHOLDERS RECEIVE?

     A. Each non-dissenting shareholder will receive two shares of common stock of CNB Financial for each share of Citizens National's common stock.

     Q: WHEN DO YOU EXPECT THE REORGANIZATION TO TAKE PLACE?


     A. We are working toward completing the reorganization in the third quarter of 2000. In addition to the approval of Citizens National's stockholders, we must obtain a number of regulatory approvals. We expect the reorganization to take place as soon as practicable after the special meeting and after we receive all regulatory approvals.


     Q: WHAT ARE THE INCOME TAX CONSEQUENCES OF THE MERGER TO ME?


     A. The merger will be tax free to you when you exchange your bank common stock for holding company common stock.

                                    SUMMARY

     The following is a brief summary of information located elsewhere in this proxy statement/ prospectus. BEFORE YOU VOTE, PLEASE CAREFULLY CONSIDER ALL OF THE INFORMATION CONTAINED IN THIS DOCUMENT.

SHAREHOLDERS WILL RECEIVE TWO SHARES OF CNB FINANCIAL'S COMMON STOCK FOR EACH
SHARE OF CITIZENS NATIONAL'S COMMON STOCK THEY OWN. (PAGE   )

     If Citizens National's shareholders approve the reorganization/merger and the parties satisfy all of the other conditions in the agreement and plan of merger, each share of Citizens National's common stock that is outstanding immediately prior to the merger will automatically become two shares of CNB Financial's common stock on the effective date of the merger.


THIS TRANSACTION WILL BE TAX FREE TO SHAREHOLDERS. (PAGE   )



     Subject to the limitations and assumptions described in "Federal Tax Consequences of the Merger and Reorganization Into a Bank Holding Company," the shareholders of Citizens National will not recognize any gain or loss as a result of exchanging Citizens National's common stock for CNB Financial's common stock. We have received an opinion from Jackson & Kelly PLLC that the merger will be generally tax free to share holders exchanging Citizens National's common stock for CNB Financial's common stock. We have filed that opinion as
Exhibit 8 to the registration statement we filed with the SEC.


CNB FINANCIAL'S GOVERNING DOCUMENTS CONTAIN A "FAIR PRICE" PROVISION WHICH IS
DESIGNED TO MAKE UNSOLICITED TAKEOVER ATTEMPTS MORE DIFFICULT. (PAGE   )

     CNB Financial's articles and bylaws contain a fair price provision. Citizens National's corporate governance documents do not contain this type of provision. Anti-takeover provisions such as a fair price provision are designed to make unsolicited takeover attempts more difficult to accomplish.

CITIZENS NATIONAL'S SHAREHOLDERS HAVE DISSENTERS' RIGHTS. (PAGE   )

     If the merger occurs, any Citizens National stockholder may receive payment of the value of his or her shares from Citizens Financial if the shareholder follows the procedures set forth in 12 C.F.R. Sections 215a(b), (c) and (d).

CNB FINANCIAL'S COMMON STOCK IS NOT CURRENTLY LISTED ON AN EXCHANGE OR OTHER
TRADING FACILITY. (PAGE   )

     Citizens National's common stock currently is traded in privately negotiated transactions. After the reorganization takes place and upon meeting listing qualifications, we may in the future seek listing for trading on the Nasdaq Stock Market's National Market Tier. We cannot predict when, if ever, we would become eligible for listing.

CITIZENS NATIONAL AND CNB FINANCIAL ARE THE PARTIES TO THE MERGER. (PAGE   )

     Citizens National. Citizens National has operated as a national banking association in Berkeley Springs, West Virginia, since June 20, 1934. The bank provides a wide range of financial services for retail and institutional customers. Citizens National operates as a full-service bank regulated by the Office of the Comptroller of the Currency and the Board of Governors of the Federal Reserve. The FDIC insures the bank's deposits, and therefore, the FDIC also regulates the bank.

     CNB Financial. CNB Financial is a West Virginia corporation formed in March 2000. Its principal executive offices are located at 212 S. Washington Street,
P. O. Box 130, Berkeley Springs, West Virginia, and its telephone number is
(304) 258-1520.

IN THE MERGER, CITIZENS NATIONAL WILL BECOME CNB FINANCIAL'S 100% OWNED
SUBSIDIARY. (PAGE   )


     After the merger, each shareholder of Citizens National will become a shareholder of CNB Financial. Citizens National will be a wholly owned subsidiary of CNB Financial.

RECAPITALIZATION STRUCTURE AFTER THE MERGER. (PAGE   )


     Immediately after the reorganization takes place



- the holding company will have outstanding twice the number of shares of common stock that Citizens National had issued and outstanding immediately prior to the merger,



- the persons who held the Citizens National's common stock will be the same persons who hold CNB Financial's common stock, and



- the holding company will own all of the shares of Citizens National.


  TWO-THIRDS OF CITIZENS NATIONAL'S SHAREHOLDERS MUST APPROVE THE MERGER. (PAGE
    )

     Under federal law, at least two-thirds of our outstanding common stock must approve the merger.

     If you held Citizens National's common stock at the close of business on May 5, 2000, you are entitled to vote at the special meeting. Each share of common stock is entitled to one vote.


CITIZENS NATIONAL'S BOARD UNANIMOUSLY RECOMMENDS SHAREHOLDER APPROVAL


     After careful consideration, Citizens National's board of directors believes that the merger is in the best interests of Citizens National and its stockholders and has approved the agreement and plan of merger and related plan of merger. Citizens National's board of directors recommends that you vote FOR approval of the agreement and plan of merger and related plan of merger.

     Officers, directors and shareholders owning more than 5% of Citizens National's common stock owned a total of 16.2% as of April 2000 of Citizens National's common stock. We expect them to vote their shares in favor of the merger.

                            SELECTED FINANCIAL DATA

     We are providing the following information to you to help you analyze Citizens National's operations. We derived this information from audited financial statements for 1995 through 1999 and unaudited financial statements for the first quarters ended March 31, 2000 and 1999. We have adjusted the per share data to reflect a 100% stock dividend declared on March 1, 1998. This information is only a summary, and you should read it in conjunction with Citizens National's historical financial statements and related notes contained in this document. We have not provided any financial information for CNB Financial because it was recently formed, and there are no operations to date.

             CITIZENS NATIONAL -- HISTORICAL FINANCIAL INFORMATION

                            AS OF / FOR THE
                            QUARTERS ENDED
                               MARCH 31,              AS OF / FOR THE YEARS ENDED DECEMBER 31,
                          -------------------   ----------------------------------------------------
                            2000       1999       1999       1998       1997       1996       1995
                          --------   --------   --------   --------   --------   --------   --------
Net interest income.....  $  1,393   $  1,263   $  5,348   $  5,072   $  4,831   $  4,580   $  4,342
Net income..............       399        313      1,220      1,301      1,317      1,215      1,071
Cash dividends paid per
  share.................        --         --       2.00       2.00       1.87       1.75       1.60
Book value per share....     54.90      55.08      53.48      54.66      50.84      46.29      43.02
Total assets............   140,430    138,648    138,648    129,600    115,402    108,943    101,901
Loans, net of unearned
  income................   100,266     86,833     98,272     86,377     81,084     72,268     71,156
Provision for loan
  losses................        30         42        118        196        174        134        146

                           FORWARD-LOOKING STATEMENTS

     When used in this proxy statement/prospectus, in Citizens National's or CNB Financial's press releases or other public or shareholder communications, and in oral statements made with the approval of the authorized executive officer, the words or phrases "are expected to," "estimate," "is anticipated," "project," "will continue," "will likely result," "plans to" or similar expressions are intended to identify "forward-looking statements." These types of statements are subject to risks and uncertainties, including changes in economic conditions in Citizens National's market area, changes in policies by regulatory agencies, fluctuation in interest rates, demand for loans in Citizens National's market area, and competition, that could cause actual results to differ materially from what Citizens National or CNB Financial have presently anticipated or projected. Citizens National and CNB Financial wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Citizens National and CNB Financial wish to advise readers that factors addressed within the proxy statement/prospectus could affect Citizens National's financial performance and could cause Citizens National's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

     Where any forward-looking statement includes a statement of the assumptions or bases underlying the forward-looking statement, Citizens National and CNB Financial caution that assumed facts or bases almost always vary from actual results, and the differences between assumed facts or bases and actual results can be material. We cannot assure you that any statement of expectation or belief in any forward-looking statement will result, or be achieved or accomplished.

                              THE SPECIAL MEETING

MATTERS TO BE VOTED ON AT THE SPECIAL MEETING


     At the special meeting, you will be asked to vote on an agreement and plan of merger, dated as of April 5, 2000. CNB Financial Services, Inc., is the new West Virginia corporation we organized to become the holding company for Citizens National. If shareholders approve the agreement and plan of merger, each outstanding share of common stock of Citizens National will be converted into two shares of common stock of CNB Financial, and Citizens National will become a wholly owned subsidiary of CNB Financial.


WHO IS ELIGIBLE TO VOTE

     If you held Citizens National common stock at the close of business on June , 2000, you may vote at the special meeting. On April 24, 2000, there were
229,024 shares of Citizens National common stock outstanding, held by 567 shareholders of record. Each share of common stock is entitled to one vote on each matter properly presented at the special meeting.

QUORUM; REQUIRED VOTE

     Under our articles of incorporation and bylaws, at least two-thirds of our outstanding common stock must approve the merger. The presence, in person or by proxy, of at least a majority of the total number of shares of common stock entitled to vote is necessary to constitute a quorum at the special meeting. Shares that are subject to abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. If there are not sufficient votes for a quorum, the special meeting may be adjourned or postponed to permit further solicitation of proxies.

REVOCABILITY OF PROXIES

     The proxies we are soliciting under this proxy statement/prospectus, if properly signed and returned to Citizens National and not revoked prior to their use, will be voted in accordance with the instructions contained in the proxies. EXECUTED PROXIES WITH NO INSTRUCTIONS INDICATED ON THE PROXY CARD WILL BE VOTED FOR THE MERGER. Any stockholder who submits a proxy card has the power to revoke it at any time before it is exercised by (1) filing a written notice of revocation with Mr. Thomas F. Rokisky, Citizens National Bank of Berkeley Springs, 212 S. Washington Street, P. O. Box 130, Berkeley Springs, West Virginia 25411, (2) submitting a duly executed proxy card bearing a later date, or (3) appearing at the special meeting and giving notice of his or her intention to vote in person.

PROXY SOLICITATION

     In addition to soliciting proxies by mail, Citizens National's directors, officers and employees may solicit proxies personally or by telephone without receiving additional compensation for these activities. Citizens National will also make arrangements with brokerage firms and other custodians, nominees and fiduciaries to send proxy materials to their principals and will reimburse those parties for their expenses in doing so.

         PROPOSED MERGER AND REORGANIZATION INTO A BANK HOLDING COMPANY

     We have attached a copy of the agreement and plan of merger to this proxy statement/ prospectus as Appendix I. We urge you to read the entire agreement and plan of merger because it is the document that governs the reorganization of the bank into a one-bank holding company.

DESCRIPTION OF PROPOSED MERGER AND REORGANIZATION

     If Citizens National's stockholders approve the merger and all of the other conditions in the agreement and plan of merger are satisfied, on the effective date of the merger each share of Citizens National's common stock that is outstanding immediately prior to the merger (other than dissenting shares) will automatically by operation of law be exchanged for two shares of the holding company's common stock.

     After the merger, the former holders of Citizens National's outstanding common stock who do not exercise dissenters' rights will be the holders of all of the outstanding shares of the holding company's common stock. At that point, the holding company will own all of Citizens National's outstanding capital stock. Because CNB Financial will hold all of the issued and outstanding capital stock of Citizens National after the reorganization takes place, Citizens National will be described as a "wholly owned" subsidiary of the holding company following the merger.

     After this reorganization, Citizens National will continue its existing business and operations as a wholly owned subsidiary of the holding company. At that time, the consolidated capitalization, assets, liabilities, income and financial statements of the holding company immediately following the reorganization will be substantially the same as those of Citizens National immediately prior to when the reorganization takes place. The articles of incorporation and the bylaws of Citizens National will continue in effect, and the transaction will not affect them in any material way. Citizens National will continue to use the name "Citizens National Bank of Berkeley Springs," and Citizens National's corporate existence will continue unimpaired.

     Citizens National's board of directors and the holding company believe that the merger and reorganization into a holding company structure is in the best interests of Citizens National's stockholders for the reasons we describe below. The Citizens National and CNB Financial boards of directors have approved the merger. If Citizens National's stockholders approve the agreement and plan of merger and the other conditions described below under "Conditions That Must Occur Before the Merger Can Occur" are satisfied, the merger will become effective upon the filing of the plan of merger with the West Virginia Secretary of State.

REASONS FOR FORMING THE HOLDING COMPANY

     The reasons for forming CNB Financial are to permit greater flexibility to Citizens National in meeting the financial needs of its customers and to provide a vehicle for growth and potential geographic diversification. In addition, holding companies may redeem their shares, and banks may accept holding company shares as collateral for loans (within certain limits). National banks do not have these powers.

     Bank holding companies may also establish or acquire companies engaged in activities closely related to banking with operations and offices located in West Virginia and outside the state as well. While the holding company is not presently engaged in negotiations and there are no current arrangements or agreements for the acquisition of other banks or companies engaged in activities closely related to banking, and while we cannot assure you that we will make any acquisitions, Citizens National's board of directors believes that the possibility of making acquisitions which would be permissible if the reorganization takes place represents a potentially attractive growth possibility.

     Citizens National's board of directors is also forming the holding company to be in a position to take advantage of the provisions of the Gramm-Leach-Bliley Act of 1999. This Act was passed by the United States Congress on November 4, 1999, and signed by President Clinton on November 12, 1999. This Act repealed many of the restrictions on the activities that financial institutions conduct. Under the Act, a bank holding company can qualify as a "financial holding company" and engage in business activities which were previously prohibited. The activities permitted to financial holding companies under the Act are slightly broader than those permitted to banks.

     Citizens National's board of directors also believes that the holding company may provide additional funding sources for Citizens National, as well as better access to the capital markets. Additionally, Citizens National's board believes a bank holding company will be in a better position to respond to the competitive environment in which it is operating, characterized in larger part by the activities of bank holding companies in West Virginia as well as nationally. In general, the board of directors of Citizens National believes that operating as a bank holding company will serve the interests of the banking public and the stockholders of Citizens National by improving the capability for service in a highly competitive environment.

RECOMMENDATION OF CITIZENS NATIONAL'S BOARD OF DIRECTORS

     After careful consideration, Citizens National's board of directors has determined that the merger and reorganization is advisable and in the best interests of Citizens National and its stockholders. Accordingly, the board has approved the agreement and plan of merger and the related plan of merger and the contemplated reorganization. CITIZENS NATIONAL'S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THE AGREEMENT AND PLAN OF MERGER AND THE RELATED PLAN OF MERGER.

TREATMENT OF STOCK CERTIFICATES

     After the merger, Citizens National's shareholders who do not exercise dissenters' rights will be entitled to exchange their Citizens National stock certificates or the right to receive certificates for new certificates evidencing two shares of holding company common stock for each share of Citizens National common stock. Until exchanged, Citizens National stock certificates will, for all purposes, represent two shares of holding company stock for each Citizens National share previously represented. The holders of Citizens National certificates who do not exercise dissenters' rights will have all of the rights of holders of the holding company's shares.

     As soon as practicable after the merger takes place, we will send instructions concerning stock certificates to all holders of record as of the effective date of the merger.

CONDITIONS THAT MUST OCCUR BEFORE THE MERGER CAN OCCUR

     The following summarizes some of the conditions that must occur before the merger can take place:

     - two-thirds of the issued and outstanding shares of Citizens National common stock must approve the agreement and plan of merger and related plan of merger;

     - all regulatory approvals (or waiver or exemption from any required regulatory approval) and satisfaction of all other requirements required by law which are necessary to complete the merger, must be obtained, and all statutory waiting periods must expire, without the imposition of any condition or requirements that would materially and adversely affect the operations or business prospects of the holding company or Citizens National;

     - Citizens National must receive an opinion letter from Jackson & Kelly PLLC, counsel to Citizens National, regarding federal income tax consequences of the merger; and

     - Unless CNB Financial waives this condition, holders of more than 5% of Citizens National's common stock may not dissent from the merger.

FEDERAL TAX CONSEQUENCES OF THE MERGER AND REORGANIZATION INTO A BANK HOLDING COMPANY


     The merger agreement expressly conditions the merger upon Citizens National receiving an opinion of counsel from Jackson & Kelly PLLC with respect to all material United States federal income tax consequences. We have filed Jackson & Kelly PLLC's opinion as Exhibit 8 to the registration statement of which this proxy statement/ prospectus is a part.



     This summary applies only to Citizens National's shareholders who hold their common stock as a capital asset. This opinion does not address tax issues relating to insurance companies, financial institutions, broker-dealers, foreign corporations, persons who receive stock through the exercise of stock options or otherwise as compensation for services rendered and persons who are not citizens or residents of the United States. It also does not discuss any state, local or foreign tax considerations. Furthermore, this discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders subject to special treatment under the federal income tax laws. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.



     Subject to the limitations and assumptions described herein, Jackson & Kelly PLLC has rendered an opinion that the merger will have the following federal income tax consequences:



     - The merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and (a)(2)(E) of the Internal Revenue Code of 1986;



     - None of the parties to the merger agreement will recognize any gain or loss as a result of the merger;



     - Shareholders of Citizens National will not recognize any gain or loss as a result of their exchange of Citizens National's common stock for CNB Financial's common stock except to the extent any shareholder receives cash as a dissenting shareholder;



     - The holding period for Citizens National's shareholders of CNB Financial's common stock they receive in the merger will include the period during which Citizens

       National's stock was held, provided this stock was a capital asset in the hands of the holder on the date of exchange;



     - The federal income tax basis for Citizens National's shareholders of CNB Financial's common stock they receive in the merger will be the same as the basis of the Citizens National's common stock shareholders exchange for CNB Financials common stock; and



     - CNB Financial's payment of cash to Citizens National's shareholders in exchange for Citizens National common stock relating to the exercise of dissenter's rights will be treated as having been received as a distribution in redemption of a dissenting stockholder's Citizens National's common stock, subject to the provisions and limitations of
       Section 302 of the Internal Revenue Code. Where as a result of such distribution a stockholder owns no Citizens National's common stock either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of Section 302(b)(3) of the Code and the cash will be treated as a distribution in full payment in exchange for his or her Citizens National's common stock, as provided in Section 302(a) of the Code. Under
       Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such stockholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Citizens National's common stock surrendered, as determined under Section 1011 of the Code. If the Citizens National's stockholder has held his or her stock for more than one year, the gain should be treated as long-term capital gain, provided that the shares were held as a capital asset on the date of the exchange.



     We have not requested any ruling from the Internal Revenue Service as to the federal income tax consequences of the merger. Jackson & Kelly PLLC's opinion is not binding on the IRS or any court, and neither the IRS nor any court is precluded from taking a different position. Jackson & Kelly PLLC bases its opinion upon the federal income tax laws in effect on the date of the opinion and as those laws are currently interpreted. Future legislation, regulations, administrative rulings or court decisions could adversely affect the accuracy of the statements.



     We condition the federal income tax consequences above upon, and Jackson & Kelly PLLC bases its opinion upon, the accuracy of assumptions and representations of fact that the parties to the merger agreement provided to Jackson & Kelly PLLC. To the extent that these assumptions of fact underlying the tax opinion contained legal conclusions, counsel did not rely upon those legal conclusions. Jackson & Kelly PLLC has not independently verified these assumptions and representations. These assumptions and representations include, but are not limited to, the following:



     - that following the merger, CNB Financial will continue the historic business of Citizens National or use a significant portion of Citizens National's historic business assets in a business;



     - that a bona fide corporate business purpose exists for the merger; and



     - that in the merger shares of stock of Citizens National representing control of Citizens National will be exchanged solely for CNB Financial's common stock. For this purpose, control means 80% of the total combined voting power of all classes of stock entitled to vote and of at least 80% of the total number of shares of each other class of stock of Citizens National.

     As of the date of this proxy statement/prospectus, CNB Financial and Citizens National believe that all of these assumptions are now, and will be at, as of and after the time the merger becomes effective, accurate. If either CNB Financial or Citizens National learns before that time that the assumptions are false and that its counsel therefore believes that the merger is unlikely to be treated as a tax-free reorganization, then additional shareholder approval will be obtained before consummation of the merger.



ACCOUNTING TREATMENT


     The merger and reorganization into a bank holding company will be accounted for as a change in corporate form with the historical basis of Citizens National's assets, liabilities and stockholders' equity unchanged under the bank holding company.

          COMPARISON OF CITIZENS NATIONAL'S AND CNB FINANCIAL'S STOCK

     The respective articles of incorporation and bylaws of Citizens National and CNB Financial govern the bank's and the holding company's shareholders. In many respects, the rights of CNB Financial's shareholders will be similar to those of Citizens National's shareholders. For example:

     - Holders of common stock of each corporation are entitled to one vote for each share of common stock and to receive pro rata any assets distributed to shareholders upon liquidation.

     - Shareholders of neither corporation have preemptive rights.

     - The shareholders of both corporations have the right to dissent from certain corporate transactions and to elect dissenters' rights.

     - The board of directors of each corporation may fill a vacancy of the board occurring during the course of the year, including a vacancy created by an increase in the number of directors.

     Below we discuss the various attributes of owning CNB Financial's common stock and Citizens National's common stock.

ISSUANCE OF CAPITAL STOCK

     Under Citizens National's articles of incorporation, Citizens National's authorized capital stock is 600,000 shares of common stock, par value $10.00 per share, of which 229,024 shares are issued and outstanding as of April 24, 2000. Under the holding company's articles of incorporation, the authorized capital stock of the holding company is 5,000,000 shares of common stock, par value $1.00 per share.

     Under the agreement and plan of merger, CNB Financial will issue approximately 458,048 shares of its common stock in exchange for all of the outstanding shares of Citizens National's common stock. The balance of CNB Financial's authorized capital stock will be available for issuance when and as the board of directors of CNB Financial determines. CNB Financial could issue that common stock to raise additional capital in connection with the acquisition of other businesses or for other appropriate purposes. The board of directors of CNB Financial will have the authority to issue common stock to the extent of the present number of authorized and unissued shares, without obtaining shareholder approval. If additional holding company common stock is issued, the existing holders of the holding company's common stock would own a proportionately smaller portion of the total number of issued and outstanding common stock, unless they acquire a pro-rata portion of the new issue.

DIVIDENDS AND DIVIDEND RIGHTS

     Citizens National's stockholders are entitled to receive dividends when and as declared by its board of directors, subject to various regulatory restrictions. In certain instances, a national bank must obtain approval of the Comptroller of the Currency before paying dividends. Federal law prohibits national banks from paying dividends greater than the bank's undivided profits after deducting statutory bad debt in excess of the bank's allowance for loan losses.

     CNB Financial's future cash dividends will depend on its consolidated earnings, general economic conditions, financial condition of its subsidiaries and other factors generally affecting dividend policy. CNB Financial's stockholders are entitled to receive dividends when and as declared by its board of directors subject to the restrictions under federal law and the regulations of the Office of the Comptroller of the Currency. Generally, the Office of the Comptroller of the Currency must approve any dividends in excess of the sum of current year's income and net profits retained for the prior two years. Following the merger's completion, funds for the payment of cash dividends and expenses of CNB Financial will come from cash dividends from Citizens National.

VOTING RIGHTS

     All voting rights with respect to Citizens National are vested in the holders of the bank's common stock. All voting rights with respect to CNB Financial will be vested in the holders of CNB Financial's common stock.

     In the election of directors, the shareholders of CNB Financial and Citizens National have the right to vote the number of shares owned by them for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors to be elected multiplied by the number of shares they own, or to distribute them on the same principle among as many candidates as they may decide. For all other purposes, each share is entitled to one vote.

PREEMPTIVE RIGHTS

     Holders of Citizens National's common stock do not have preemptive rights to subscribe to a pro-rata share of any future offers of shares by the bank. The holders of common stock of CNB Financial will have no preemptive rights to subscribe to any additional securities which CNB Financial may issue. If CNB Financial should decide to issue any or all of these shares, the effect would be to dilute the percentage ownership of the shareholders who do not purchase a pro-rata portion of the shares issued.

LIQUIDATION RIGHTS

     The holders of Citizens National's common stock are entitled to share equally in the net assets of the bank in the event of liquidation or dissolution. After the merger's completion, holders of Citizens National's common stock converted to CNB Financial's common stock will be entitled to share equally in the net assets of the holding company in the event of liquidation or dissolution, subject to the preferential rights, if any, of the holders of any outstanding senior securities. At this time, there are no senior securities of the holding company issued or outstanding, and the holding company currently has no plan to issue senior securities.

ASSESSMENT OF SHARES

     The shares of CNB Financial's common stock are fully paid and non-assessable. Federal regulations provide that the outstanding shares of Citizens National held by the officers and directors of the bank may be assessed if its common stock becomes impaired by losses or otherwise.

INDEMNIFICATION

     Directors and officers of CNB Financial or persons serving at the request of CNB Financial as directors, officers, employees or agents of another corporation or organization (including any of its subsidiaries) are entitled to indemnification as provided in its articles of incorporation.

     In general, indemnification is provided for reasonable costs and expenses, fees and reasonable payments in settlement, except in matters in which the person is adjudged to be liable for gross negligence, willful misconduct, or criminal acts.

     The bank's articles of incorporation contains similar provisions.

     Although we believe the foregoing describes the material similarities and differences between the rights of CNB Financial's and Citizens National's shareholders, it is not exhaustive, and we encourage you to refer to the West Virginia Corporation Act and the articles and bylaws of both CNB Financial and Citizens National.

FAIR PRICE PROVISION

     Citizens National's articles of incorporation and bylaws do not contain a fair price provision. However, CNB Financial's articles of incorporation contain this provision.

     The fair price provision requires the approval of at least 80% of CNB Financial's shares entitled to vote to approve transactions with an interested shareholder except in cases where either (1) price criteria and procedural requirements are satisfied, or (2) a majority of CNB Financial's board of directors recommends the transaction to the shareholders. If the minimum price criteria and procedural requirements are met or the requisite approval of CNB Financial's board of directors are given, the normal requirements of West Virginia law would apply.

     An "interested shareholder" is any person, other than CNB Financial or any of its subsidiaries, who is, or who was within the two-year period immediately before the announcement of a proposed business combination, the beneficial owner of more than 10% of CNB Financial's voting power. It also includes any person who is an assignee of, or has succeeded to, any shares of voting stock in a transaction not involving a public offering which were at any time within the prior two-year period beneficially owned by interested shareholders. A "disinterested director" is any member of the board of directors of CNB Financial who is not affiliated with an interested shareholder and who was a director of CNB Financial prior to the time the interested shareholder became an interested shareholder. It also includes any successor to a disinterested director who is not affiliated with an interested shareholder and who was recommended by a majority of the disinterested directors then on the board.

     ADVANTAGES OF CNB FINANCIAL'S FAIR PRICE PROVISION. The fair price provision may constitute a defensive measure because it may discourage or deter a third party from attempting to acquire control of CNB Financial. The purpose of this provision is to discourage and to insulate the corporation against hostile takeover efforts which CNB Financial's board of directors might determine are not in the best interests of CNB Financial or its shareholders. We believe that the fair price provision is a reasonable precaution to ensure that a party seeking control will discuss its proposal with management.

     DISADVANTAGES OF CNB FINANCIAL'S FAIR PRICE PROVISION. The fair price provision may be beneficial to management in a hostile takeover attempt, making it more difficult to effect changes, and at the same time, adversely affecting shareholders who might wish to participate in a takeover attempt.

                              REGULATORY APPROVALS

     For the merger to occur, the holding company and Citizens National must have received approvals from the Office of the Comptroller of the Currency and the Federal Reserve Board.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     Citizens National's shareholders will be voting on the agreement and plan of merger. If you object to the reorganization and comply with 12 C.F.R. Sections 215a(b), (c) and (d), you are entitled to payment of the fair value of your shares. The following is a brief summary of the steps you must take to perfect dissenters' rights. The summary may not contain all information that is important to investors, even though it contains all material terms and conditions. We have reproduced for you the provisions of 12 C.F.R. Sections 215a(b), (c) and (d) as Appendix II to this proxy statement/prospectus.

     YOU MUST VOTE AGAINST THE MERGER OR GIVE WRITTEN NOTICE OF YOUR DISSENT. If the Comptroller of the Currency approves the merger and if the merger is approved by two-thirds of the number of shares outstanding, you may receive the fair value of your shares if you vote against the merger or give written notice at or prior to the special meeting to Thomas F. Rokisky that you dissent from the plan of merger. You will be entitled to receive the value of your shares when the Comptroller of the Currency approves the merger and plan of merger upon written request made to CNB Financial at any time before 30 days after the date of consummation of the merger. Your stock certificates must accompany this written request.

     THE VALUE OF YOUR SHARES WILL BE DETERMINED AS OF THE EFFECTIVE DATE OF THE MERGER. An appraisal committee consisting of three persons composed of one selected by the vote of the holders of a majority of the bank's common stock, one selected by the directors of the bank and one selected by each of the foregoing shall make up the committee. The valuation agreed upon by any of the two of the three appraisers shall govern.

     If the value so fixed is not satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of the shares, appeal to the Comptroller of the Currency. In this event, the Comptroller of the

Currency shall see to it that a reappraisal be made and this appraisal will be the final and binding value of the shares.

     If within 90 days from the date of consummating the merger one or more of the appraisers is not selected or the appraisers fail to determine the value of the shares, the Comptroller of the Currency will upon written request of any interested party cause an appraiser to make a final and binding appraisal. CNB Financial will pay the expenses of the Comptroller in making the reappraisal or the appraisal. CNB Financial will promptly pay to the dissenting shareholder the value of the shares.

     The shares of stock of CNB Financial which it would have delivered to a dissenting shareholder had they not requested payment shall be sold by CNB Financial at an advertised public auction, and CNB Financial will have the right to purchase any of those shares at the public auction if it is the highest bidder for the purpose of reselling the shares within 30 days to anyone and at a price not less than the par value of the shares. If the shares are sold at public auction at a price greater than the amount paid to a dissenting shareholder, the excess of the sale price will be paid to the dissenting shareholder.

        MARKET PRICE OF CITIZENS NATIONAL'S CAPITAL STOCK AND DIVIDENDS

     The price of Citizens National's common stock ranged from $100.00 to $150.00 in 1999, and from $75.00 to $90.00 in 1998. We have adjusted these amounts to reflect a two-for-one stock split effective in the form of a 100% stock dividend on March 1, 1998. The bank's stock is not traded on an established exchange and there are no market makers. We use the prices listed below upon information available to us through discussions with the bank's shareholders. Prices reflect amounts purchasers of the stock made and may include commissions or fees. We have not attempted to determine the prices for every sale made during these periods. The bank's ability to pay dividends is subject to limitations of national banking laws. As of April 24, 2000, Citizens National's common stock was held of record by 567 persons.

     After the reorganization takes place, we anticipate that the holding company will obtain the funds needed for payment of its dividends and expenses from Citizens National, chiefly in the form of dividends. The following table sets forth dividends declared per share of Citizens National's common stock for the periods indicated. The ability of Citizens National and CNB Financial to pay dividends is and will be, respectively, subject to the restrictions we described in "Supervision and Regulation." We have adjusted the per share data to reflect a 100% stock dividend declared on March 1, 1998.

                                                             QUARTER    DIVIDEND
                                        HIGH        LOW        END      PER SHARE
                                       -------    -------    -------    ---------
Year Ended December 31, 1998:
  First Quarter....................    $ 75.00    $ 75.00    $ 75.00      $0.00
  Second Quarter...................    $ 75.00    $ 75.00    $ 75.00      $0.70
  Third Quarter....................    $ 85.00    $ 75.00    $ 75.00      $0.00
  Fourth Quarter...................    $ 90.00    $ 75.00    $ 90.00      $1.30
Year Ended December 31, 1999:
  First Quarter....................    $100.00    $100.00    $100.00      $0.00
  Second Quarter...................    $100.00    $100.00    $100.00      $0.70
  Third Quarter....................    $150.00    $131.58    $150.00      $0.00
  Fourth Quarter...................    $150.00    $150.00    $150.00      $1.30
Quarter Ended March 31, 2000.......    $150.00    $150.00    $150.00      $0.00

                                   MANAGEMENT

     After the merger takes place, the initial directors of the holding company will be the same as those currently serving as Citizens National's directors. We will deem approval of the agreement and plan of merger by Citizens National's shareholders to be a confirmation by the holding company's stockholders of those persons as the directors of the holding company without further action and without changes in classes or terms.

DIRECTORS

                                                     DIRECTOR      PRINCIPAL OCCUPATION
NAME                   AGE         POSITION           SINCE          (PAST FIVE YEARS)
----                   ---   ---------------------   --------   ---------------------------
J. Robert Ayers        70    Director                 1974      President, Citizens
                                                                National Bank (Retired)

John E. Barker         71    Director                 1972      Owner, Barker's Auto Sales

Jay E. Dick            47    Director                 1983      Manager, Hunters' Hardware,
                                                                Inc.

Herbert L. Eppinger    67    Director                 1979      Retired Agricultural
                                                                Stabilization and
                                                                Conservation Service, USDA

Robert L. Hawvermale   70    Director                 1967      Retired Professional
                                                                Engineer, Pennsylvania
                                                                Glass Sand Corporation

J. Philip Kesecker     70    Director                 1965      Owner, Kesecker Realty

Raymond H. Lawyer      65    Director                 1979      President, Citizens
                                                                National Bank (Retired)

Jerry McGraw           53    Director                 1988      Smith Nadenbousch Insurance

Martha H. Quarantillo  40    Director                 1999      Pharmacist, Reed's
                                                                Pharmacy; formerly
                                                                Pharmacist, War Memorial
                                                                Hospital; Self-Employed
                                                                Pharmacist

Thomas K. Rokisky      53    Director                 1993      President and Chief
                                                                Executive Officer, Citizens
                                                                National Bank of Berkeley
                                                                Springs

Charles S. Trump, IV   39    Director                 1986      General Partner, Trump and
                                                                Trump, Attorneys at Law

Arlie R. Yost          52    Director                 1988      Licensed Residential
                                                                Appraiser, Kesecker
                                                                Appraisal Services

EXECUTIVE OFFICERS

     The following table sets forth selected information, as of March 1, 2000, about the principal officers of the bank.

                                                  OFFICE     BANK
                                                   HELD    EMPLOYEE   PRINCIPAL OCCUPATION
NAME                 AGE         POSITION         SINCE     SINCE      (PAST FIVE YEARS)
----                 ---   ---------------------  ------   --------   --------------------
J. Philip Kesecker   70    Chairman of the Board   1987        (1)    Kesecker Realty

Thomas F. Rokisky    53    President, Chief        1996      1990     President and Chief
                           Executive Officer                          Executive Officer,
                                                                      Citizens National
                                                                      Bank of Berkeley
                                                                      Springs

Arnold K. Stotler    40    Senior Vice             1996      1978     Banker
                           President- Lending

Thomas A. Cummings   53    Vice President          1998      1998     Banker

David G. Komornik    41    Vice President/Trust    1996      1995     Banker
                           Officer

Rebecca S. Brock     39    Vice President-         1996      1983     Banker
                           Finance/Cashier

Patricia L. Poland   59    Vice President-         1996      1978     Banker
                           Lending

Karen O. Unger       48    Vice President- Data    1996      1974     Banker
                           Processing

---------------
(1) Mr. Kesecker is not an employee of the Bank.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     Citizens National's board of directors has a standing audit committee and personnel committee, but does not have a standing nominating committee.

     The functions of the audit committee include meeting with the independent public accountants to review the scope of audit services, significant accounting changes, audit conclusions regarding significant accounting estimates, assessments as to the adequacy of internal controls and the resolution of any reportable conditions or weaknesses, and compliance with laws and regulations; overseeing the internal audit function; reviewing regulatory examination reports and management's responses to those reports; and reviewing period reports from the loan review function. Members of the audit committee during 1999 were Charles S. Trump, IV, Chairman, Messrs. Yost, Barker, McGraw and Dick. Mr. Kesecker serves as an ex-officio member of this committee. The audit committee met four times during the year.

     The functions of the personnel committee include reviewing benefit and salary administration programs and increases in salaries for officers and employees. Members of the personnel committee during 1999 were Jay E. Dick, Chairman, Messrs. Andrews, Hawvermale, Eppinger, Trump and Ayers. Mr. Kesecker serves as an ex-officio member of this committee. The personnel committee met one time during the year.

     There were 26 meetings of the bank's board of directors and 31 meetings of committees of the board of directors of Citizens National during 1999. No director attended fewer than 75 percent of the aggregate number of meetings of the board of directors and of the various committees on which they served.

COMPENSATION OF BANK DIRECTORS

     Bank directors receive $125 for each board meeting they attend, $150 for each discount committee meeting and $75 for other committee meetings. In addition, each director receives a fee of $4,150 per year. The chairman of the board receives $3,500 per year and the vice chairman receives $1,000 per year. Other than the supplemental insurance plan described below, there are no other special arrangements with any of the directors. In 1999, the board of directors of the bank received $137,002, in the aggregate, for all board of directors' meetings attended and all fees paid.

     The bank maintains a supplemental insurance plan for directors pursuant to which a director may elect to defer receipt of a portion of fees for board meetings for at least four years or until he reaches age 65, whichever is later. An amount equal to fees waived in addition to interest at an annual rate of 10% per year will be paid to each participating director or his designated beneficiary during a period of 10 years after the director reaches age 65. Fees and interest the bank pays will be recovered through insurance policies on the lives of participating directors. The bank uses funds from the deferred fees of a participating director to pay the premium costs for the insurance policies. The cost of the insurance premiums in 1999 was $49,944.

BANK EXECUTIVE COMPENSATION

     The following table sets forth the compensation of the bank's chief executive officer for the years 1999 and 1998. No executive officers received total annual compensation exceeding $100,000.

                           SUMMARY COMPENSATION TABLE

                                                                 OTHER ANNUAL
NAME AND PRINCIPAL POSITION           YEAR    SALARY     BONUS   COMPENSATION
---------------------------           ----    -------    -----   ------------
Thomas F. Rokisky,                    1999    $89,095    $-0-      $11,403(1)(2)
  President and                       1998    $84,829    $-0-      $10,609(1)(2)
  Chief Executive Officer

---------------

(1) The bank's group life and health insurance program, which the bank pays, is available to all full-time employees. In accordance with IRS Code Section 79, the bank adds the cost of group term life insurance coverage for an individual in excess of $50,000 to the individual's earnings and includes it in salary. This figure also includes board fees earned and the bank's contributions to the individual's 401(k) retirement savings program to which the individual has a vested interest.

(2) We do not and cannot calculate the allocation to specific participants of the bank's contributions to the defined benefit pension plan. The bank made contributions of $120,095 and $62,353 in 1999 and 1998, respectively.

     The bank does not maintain any form of stock option, stock appreciation rights, or other long-term compensation plans.

PENSION PLAN

     The bank maintains a non-contributory defined benefit pension plan with employer contributions being based on a pension formula, which targets a specified monthly benefit for each plan participant at retirement. This defined benefit becomes the basis for a contribution to the plan for each eligible participant. The normal retirement date for employees is the later of the participant's 65th birthday, or the fifth anniversary of the participant joining the plan. An employee must be at least 21 years of age and have one full year of service to become a plan participant. Full vesting in accumulated plan benefits occurs at the end of five years of service. There is no partial vesting. For the 1999 plan year, the employer contribution for all plan participants was $120,095.

401(k) PROFIT SHARING PLAN

     The bank maintains a 401(k) profit sharing plan that generally covers all employees who have completed one year of service. The bank bases contributions to the plan on bank performance as a percentage of assets and computes as a percentage of the participant's total deferrals into the plan. The bank makes the payment of benefits to participants at death, disability, termination or retirement. Contributions to the plan for all employees charged to operations during 1999 amounted to $19,800.

DEFERRED COMPENSATION

     The bank maintains a deferred compensation plan for directors. This plan provides payments after retirement, which the bank will pay from general funds. The bank purchases and is the beneficiary of insurance on the lives of participants and the bank uses the proceeds to help recover the net after-tax cost of the benefits and insurance premiums it pays. At December 31, 1999, these policies had a net accumulated cash value of $670,734.

COMPENSATION FOR CNB FINANCIAL'S EXECUTIVE OFFICERS AND DIRECTORS

     CNB Financial does not currently compensate its directors for regular or special board meetings attended, but it intends to compensate directors in the future. Thomas F. Rokisky will serve as president and chief executive officer of the holding company and will continue to serve as president and chief executive officer of Citizens National.

OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following sets forth information as of April 24, 2000, relating to the beneficial ownership of the common stock by (i) each person or group known by Citizens National to own beneficially more than 5% of Citizens National's outstanding common stock; (ii) each of the bank's directors; and (iii) all directors and executive officers of the bank as a group. Unless otherwise noted below, the persons named in the table have sole investment powers with respect to each of the shares reported as beneficially owned by such person. On the merger, the percentage ownership will be the same as that listed below. Unless the table notes otherwise, the address of all individuals is 212 S. Washington Street, Berkeley Springs, West Virginia 25411.

                                                          NUMBER OF    PERCENT OF
NAME AND ADDRESS                                           SHARES        CLASS
----------------                                          ---------    ----------
J. Robert Ayers(1)......................................      920            *
John E. Barker(2).......................................    8,632         3.77
Jay E. Dick(3)..........................................    7,787         3.40
Herbert L. Eppinger(4)..................................    1,395            *
Robert L. Hawvermale(5).................................    1,865            *
J. Philip Kesecker(6)...................................    7,208         3.15
Raymond H. Lawyer(7)....................................      688            *
Jerald McGraw(8)........................................      777            *
Martha H. Quarantillo...................................      100            *
Thomas F. Rokisky(9)....................................      584            *
Charles S. Trump, IV(10)................................    5,630         2.46
Arlie R. Yost(11).......................................      855            *
All directors and executive officers as a group (18
  persons)..............................................   37,161        16.25
D. Louise Stotler and Deborah Dhayer
  RR 6 Box 12460, Berkeley Springs, WV 25411............   23,744        10.37
Mary Lou Trump
  RR 7 Box 12840, Berkeley Springs, WV 25411............   26,735        11.67

---------------

   * Indicates holdings of less than 1%.

 (1) Includes 460 shares his spouse holds.

 (2) Includes 2,152 shares he holds jointly with his spouse.

 (3) Includes 5,446 shares his spouse holds.

 (4) Includes 1,195 shares he holds jointly with his spouse.

 (5) Includes 600 shares his spouse holds, 50 shares he holds jointly with his spouse, and 15 shares he holds jointly with his son.

 (6) Includes 792 shares his spouse holds, 1,687 shares he holds jointly with his spouse, and 132 shares he holds jointly with his daughter.

 (7) Includes 424 shares he holds jointly with his spouse.

 (8) Includes 100 shares his spouse holds and 442 shares he holds jointly with his spouse.

 (9) Includes 584 shares he holds in an Individual Retirement Account.

(10) Includes 25 shares his spouse holds, 396 shares he holds jointly with his spouse, and 100 shares he holds as custodian for his children.

(11) Includes 635 shares he holds jointly with his spouse.

CERTAIN TRANSACTIONS

     The bank has had and intends to continue to have banking and financial transactions in the ordinary course of business with directors and executive officers of the bank, CNB Financial and their associates. Total loans outstanding from the bank at December 31, 1999, to the bank's officers and directors as a group and members of their immediate families and companies in which they had an ownership interest of 10% or more was $1,463,356 or approximately 12.0% of total equity capital. These loans do not involve more than the normal risk of collectibility or present other unfavorable features.

                  DESCRIPTION OF CITIZENS NATIONAL'S BUSINESS

     Citizens National began banking operations in Berkeley Springs, Morgan County, West Virginia, in 1934.

BUSINESS OF CITIZENS NATIONAL

     Citizens National is a full-service commercial bank. It accepts time, demand and savings deposits, including NOW accounts, regular savings accounts, money market accounts, fixed-rate certificates of deposit and club accounts. In addition, the bank provides safe deposit box rentals, wire transfer services and 24-hour ATM services through a regional network known as "Honor." Honor is a participant in the nationwide Cirrus network.

     The bank offers a full spectrum of lending services to its customers, including commercial loans and lines of credit, residential real estate loans, consumer installment loans and other personal loans. Commercial loans are generally secured by various collateral, including commercial real estate, accounts receivable and business machinery and equipment. Residential real estate loans consist primarily of mortgages on the borrower's personal residence, and are typically secured by a first lien on the subject property. Consumer and personal loans are generally secured, often by first liens on automobiles, consumer goods or depository accounts. The bank makes a special effort to keep loan products as flexible as possible within the guidelines of prudent banking practices in terms of interest rate risk and credit risk. The bank's lending personnel adhere to established lending limits and authorities based on each individual's lending expertise and experience.


     When considering loan requests, the bank takes into consideration the cash flow and financial condition of the borrower, the value of the underlying collateral, if any, and the borrower's character and integrity. Bank personnel evaluate these factors in a number of ways, including analyzing of financial statements, conducting credit reviews and visiting the borrower's place of business. For a description of the bank's loan portfolio, see the "Loan
Portfolio" section on page   of "Management's Discussion and Analysis."



     The bank also owns an insurance agency, CNB Insurance Services, Inc. CNB Insurance is a property and casualty insurance agency selling primarily personal lines of insurance in Morgan and Berkeley Counties.



MARKET AREA



     The bank's market area consists of Morgan County and the eastern section of Berkeley County in West Virginia, and Washington County in western Maryland. Morgan and Berkeley Counties are the fastest growing counties in West Virginia. Based upon 1990 U.S. Census figures, an estimated population as of July 1, 1999, was 13,895 and 72,846, respectively, for Morgan and Berkeley Counties. From April 1, 1990, to July 1, 1996, the population in Morgan County increased 11.5% and in Berkeley County increased 15.1%. Estimates indicate that the population of Washington County in Maryland will be approximately 132,000 in 2000.



     The median age for each of Morgan, Berkeley and Washington Counties are 38.0, 33.3 and 34.4 years, respectively, and average household income approximates $34,000, $33,000 and $34,000, respectively.



     Major employers in the bank's market area include Morgan County Board of Education, Berkeley County Board of Education, U.S. Silica, Tom Seely Furniture, Valley View Nursing Home, General Motors, Quad Graphics, Morgan County War Memorial Hospital, City Hospital, and Coolfont Resort.



EMPLOYEES


     As of June   , 2000, Citizens National and its subsidiary employed
full-time equivalent employees.

COMPETITION

     The banking business is highly competitive. Citizens National faces a high degree of competition for all of its services from local banks. Within its market area of Morgan County, the eastern section of Berkeley County in West Virginia and Washington County in Maryland, there exists 11 competing commercial banks with 25 offices. Total deposits of those commercial banks as of June 30, 1999, exceeded $639 million. The three largest competitors are One Valley Bank-East, N.A., F & M Bank, West Virginia, and The Huntington National Bank.

     Nonbank competition has also increased in recent years locally by the establishment of finance companies and the expansion of insurance operations and credit unions as well as from mutual funds located throughout the country.

     West Virginia banks are allowed unlimited branch banking throughout the state. The Interstate Banking and Branch Efficiency Act of 1994 also authorizes interstate branching by acquisition and consolidation nationwide. This law provides opportunities for the bank, but it also serves to intensify future competition.

     The principal competitive factors in the markets for deposits and loans are interest rates, either paid on deposits or charged on loans.

LENDING ACTIVITIES



     The bank makes a substantial portion of its loans to working individuals, small business and professional persons. During 1999, the bank's loan portfolio consisted of the following:


TYPE OF LOAN                                 PERCENTAGE OF PORTFOLIO
------------                                 -----------------------
Residential Real Estate Loans..............             63
Commercial Loans...........................             15
Undeveloped Real Estate Loans..............            -0-
Construction Loans.........................              1
Consumer Loans.............................             21


     The bank makes a substantial portion of its loans to working individuals, small businesses and professional persons. These types of loans provide opportunities to establish long-term relationships, but also are credits that are less able to withstand unforeseen economic, competitive and financial conditions than borrowers or a more substantial size. The risk associated with residential real estate loans and consumer loans varies based on employment levels, fluctuations in value of residential real estate and other conditions that affect the ability of customers to repay indebtedness. The risk associated with commercial loans varies based upon the strength and activity of the local economies of the bank's proposed market areas. The risk associated with real estate construction loans varies based upon supply and demand for the type of real estate under construction.



LIMITS ON LENDING ACTIVITIES


     The bank's lending activities are subject to a variety of lending limits that federal law imposes. While differing limits apply in certain circumstances based on the type of loan or the nature of the borrower (including the borrower's relationship to the bank), in general, the bank is subject to a loan-to-one borrower limit of an amount equal to (1) 15% of the bank's unimpaired capital and surplus in the case of loans which are not fully secured by readily marketable collateral, or (2) 25% of the unimpaired capital and surplus if the excess over 15% is fully secured by readily marketable collateral.

     The bank may not make any extensions of credit to any director, executive officer or principal shareholder of the bank, or to any related interest of such a person, unless the board of directors approves the extension of credit. Additionally, the bank cannot make loans to an affiliate of the bank on terms and conditions more favorable than would be available to a person not affiliated with the bank.


PROPERTY


     The principal executive office and main banking office is located at 212 S. Washington Street, Berkeley Springs, West Virginia. In addition, the bank has owned and operated a full-service branch bank located at 2450 Valley Road, Berkeley Springs, West Virginia, since 1991. In October 1998, the bank opened an additional full-service branch located at 2646 Hedgesville Road, Martinsburg, West Virginia. Each location provides ATM services in addition to traditional lobby and drive-in services. During 1998, the bank purchased two cash machines and placed them at Cacapon State Park Lodge and the Woods Resort. In November of 1998, the bank acquired CNB Insurance Services, Inc., which is operated out of the main office in Berkeley Springs. The main office and branches are owned free and clear of any indebtedness. The net book value of the bank's premises and equipment as of December 31, 1999, is $3.4 million.

                           SUPERVISION AND REGULATION

     Citizens National, as a national banking association, is subject to supervision, examination and regulation by the Office of the Comptroller of the Currency. It is also a member of the Federal Reserve System, and as such is subject to applicable provisions of the Federal Reserve Act and regulations issued thereunder.

     The Federal Deposit Insurance Corporation insures the bank's deposits to the extent the law allows. Accordingly, the FDIC also regulates the bank.

     The Community Reinvestment Act of 1977 ("CRA") requires the Comptroller of the Currency to assess the record of the financial institutions and regulates it to determine if those institutions meet the community's credit needs (including low-to-moderate income neighborhoods) and to take this record into account when it evaluates any application made by any institution for, among other things, approval of a branch or other deposit facility, office relocation, or the merger with or acquisition of assets of another bank. In its most recent examination, the bank received a satisfactory CRA rating.

     The bank is subject to various capital requirements under federal banking regulations including the Federal Deposit Insurance Corporation Improvement Act of 1991. Quantitative measures established by those regulations ensure the bank maintains minimum capital levels. Note 17 to the Consolidated Financial Statements summarizes those measures. Note 17 also contains the bank's regulatory capital ratios at December 31, 1999, and December 31, 1998. Those ratios show that the bank satisfied the requirements necessary to be categorized as well capitalized. This is the highest category established under the regulations. As a well capitalized institution, Citizens National may engage in a wider range of banking activities.

     Another requirement of the Federal Deposit Insurance Corporation Improvement Act of 1991 is that federal banking agencies must prescribe regulations relating to various operational areas of banks and bank holding companies. These include standards for internal audit systems, loan documentation, information systems, internal controls, credit underwriting, interest rate exposure, asset growth, compensation, and such other standards as the agency deems appropriate.

GRAMM-LEACH-BLILEY ACT OF 1999

     On November 4, 1999, Congress adopted the Gramm-Leach-Bliley Act of 1999. This Act, also known as the Financial Modernization Law, repealed a number of federal limitations on the powers of banks and bank holding companies originally adopted in the 1930's. Under the Act, banks, insurance companies, securities firms and other service providers may now affiliate. In addition to broadening the powers of banks, the Act created a new form of entity, called a financial holding company, which may engage in any activity that is financial in nature or incidental or complementary to financial activities. CNB Financial intends to become a financial holding company.

     The Federal Reserve Board provides the principal regulatory supervision of financial services permitted under the Act. However, the Securities and Exchange Commission and state insurance and securities regulators also assume substantial supervisory powers and responsibilities.

     The Act addresses a variety of other matters, including customer privacy issues. The obtaining of certain types of information by false or fraudulent pretenses is a crime. Banks and other financial institutions must notify their customers about their policies on sharing information with certain third parties In some instances, customers may refuse to permit their information to be shared. The Act also requires disclosures of certain ATM fees and contains certain amendments to the federal Community Reinvestment Act. The Act became effective 120 days after its passage.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

FOR THE QUARTERS ENDED MARCH 31, 2000 AND 1999

GENERAL

     Citizens National is a national banking association which provides banking services to individuals and businesses. The bank's primary regulators are the Office of the Comptroller of the Currency (OCC) and the Federal Deposit Insurance Corporation (FDIC). On November 15, 1998, Citizens National formed CNB Insurance Services, Inc, a wholly owned subsidiary. CNB Insurance Services, Inc is a property and casualty insurance agency selling primarily personal lines of insurance.

     In March 2000, the bank's Board of Directors approved the formation of CNB Financial, a financial services holding company. A special meeting of the bank's shareholders will be held in June 2000 for the shareholders to vote on an Agreement and Plan of Merger between the Bank and CNB Financial, whereby the bank will become a wholly-owned subsidiary of CNB Financial and the shareholders of the bank will become shareholders of CNB Financial. If the reorganization is approved, each bank shareholder will receive two shares of CNB Financial's stock for each share of the bank's common stock.

     The following discussion and analysis presents the significant changes in financial condition and results of operations of Citizens National, for the three months ended March 31, 2000 and 1999. This discussion may include forward-looking statements based upon management's expectations; actual results may differ. Amounts and percentages used in this discussion have been rounded. All average balances are based on monthly averages.

EARNINGS SUMMARY

     Net income for the three months ended March 31, 2000 was $399,000, or $1.74 per share compared to $313,000 or $1.37 per share for the same period in 1999. Annualized return on average assets and average equity were 1.16% and 12.80% respectively, for the three months ended March 31, 2000 compared with .96% and 9.88%, respectively, for the three months ended March 31, 1999. The factors influencing the bank's results of operations are addressed in the following sections of this report.

NET INTEREST INCOME

     Net interest income represents the primary component of the bank's earnings. It is the difference between interest and fee income related to earning assets and interest expense incurred to carry interest-bearing liabilities. Net interest income is impacted by changes in the volume and mix of interest earning assets and interest bearing liabilities, as well as by changing interest rates. In order to manage these changes, their impact on net interest income and the risk associated with them, the bank utilizes an ongoing asset/liability management program. This program includes analysis of the difference between rate sensitive assets and rate sensitive liabilities, earnings sensitivity to rate changes, and source and use of funds. A discussion of net interest income and the factors impacting it is presented below.

     Net interest income for the three months ended March 31, 2000 increased by $130,000 or 10.3% over the same period in 1999. Interest income for the three months ended March 31, 2000 increased by $252,000 or 10.6% compared to the same period in 1999, while interest expense increased by $122,000 or 11.0% during the three months ended March 31, 2000 as compared to the same period in the prior year.

     Increased net interest income for the three month period is attributable to a higher level of net interest earning assets and an increase in the net interest margin. Total interest income increased for the three month period in 2000 compared to the same periods in 1999 as a result of an increase in the average balance of loans and the average rates earned thereon, which more than offset the decrease in the average balance of federal funds sold and investment securities. Total interest expense increased for the three month period in 2000 compared to the same periods in 1999 as a result of an increase in the average balance of time deposits and NOW accounts and an increase in the average rates earned thereon.

     The net interest margin is impacted by the change in the spread between yields on earning assets and rates paid on interest bearing liabilities. Net interest margin increased slightly in 2000 from 1999. See Table 1 - Distribution of Assets, Liabilities, and Shareholders' Equity; Interest Rates and Interest Differential.

       TABLE 1. DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; INTEREST RATES AND INTEREST DIFFERENTIAL


                                           MARCH 31, 2000                  MARCH 31, 1999
                                    -----------------------------   -----------------------------
                                    AVERAGE      QTD      YIELD/    AVERAGE      QTD      YIELD/
                                    BALANCE    INTEREST   RATE(4)   BALANCE    INTEREST   RATE(4)
                                    --------   --------   -------   --------   --------   -------
                                                            (IN THOUSANDS)
Interest earning assets:
Federal funds sold................  $     27    $    4     5.53%    $  2,932    $   32     4.37%
Securities:
  Taxable.........................    31,073       501     6.45       29,446       461     6.26
  Tax-exempt (1)..................     1,497        23     9.31        4,070        52     7.74
Loans (net of unearned interest)
  (2).............................    99,411     2,015     8.11       86,515     1,755     8.11
                                    --------    ------     ----     --------    ------     ----
    Total interest earning assets
       (1)........................  $132,008    $2,543     7.71%    $122,963    $2,300     7.48%
                                    --------    ------     ----     --------    ------     ----
Nonearning assets:
  Cash and due from banks.........  $  2,806                        $  3,638
  Bank premises and equipment,
    net...........................     3,311                           3,468
  Other assets....................     2,248                           2,180
  Allowance for loan losses.......    (1,165)                         (1,129)
                                    --------                        --------
    Total assets..................  $139,208                        $131,120
                                    ========                        ========

                                           MARCH 31, 2000                  MARCH 31, 1999
                                    -----------------------------   -----------------------------
                                    AVERAGE      QTD      YIELD/    AVERAGE      QTD      YIELD/
                                    BALANCE    INTEREST   RATE(4)   BALANCE    INTEREST   RATE(4)
                                    --------   --------   -------   --------   --------   -------
                                                            (IN THOUSANDS)
Interest bearing liabilities:
  Savings deposits................  $ 16,719    $   83     1.99%    $ 17,320    $  105     2.42%
  Time deposits...................    71,030     1,000     5.63       63,270       872     5.51
  NOW accounts....................    17,276       125     2.89       16,761       101     2.41
  Money market accounts...........     4,867        27     2.22        5,691        38     2.67
  Borrowings......................       136         3     6.31           --        --       --
                                    --------    ------     ----     --------    ------     ----
    Total interest bearing
       liabilities................  $110,028    $1,238     4.50%    $103,042    $1,116     4.33%
                                    --------    ------     ----     --------    ------     ----
Noninterest bearing liabilities:
  Demand deposits.................  $ 15,615                        $ 13,822
  Other liabilities...............     1,105                           1,574
  Shareholders' equity............    12,460                          12,682
                                    --------                        --------
    Total liabilities and
       shareholders' equity.......  $139,208                        $131,120
                                    ========    ------              ========    ------
Net interest income (1)...........              $1,305                          $1,184
                                                ======                          ======
Net interest spread (3)...........                         3.21%                           3.15%
                                                           ====                            ====
Net interest income to average
  interest earning assets (1).....                         3.75%                           3.61%
                                                           ====                            ====


---------------
(1) Yields are expressed on a tax equivalent basis using a 34% tax rate.

(2) For the purpose of these computations, nonaccruing loans are included in the amounts of average loans outstanding.


(3) Net interest spread is the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.



(4) Yield/Rates are expressed on an annualized basis.


PROVISION FOR LOAN LOSSES


     The amount charged to provision for loan losses is based on Management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses, based on past loan loss experience, current economic conditions, and the composition of the loan portfolio.


     The provision for loan losses for the three months ended March 31, 2000 decreased by $12,000 or 28.6% to $30,000 from $42,000 at March 31, 1999. The decrease in the provision was the result of lower levels of nonperforming loans. See "Nonperforming Assets and Allowance for Loan Losses" for further discussion.

NONINTEREST INCOME

     Noninterest income for the three months ended March 31, 2000 increased $227,000 or 164% to $365,000 from $138,000 in the first quarter of 1999. The increase was primarily due to a gain recognized on stock received from the demutualization of an insurance company of $196,000. The bank received the stock in exchange for its previous membership interest as a participating policyholder. Also, service charges on deposit accounts, debit card fees and trust income slightly increased. Trust assets under management reached $19.8 million at March 31, 2000, a 24.5% increase from $15.9 million at March 31, 1999.

NONINTEREST EXPENSES


     Noninterest expenses for the three months ended March 31, 2000 increased $231,000 or 25.9% to $1.1 million from $893,000 in the first quarter of 1999. These increases were primarily due to a $102,000 increase in salaries and benefits, a $32,000 increase in occupancy of premises and a $95,000 increase in other operating expenses.



     Salaries and benefits increases were the result of merit salary adjustments and additional pension expense.



     Occupancy of premises increased due to the painting of the Main Office branch, routine building repairs and maintenance and the loss associated with abandonment of fixed assets. In 1997, the Bank's management began the process of developing plans for expansion of the main office facility on the adjacent parking lot incurring costs associated with surveys and architect fees. In 2000, management decided to abandon the original plans due to constraints on parking, and to consider enclosing the office space between the original building and the drive-up facility. Since the original survey and architect drawings are no longer valid, the bank wrote off the survey and architect costs.



     Other operating expenses increased due to professional fees associated with the formation of the holding company, and FDIC insurance premium increase. The FDIC insurance premium increased due to a higher assessment base and rate changes. Also, the number of and dollar amount of trust accounts under management caused trust expenses to rise during 2000. The bank continues to market automated teller machines (ATM) and debit card services, which generated additional ATM expenses associated with increased usage by customers.


INCOME TAXES

     The Bank's provision for income taxes increased $53,000 or 34.5% to $205,000 for the three months ended March 31, 2000. The effective tax rates for the first quarter of 2000 and 1999 were 34.0% and 32.8%, respectively. The increase in the income tax provision in 2000 is attributable to increased taxable income. The bank's income tax expense differs from the amount computed at statutory rates primarily due to the tax-exempt earnings from certain investment securities.

FINANCIAL CONDITION

     The bank's total assets increased $1.8 million or 1.3% to $140.4 million from December 31, 1999 to March 31, 2000, due primarily to a $1.8 million increase in investment securities and a $2.0 million increase in loans, which was partially offset by a $1.9 million decrease in cash and cash equivalents. The bank's total liabilities increased $1.5 million or 1.2% to $127.9 million. Shareholders' equity increased $324,000 to $12.6 million at March 31, 2000 primarily due to net income of $399,000 offset by a $75,000 decrease in accumulated other comprehensive income. The only component of accumulated other comprehensive income at March 31, 2000 was unrealized losses on available for sale securities, net of deferred income taxes. The unrealized losses are primarily a function of available market interest rates relative to the yield being generated on the available for sale portfolio. No earnings impact results, however, unless the securities are actually sold.

LOAN PORTFOLIO

     At March 31, 2000, total loans increased $1.9 million or 2.0% to $99.1 million from $97.2 million at December 31, 1999. The loan mix did not change in any material respect compared with December 31, 1999. The loan portfolio increase is the result of developing new real estate loan programs and efforts to develop new commercial and indirect lending relationships in the bank's expanded market area of Berkeley County, West Virginia. The bank feels additional growth in all lending areas is possible during the remainder of 2000.

NONPERFORMING ASSETS AND ALLOWANCE FOR LOAN LOSSES

     Nonperforming assets consist of nonaccrual loans, loans which are past due 90 days or more and still accruing interest, restructured loans and other real estate owned. The following table summarized the Bank's nonperforming assets as of the periods shown:

                                         MARCH 31,        DECEMBER 31,
                                    -------------------   ------------
                                      2000       1999         1999
                                    --------   --------   ------------
Nonaccrual loans..................  $ 35,620   $220,372     $ 22,157
Loans past due 90 days or more
  still accruing interest.........   194,114     71,437       78,954
                                    --------   --------     --------
     Total nonperforming loans....  $229,734   $291,809     $101,111
                                    --------   --------     --------
  Other real estate owned.........  $ 66,938   $122,379     $ 66,938
                                    --------   --------     --------
     Total nonperforming assets...  $296,672   $414,188     $168,049
                                    ========   ========     ========
Nonperforming loans/Total loans...      0.23%      0.34%        0.10%
Nonperforming assets/Total
  assets..........................      0.21%      0.32%        0.12%
Allowance for loan losses/Total
  loans...........................      1.19%      1.33%        1.18%

     As of March 31, 2000, the bank has no loans which are considered to be impaired and is not aware of any potential problem loans other than those which are on nonaccrual status or past due ninety days or more and still accruing interest.


     Management makes a determination quarterly about the level of the allowance for loan losses by its analysis of overall loan quality, changes in the mix and size of the loan portfolio, previous loss experience, general economic conditions, information about specific borrowers and other factors. The Bank's methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the results of analyses of individual loans that are being monitored for potential credit problems and pools of loans within the portfolio. The allocated portion of the allowance for loans is based principally on current loan risk ratings, historical loan loss rates adjusted to reflect current conditions, as well as analyses of other factors that may have affected the collectibility of loans in the portfolio. The Bank analyzes all commercial loans that are being monitored as potential credit problems to determine whether such loans are impaired, with impairment measured by reference to the borrowers' collateral values and cash flows. The uncollected portion of the allowance for loan losses represents the results of analyses that measure probable losses inherent in the portfolio that are not adequately captured in the allocated allowance analyses. These analyses include consideration of unidentified losses inherent in the portfolio resulting from changing underwriting criteria, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected overall credit criteria and other economic indicators used to estimate probable incurred losses.


     An analysis of the allowance for loan losses is summarized below:

                                        MARCH 31,          DECEMBER 31,
                                 -----------------------   ------------
                                    2000         1999          1999
                                 ----------   ----------   ------------
Balance, Beginning.............  $1,147,846   $1,122,155    $1,122,155
  Provision charged to
     operations................      30,000       42,000       117,999
  Recoveries...................       7,575        7,281        26,270
  Loans charged off............      (9,100)     (28,454)     (118,578)
                                 ----------   ----------    ----------
Balance, Ending................  $1,176,321   $1,142,982    $1,147,846
                                 ==========   ==========    ==========


     The following table displays the allocation of the allowance for loan losses as of March 31, 2000 and 1999.



                                                              MARCH 31,
                                           -----------------------------------------------
                                                    2000                     1999
                                           ----------------------   ----------------------
                                                     PERCENT OF               PERCENT OF
                                                    LOANS IN EACH            LOANS IN EACH
                                                     CATEGORY TO              CATEGORY TO
                                           AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS
                                           ------   -------------   ------   -------------
                                                            IN THOUSANDS
Commercial, financial and agriculture....  $ 125           6%       $ 199           5%
Real estate -- mortgage..................    247          72          289          74
Installment and other....................    367          22          472          21
Unallocated..............................    437         N/A          183         N/A
                                           ------        ---        ------        ---
       Total.............................  $1,176        100%       $1,143        100%
                                           ======        ===        ======        ===


DEPOSITS

     The bank's deposits increased $37,000 or .03% during the three months ended March 31, 2000. The deposit mix experienced changes during the first quarter 2000 by a decrease in rate sensitive jumbo certificates of deposit and an offsetting increase in other certificates of deposit.

CAPITAL RESOURCES

     Shareholders' equity increased $324,000 or 2.7% during the first three months of 2000 due to $399,000 in net income offset by a decrease in comprehensive income of $75,000. The Bank is subject to regulations of the Office of the Comptroller of the Currency that impose certain minimum regulatory capital requirements. Under each measure, the bank was substantially in excess of the minimum regulatory requirements, and, by definition was "well capitalized" at March 31, 2000. The following table summarized, as of March 31, 2000, the bank's capital ratios.

                                         COMPONENTS   ACTUAL   REQUIRED
                                         OF CAPITAL   RATIO     RATIO
                                         ----------   ------   --------
Tier 1 Capital.........................   $13,539       9.7%     4.0%
     Total Risk Based Capital..........   $14,599      17.2%     8.0%

FOR THE YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

     The following discussion and analysis presents the significant changes in financial condition and results of operations of Citizens National, for the years ended December 31, 1999, 1998 and 1997. This discussion and analysis should be read in conjunction with the audited, consolidated financial statements and the accompanying notes thereto. This discussion may include forward looking statements based upon management's expectations and actual results may differ. We have rounded amounts and percentages we use in this discussion. All average balances are based on monthly averages.

TABLE 1. FIVE YEAR SELECTED CONSOLIDATED FINANCIAL DATA

                                 1999       1998       1997       1996       1995
                               --------   --------   --------   --------   --------
                                      IN THOUSANDS EXCEPT FOR PER SHARE DATA
AT YEAR-END
  Total assets...............  $138,648   $129,600   $115,402   $108,943   $101,901
  Securities available for
     sale....................    31,187     33,594     28,944     23,861     25,600
  Loans, net of unearned
     income..................    98,272     86,377     81,084     72,268     71,156
  Deposits...................   124,510    115,320    102,250     97,076     90,963
  Shareholders' equity.......    12,249     12,518     11,644     10,601      9,852
SIGNIFICANT RATIOS
  Return on average assets...      0.90%      1.07%      1.16%      1.15%      1.07%
  Return on average
     shareholders' equity....      9.66      10.60      11.76      11.88%     11.54%
  Average shareholders'
     equity to average
     assets..................      9.35      10.13       9.89       9.70%      9.26%
  Net interest margin........      3.95       4.21       4.26       4.42%      4.41%
SUMMARY OF OPERATIONS
  Interest income............  $  9,945   $  9,243   $  8,651   $  7,985   $  7,635
  Interest expense...........     4,597      4,171      3,820      3,405      3,293
  Net interest income........     5,348      5,072      4,831      4,580      4,342
  Provision for loan
     losses..................       118        196        174        134        146
  Net interest income after
     provision for loan
     losses..................     5,230      4,876      4,657      4,446      4,196
  Non-interest income........       565        415        304        293        277
  Non-interest expense.......     3,954      3,372      3,008      2,966      3,002
  Income before income
     taxes...................     1,841      1,919      1,953      1,773      1,471
  Income tax expense.........       621        618        636        558        400
  Net income.................     1,220      1,301      1,317      1,215      1,071
PER SHARE DATA (1)
  Net income.................  $   5.33   $   5.68   $   5.75   $   5.31   $   4.67
  Cash dividends.............      2.00       2.00       1.87       1.75       1.60
  Net book value.............     53.48      54.66      50.84      46.29      43.02

(1) Adjusted to reflect 100% stock dividend on March 1, 1998

     EARNINGS SUMMARY. Citizens National had net income totaling $1.2 million or $5.33 per share, $1.3 million or $5.68 per share, and $1.3 million or $5.75 per share for fiscal years 1999, 1998, and 1997, respectively. Annualized return on average assets and average equity were .90% and 9.7%, respectively for 1999 compared to 1.07% and 10.6% for 1998 and 1.16% and 11.8% for 1997.

     NET INTEREST INCOME. Net interest income represents the primary component of the bank's earnings. It is the difference between interest and fee income related to earning assets and interest expense incurred to carry interest-bearing liabilities. Net interest income is impacted by changes in the volume and mix of interest earning assets and interest bearing liabilities, as well as by changing interest rates. In order to manage these changes, their impact on net interest income and the risk associated with them, the bank utilizes an ongoing asset/liability management program. This program includes analysis of the difference between rate sensitive assets and rate sensitive liabilities, earnings sensitivity to rate changes, and source and use of funds. A discussion of net interest income and the factors impacting it is presented below.

     Net interest income in 1999 increased by $276,000 or 5.4% over 1998. Interest income in 1999 increased by $702,000 or 7.6% compared to 1998, while interest expense increased by $426,000 or 10.2% during 1999 as compared to 1998. Interest income increased during 1999 compared to 1998 as a result of an increase in the average balance of loans and investment securities, which more than offset the decrease in the average rates earned thereon. Interest expense increased during 1999 compared to 1998 as a result of an increase in the average balance of time deposits.

     Net interest income in 1998 increased by $241,000 or 5.0% over 1997. Interest income in 1998 increased by $592,000 or 6.9% compared to 1997, while interest expense increased by $351,000 or 9.2% during 1998 as compared to 1997. Interest income increased during 1998 compared to 1997 as a result of an increase in the average balance of loans and investment securities. Interest expense increased during 1999 compared to 1998 as a result of an increase in the average balance of time deposits and the average cost of funds paid on deposits. During both 1999 and 1998, the bank used funds generated from deposit account growth to fund loan commitments and to increase the average balance of investment securities.

     The net interest margin is impacted by the change in the spread between yields on earning assets and rates paid on interest bearing liabilities. Net interest margin declined slightly from 1997 to 1999. See Table 2 -- Distribution of Assets, Liabilities and Shareholders' Equity; Interest Rates and Interest Differential.

          TABLE 2. DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDER
                    INTEREST RATES AND INTEREST DIFFERENTIAL


                                        DECEMBER 31, 1999             DECEMBER 31, 1998             DECEMBER 31, 1997
                                   ---------------------------   ---------------------------   ---------------------------
                                     AVG        YTD      YIELD     AVG        YTD      YIELD     AVG        YTD      YIELD
                                   BALANCE    INTEREST   RATE    BALANCE    INTEREST   RATE    BALANCE    INTEREST   RATE
                                   --------   --------   -----   --------   --------   -----   --------   --------   -----
                                                                  (IN THOUSANDS OF DOLLARS)
Interest earning assets:
  Federal funds sold.............  $  1,202    $   61    5.07%   $  2,037    $  131    6.43%   $  2,587    $  150    5.80%
  Securities:
    Taxable......................    30,637     1,934    6.31      23,999     1,496    6.23      21,243     1,295    6.10
    Tax-exempt(1)................     3,337       171    7.76       5,051       275    8.25       5,753       311    8.19
  Loans (net of unearned
    interest)(2).................    91,717     7,437    8.11      83,439     7,091    8.50      78,374     6,664    8.50
                                   --------    ------    ----    --------    ------    ----    --------    ------    ----
Total interest earning
  assets(1)......................  $126,893    $9,603    7.57%   $114,526    $8,993    7.85%   $107,957    $8,420    7.80%
                                   --------    ------    ----    --------    ------    ----    --------    ------    ----
Nonearning assets:
  Cash and due from banks........  $  3,666                      $  3,038                      $  2,421
  Bank premises and equipment,
    net..........................     3,427                         2,901                         2,354
  Other assets...................     2,117                         1,812                         1,570
  Allowance for loan losses......    (1,155)                       (1,054)                         (969)
                                   --------                      --------                      --------
Total assets.....................  $134,948                      $121,223                      $113,333
                                   ========                      ========                      ========
Interest bearing liabilities:
  Savings deposits...............  $ 17,272    $  373    2.16%   $ 17,413    $  456    2.62%   $ 17,804    $  496    2.79%
  Time deposits..................    65,607     3,638    5.55      54,894     3,093    5.63      48,069     2,646    5.50
  NOW accounts...................    17,512       459    2.62      17,313       465    2.69      16,845       517    3.07
  Money market accounts..........     5,591       125    2.24       5,675       158    2.78       6,399       161    2.52
  Borrowings.....................        25         2    8.00          --        --      --          28         1      --
                                   --------    ------    ----    --------    ------    ----    --------    ------    ----
Total interest bearing
  liabilities....................  $106,007    $4,597    4.34%   $ 95,295    $4,172    4.38%   $ 89,145    $3,821    4.29%
                                   --------    ------    ----    --------    ------    ----    --------    ------    ----
Noninterest bearing liabilities:
  Demand deposits
  Other liabilities..............  $ 14,947                      $ 12,175                      $ 11,767
  Shareholders' equity...........     1,371                         1,477                         1,218
                                     12,623                        12,276                        11,203
                                   --------                      --------                      --------
Total liabilities and
  shareholders' equity...........  $134,948                      $121,223                      $113,333
                                   ========                      ========                      ========
Net interest income(1)...........              $5,006                        $4,821                        $4,599
                                               ======                        ======                        ======
Net interest spread(3)...........                        3.23%                         3.47%                         3.51%
                                                         ====                          ====                          ====
Net interest income to average
  interest earning assets(1).....                        3.95%                         4.21%                         4.26%
                                                         ====                          ====                          ====


---------------

(1) Yields are expressed on a tax equivalent basis using a 34% tax rate.

(2) For the purpose of these computations, nonaccruing loans are included in the amounts of average loans outstanding.


(3) Net interest spread is the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.


     Table 3 sets forth a summary of the changes in interest earned and interest expense detailing the amounts attributable to (i) changes in volume (change in average volume times the prior year's average rate), (ii) changes in rate (change in the average rate times the prior year's average volume). The changes in rate/volume (change in the average volume times the change in the average rate), has been allocated to the changes in volume and changes in rate in proportion to the relationship of the absolute dollar amounts of the change in each. During 1999, net interest income increased $327,000 due to changes in volume and decreased $582,000 due to changes in interest rates. In 1998, net interest income increased $145,000 due to changes in volume and increased $77,000 due to changes in interest rates.

TABLE 3. VOLUME AND RATE ANALYSIS OF CHANGES IN INTEREST INCOME

(Taxable equivalent basis)

                                                YEAR ENDED DECEMBER 31,
                                    ------------------------------------------------
                                        1999 OVER 1998            1998 OVER 1997
                                    -----------------------   ----------------------
                                    CHANGE DUE TO             CHANGE DUE TO
                                    --------------   TOTAL    -------------   TOTAL
                                    VOLUME   RATE    CHANGE   VOLUME   RATE   CHANGE
                                    ------   -----   ------   ------   ----   ------
                                                      IN THOUSANDS
Interest earned on:
  Federal funds sold..............  $ (65)   $  (5)  $ (70)    $(38)   $ 19    $(19)
  Taxable securities..............    422       16     438      170      31     201
  Tax-exempt securities...........   (104)      --    (104)     (35)     (1)    (36)
  Loans...........................    719     (373)    346      427      --     427
                                    -----    -----   -----     ----    ----    ----
Total interest earned.............  $ 972    $(362)  $ 610     $524    $ 49    $573
                                    =====    =====   =====     ====    ====    ====
Interest expense on:
  Savings deposits................  $  (5)   $ (78)  $ (83)    $(12)   $(28)   $(40)
  Time deposits...................    623      (78)    545      399      48     447
  NOW accounts....................      1       (7)     (6)       6     (58)    (52)
  Money market accounts...........     26      (59)    (33)     (14)     11      (3)
  Other borrowings................     --        2       2       --      (1)     (1)
                                    -----    -----   -----     ----    ----    ----
Total interest expense............  $ 645    $(220)  $ 425     $379    $(28)   $351
                                    -----    -----   -----     ----    ----    ----
Net interest income...............  $ 327    $(582)  $ 185     $145    $ 77    $222
                                    =====    =====   =====     ====    ====    ====

     Another method of analyzing the change in net interest income is to examine the changes between interest rate spread and the net interest margin on earning assets. The interest rate spread as shown in Table 4 is the difference between the average rate earned on earning assets and the average rate on interest bearing liabilities. The net interest margin takes into account the benefit derived from assets funded by interest free sources such as non-interest bearing demand deposits and capital.

TABLE 4. INTEREST RATE SPREAD AND NET INTEREST MARGIN ON EARNING ASSETS

(Taxable equivalent basis)

                                     1999                  1998                  1997
                               ----------------      ----------------      ----------------
                               AVERAGE               AVERAGE               AVERAGE
                               BALANCE    RATE       BALANCE    RATE       BALANCE    RATE
                               --------   -----      --------   -----      --------   -----
                                                       IN THOUSANDS
Earning assets...............  $126,893    7.57%     $114,526    7.85%     $107,957    7.80%
                               ========              ========              ========
Interest bearing
  liabilities................  $106,007    4.34%     $ 95,295    4.38%       89,145    4.29%
                                          -----                 -----                 -----
Interest rate spread.........              3.23%                 3.47%                 3.51%
Interest free sources used to
  fund earning assets(1).....    20,886    0.72%       19,231    0.74%       18,812    0.75%
                               --------   -----      --------   -----      --------   -----
     Total sources of
       funds.................  $126,893              $114,526              $107,957
                               ========              ========              ========
Net interest margin..........              3.95%                 4.21%                 4.26%
                                          =====                 =====                 =====

---------------
(1) Noninterest bearing liabilities and shareholders' equity less noninterest earning assets.

     The following discussion analyzes changes in Citizens National Bank's spreads and margins in terms of basis points. A basis point is a unit of measure for interest rates equal to .01%. One hundred basis points equals 1%.

     Interest rate spread decreased 24 basis points in 1999 while the net interest margin declined 26 basis points. Both the interest rate spread and margin were negatively impacted by a 28 basis point decline in earning asset yields and offset by a 4 basis point decline in interest bearing liability costs. Loan yields declined 39 basis points despite three separate increases in the prime rate during 1999. The competitive environment for higher quality loans required us to make such loans with rates and related loan fees lower that those realized in prior years. The yield on securities available for sale declined 12 basis points. The reduction in liability costs is primarily the result of lower rates on interest bearing checking, savings and money market accounts during the year.

     Interest rate spread decreased 4 basis points in 1998. Earning asset yields increased 5 basis points while funding costs increased 9 basis points. The net interest margin declined from 4.26% in 1997 to 4.21% in 1998. The primary factor in the decline in the interest margin and spread was the 13 basis point increase in time deposit yields and 26 basis point increase in money market deposit yields in 1998. These increases were due to the introduction of a new higher yielding certificate of deposit product and the restructuring of the money market deposit rates. These increases were partially offset by decreases in yields on savings and money market accounts. Loan yields remained unchanged during 1998 while yields on securities increased 5 basis points primarily due to a larger investment in higher yielding callable agencies.


     PROVISION FOR LOAN LOSSES. The amount charged to provision for loan losses is based on management's evaluation of the loan portfolio. Management determines the adequacy of the allowance for loan losses based on past loan loss experience, current economic conditions and the composition of the loan portfolio. The allowance for loan losses is the best estimate by management of the probable losses which have been incurred as of a balance sheet date. See Nonperforming Loans and Allowance for Loan Losses for a comprehensive analysis.


     NONINTEREST INCOME. Noninterest income increased $149,000 or 36.0% during 1999 over the prior comparable period. The increase in 1999 was primarily due to increased service charges on deposit accounts, insurance commissions, debit card fees, and trust fees. These increases were offset by decreases in gains on sale of other real estate owned and net gains on sale of securities. Trust assets under management reached $20.3 million at December 31,1999, a 24.5% increase from $16.3 million at December 31, 1998.

     Noninterest income increased $111,000 or 36.5% during 1998 over 1997. The increase was due primarily to increased service charges on deposit accounts, debit card fees, insurance income and net gains on sale of securities.

     NONINTEREST EXPENSES. Noninterest expenses increased $581,000 or 17.2% during 1999 over the prior comparable period. The increase was primarily due to an increase in salaries and employee benefits and other operating expenses. Other operating expenses, which increased, were data processing expense, postage expense, advertising expense and professional fees.

     Noninterest expenses increased $364,000 or 12.1% during 1998 over the prior comparable period. The increase was primarily due to an increase in salaries and employee benefits and other operating expenses. Other operating expenses, which increased, were data processing, stationery and supplies, postage, telephone and ATM expense.

     The opening of an additional branch in Hedgesville in October 1998 and the start-up of the insurance subsidiary in November, 1998 caused salaries and benefits and other operating expenses to increase somewhat in 1998 over 1997 and to increase to a greater degree in 1999 over 1998.

     INCOME TAXES. The bank's provision for income tax totaled $621,000 in 1999, $618,000 in 1998 and $636,000 in 1997. The effective tax rate was 33.7% in 1999 compared to 32.2% and 32.6% in 1998 and 1997, respectively. Lower tax exempt earnings on investment securities was the primary reason for the increase in the effective tax rate. See Note 13 of the Notes to Consolidated Financial Statements for a comprehensive analysis of income tax expense.

     FINANCIAL CONDITION. Table 5 examines Citizens National's financial condition in terms of its sources and uses of funds. Average funding uses increased $12.4 million or 10.8% in 1999 compared with an increase of $6.6 million or 6.1% in 1998.

TABLE 5. SOURCES AND USES OF FUNDS

                                  1999                          1998                 1997
                       --------------------------    --------------------------    --------
                                     INCREASE                      INCREASE
                                    (DECREASE)                    (DECREASE)
                       AVERAGE    ---------------    AVERAGE    ---------------    AVERAGE
                       BALANCE    AMOUNT      %      BALANCE    AMOUNT     %       BALANCE
                       --------   -------   -----    --------   ------   ------    --------
                                                   IN THOUSANDS
Funding uses:
  Federal funds
     sold............  $  1,202   $  (835)  (41.0)%  $  2,037   $(550)    (21.3)%  $  2,587
  Securities
     available for
     sale............    33,974     4,924    17.0      29,050   2,054       7.6      26,996
  Loans..............    91,717     8,278     9.9      83,439   5,065       6.5      78,374
                       --------   -------            --------   ------             --------
     Total uses......  $126,893   $12,367    10.8%   $114,526   $6,569      6.1%   $107,957
                       ========   =======   =====    ========   ======   ======    ========
Funding sources:
  Interest-bearing
     demand
     deposits........  $ 23,103   $   115     0.5%   $ 22,988   $(256)     (1.1)%  $ 23,244
  Savings deposits...    17,272      (141)   (0.8)     17,413    (391)     (2.2)     17,804
  Time deposits......    65,607    10,713    19.5      54,894   6,825      14.2      48,069
  Short-term
     borrowings......        25        25                  --     (28)   (100.0)         28
  Noninterest bearing
     funds, net(1)...    20,886     1,655     8.6      19,231     419       2.2      18,812
                       --------   -------            --------   ------             --------
     Total sources...  $126,893   $12,367    10.8%   $114,526   $6,569      6.1%   $107,957
                       ========   =======   =====    ========   ======   ======    ========

---------------
(1) Noninterest bearing liabilities and shareholders' equity less noninterest earning assets.

     The bank's total assets increased $9.0 million or 7.0% to $138.6 million from December 31, 1998 to December 31,1999, due primarily to a $11.9 million increase in loans and a $1.2 million increase in cash and cash equivalents, which was partially offset by a $2.4 million decrease in securities available for sale and a $2.0 million decrease in federal funds sold.

     The bank's total liabilities increased $9.3 million or 8.0% to $126.4 million from December 31, 1998, to December 31, 1999, completely due to the increase in deposits. Shareholders' equity decreased $270,000 to $12.2 million at December 31,1999, primarily due to cash dividends of $458,000 and $1.0 million decrease in accumulated other comprehensive income, offset by net income of $1.2 million. The decrease in accumulated other comprehensive income was due to the unrealized market value decline of the available for sale investment security portfolio.

     LOAN PORTFOLIO. At December 31,1999, total loans increased $11.9 million or 13.9% to $97.1 million from $85.3 million at December 31, 1998. Table 6 presents major classifications of loans receivable at December 31, 1999, 1998 and 1997. Table 7 presents loan maturities and interest sensitivity for certain loan classifications at December 31, 1999. The loan mix did not change in any material respect compared with December 31, 1999. The loan portfolio increase is the result of developing new real estate loan programs and efforts to develop new commercial and indirect lending relationships in the bank's expanded market area of Berkeley County, West Virginia. The bank's management believes additional growth in all lending areas is possible into year 2000. Management's intent is to control the loan volume in a manner which would produce a loan to deposit ratio between 75% and 80% and maintain credit quality. Such efforts were successful as the loan to deposit ratio was 78.9% at December 31, 1999, and 74.9% at December 31, 1998. The ratio of net charge-offs to average loans outstanding was .10% in 1999 and .11% in 1998.

     The loan portfolio classifications of installment and commercial real estate did not change significantly in 1999 and 1998. Growth recorded in the commercial loan area resulted in increases of 34.6% to $5.2 million outstanding at December 31, 1999, and 39% to $3.9 million outstanding December 31, 1998. These increases in commercial lending is primarily the result of efforts to develop new relationships with commercial entities in the area. The bank's market area was expanded to Berkeley County, West Virginia in 1998 which provides a much larger area for commercial lending. The bank's management feels additional growth in the commercial area is possible in 2000.

     Real estate mortgage loans comprised mainly of single-family one to four family residences continued to be the bank's dominant loan category. Mortgage lending comprises approximately 63% or $61.6 million of the total loan portfolio at December 31, 1999, compared to 64% or $55.4 million at December 31, 1998.

     Demand for the bank's primary mortgage products, variable rate loans carrying annual interest rate adjustments based on one, three and five year Treasury rates continues to increase. The bank is beginning to see an increase in the demand for fixed rate mortgage products, and for all loan products, as the bank enters the Berkeley County, West Virginia real estate market. As of December 31, 1999, 68% of the bank's mortgage loans were in adjustable rate loans and 32% were fixed rate loans. Currently, the bank has approximately $1.7 million in fixed rate loans in the portfolio which were originated under terms that would allow them to be sold on the secondary market.

     Additional information on the composition of the loan portfolio may be found in Note 4 of the Notes to the Consolidated Financial Statements.

     Bank policy requires those loans which are past due 90 days or more be placed on nonaccrual status unless they are both well secured and in the process of collection. As of December 31, 1999 and 1998, nonaccrual loans approximated
 .02% and .32% of total loans (net), respectively.

TABLE 6. LOANS RECEIVABLE

                                                       1999      1998      1997
                                                      -------   -------   -------
                                                             IN THOUSANDS
Real estate.........................................  $61,625   $55,412   $51,495
Commercial real estate..............................    9,569     8,541     8,367
Consumer............................................   21,778    18,408    18,311
Commercial..........................................    5,185     3,853     2,771
Overdrafts..........................................       28        83        96
                                                      -------   -------   -------
                                                      $98,185   $86,297   $81,040
Net deferred loan fees, premiums and discounts......       88        80        45
Allowance for loan losses...........................   (1,148)   (1,122)   (1,019)
                                                      -------   -------   -------
                                                      $97,125   $85,255   $80,066
                                                      =======   =======   =======

TABLE 7. LOAN MATURITIES AND INTEREST SENSITIVITY (1)

                                                     DECEMBER 31, 1999
                                       ---------------------------------------------
                                       ONE YEAR   ONE THROUGH      OVER
                                       OR LESS    FIVE YEARS    FIVE YEARS    TOTAL
                                       --------   -----------   ----------   -------
                                                       IN THOUSANDS
Commercial, financial and
  agricultural.......................   $5,530      $1,058        $8,166     $14,754
Real estate -- construction..........    1,325          --            --       1,325
                                        ------      ------        ------     -------
     Total...........................   $6,855      $1,058        $8,166     $16,079
                                        ======      ======        ======     =======
Loans with predetermined interest
  rate...............................   $3,583      $1,058        $1,879     $ 6,520
Loans with variable interest rate....    3,272          --         6,287       9,559
                                        ------      ------        ------     -------
     Total...........................   $6,855      $1,058        $8,166     $16,079
                                        ======      ======        ======     =======

(1) Excludes residential mortgages and consumer loans.


     NONPERFORMING LOANS AND ALLOWANCE FOR LOAN LOSSES. Nonperforming loans consist of loans in nonaccrual status, loans which are past due 90 days or more and still accruing interest and restructured loans. As of December 31, 1999, management is not aware of any problem loans other than those which are on nonaccrual status or past due 90 days or more and still accruing interest. Table 8 sets forth the amounts of such loans as of the dates indicated.

TABLE 8. NON-PERFORMING ASSETS

                                                              DECEMBER 31,
                                                          --------------------
                                                          1999    1998    1997
                                                          ----    ----    ----
                                                              IN THOUSANDS
Nonaccrual loans........................................  $ 22    $275    $ 91
Loans past due 90 days or more still accruing
  interest..............................................    79       7      91
Restructured loans......................................    --       1       5
                                                          ----    ----    ----
     Total nonperforming loans..........................  $101    $283    $187
                                                          ----    ----    ----
Other real estate owned.................................  $ 67    $122    $136
                                                          ----    ----    ----
     Total nonperforming assets.........................  $168    $405    $323
                                                          ====    ====    ====
Ratios:
Nonperforming loans/Total loans.........................  0.10%   0.33%   0.23%
Nonperforming assets/Total assets.......................  0.12%   0.31%   0.28%
Allowance for loan losses/Total loans...................  1.18%   1.32%   1.27%


     The allowance for loan losses is the best estimate by management of the probable losses which have been incurred as of the respective balance sheet date. Management makes a determination quarterly by its analysis of overall loan quality, changes in the mix and size of the loan portfolio, previous loss experience, general economic conditions, information about specific borrowers and other factors. The Bank's methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the results of analyses of individual loans that are being monitored for potential credit problems and pools of loans within the portfolio. The allocated portion of the allowance for loans is based principally on current loan risk ratings, historical loan loss rates adjusted to reflect current conditions, as well as analyses of other factors that may have affected the collectibility of loans in the portfolio. The Bank analyzes all commercial loans that are being monitored as potential credit problems to determine whether such loans are impaired, with impairment measured by reference to the borrowers' collateral values and cash flows. The uncollected portion of the allowance for loan losses represents the results of analyses that measure probable losses inherent in the portfolio that are not adequately captured in the allocated allowance analyses. These analyses include consideration of unidentified losses inherent in the portfolio resulting from changing underwriting criteria, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected overall credit criteria and other economic indicators used to estimate probable incurred losses. The bank has no loans which are considered to be impaired as of December 31, 1999 and 1998. At December 31, 1999 and 1998, the allowance for loan losses totaled $1.1 million. The allowance for loan losses as a percentage of loans was 1.17% and 1.30% as of December 31, 1999 and 1998. The provision for loan losses exceeded net charge-offs by $26,000 and $104,000 in 1999 and 1998. An analysis of the allowance for loan losses for the years ended December 31, 1999 and 1998 may be found in Note 4 of the Notes to the Consolidated Financial Statements and Table 9.


     The provision for loan losses is a charge to earnings which is made to maintain the allowance for loan losses at a sufficient level. In 1999, 1998 and 1997, the provision totaled $118,000, $196,000 and $174,000, respectively. While loan quality remains good and, as noted previously, past due and nonaccrual loans are minimal, management decreased the provision for loan losses in 1999 based on the OCC's recommendation to management. Having thus decreased the provision for loan losses, management believes the allowance for loan losses to be adequate and is not aware of any information relating to the loan portfolio which it expects will materially impact future operating results, liquidity or capital resources. In addition, federal regulators may require additional reserves as a result of their examination of the bank. The allowance for loan losses reflects what management currently believes is an adequate level of allowance, although there can be no assurance that future losses will not exceed the estimated amounts, thereby adversely affecting future results of operations.

TABLE 9. ALLOWANCE FOR LOAN LOSSES

                                                       1999      1998      1997
                                                      ------    ------    ------
                                                             IN THOUSANDS
Balance, beginning of year..........................  $1,122    $1,019    $  917
                                                      ------    ------    ------
Provision charged to expense........................  $  118    $  195    $  174
                                                      ------    ------    ------
Loans charged off:
     Commercial, financial and agricultural.........  $    7    $    5    $    3
     Consumer.......................................      97       107        81
     Mortgage.......................................      14        16        18
                                                      ------    ------    ------
     Total loans charged off........................  $ (118)   $ (128)   $ (102)
                                                      ------    ------    ------
Recoveries:
     Commercial, financial and agricultural.........  $    5    $    4    $    7
     Consumer.......................................      21        32        23
                                                      ------    ------    ------
     Total recoveries...............................  $   26    $   36    $   30
                                                      ------    ------    ------
     Net charge-offs................................  $  (92)   $  (92)   $  (72)
                                                      ------    ------    ------
Balance, end of year................................  $1,148    $1,122    $1,019
                                                      ======    ======    ======

TABLE 10. ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                                     DECEMBER 31
                       ------------------------------------------------------------------------
                                1999                     1998                     1997
                       ----------------------   ----------------------   ----------------------
                                 PERCENT OF               PERCENT OF               PERCENT OF
                                  LOANS IN                 LOANS IN                 LOANS IN
                                    EACH                     EACH                     EACH
                                 CATEGORY TO              CATEGORY TO              CATEGORY TO
                       AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS
                       ------   -------------   ------   -------------   ------   -------------
                                                     IN THOUSANDS
Commercial, financial
  and agriculture....  $  89           5%       $  41           5%       $  32           3%
Real estate --
  mortgage...........    284          73          531          74          373          74
Installment and
  other..............    558          22          265          21          188          23
Unallocated..........    217         N/A          285         N/A          426         N/A
                       ------        ---        ------        ---        ------        ---
    Total............  $1,148        100%       $1,122        100%       $1,019        100%
                       ======        ===        ======        ===        ======        ===

     SECURITIES PORTFOLIO AND FEDERAL FUNDS SOLD. The bank's securities portfolio consists of only available for sale securities. Classifying the securities portfolio as available for sale provides management with increased ability to manage the balance sheet structure and address asset/liability management issues when needed. The fair value of the investment portfolio has decreased $2.4 million to $31.2 million at December 31, 1999 from 1998.

     The composition of the portfolio continues to reflect the bank's conservative philosophy which places greater importance on safety and liquidity than on yield. At December 31, 1999, approximately 92.8% of the portfolio is comprised of US Treasury and Agency securities and 6.8% in State and Political Subdivision securities. The term to maturity is limited to seven years for treasury and agency bonds and 10 years for municipal bonds. Typically, investments in agency bonds contain a call feature. These bonds generally have a somewhat higher yield. The average term to maturity of the portfolio as of December 31, 1999 was 5.5 years.

     The bank generally participates in the overnight federal funds sold market. Depending upon specific investing or funding strategies and/or normal fluctuations in loan and deposit balances, the bank may need, on occasion, to purchase funds on an overnight basis. At December 31, 1999, the bank had no federal funds sold. In 1999 and 1998, the average balance in federal funds sold was $1.2 million and $2.0 million, respectively.

     DEPOSITS AND OTHER FUNDING SOURCES. Total deposits were $124.5 million at December 31, 1999, an increase of $9.2 million or 8.0% of deposits at December 31, 1998. Average deposits, however, showed a $13.5 million, or 12.5% growth, to $120.9 million in 1999. The growth is partially due to the bank entering an expanded market into Berkeley County, West Virginia with the opening of the Hedgesville Branch. Deposits at the Hedgesville Branch totaled $12.8 million at December 31, 1999, an increase of $9.0 million over December 31, 1998.

     Noninterest bearing deposits also grew by $1.7 million or 12.1%, during 1999 from $14.0 million at December 31, 1998, to $15.7 million at December 31, 1999. At December 31, 1999, noninterest bearing deposits represented 12.6% of total deposits compared to 12.1% for 1998. Average noninterest bearing deposits increased 22.8% from $12.2 million in 1998 to $14.9 million in 1999. The bank has been promoting a new noninterest bearing deposit account with no minimum balance and check truncation. Some growth has occurred in the noninterest bearing deposit category, but a shift of dollars from other noninterest bearing accounts to the no minimum balance account has also occurred.


     Interest bearing deposits increased by $7.5 million or 7.4% to $108.9 million at December 31, 1999. Interest bearing checking decreased by $160,000 in 1999. Included in this category are NOW accounts and Money Market Accounts. Savings accounts decreased $679,000 in 1999 over the previous year to $16.4 million while the average savings deposits fell $141,000 or .81% to $17.3 million at December 31, 1999. The bank's largest source of interest bearing funds is certificates of deposit. These accounts totaled $69.5 million at December 31, 1999, an increase of $8.3 million or 13.7%. While the certificate of deposit accounts increased, the composition of the portfolio also changed. Certificates of deposit with a term of one year or less fell by $384,000 while certificates of deposit that mature beyond one year (includes 36-month Ultimate
CD) increased by $1.3 million. Certificates of deposit over $100,000 increased by $8.1 million or 81.2% in 1999. The 36-month Ultimate CD is a product which allows the customer to withdraw all or a portion of the CD on the first or second year anniversary date without penalty. Deposits may also be made to this CD at any time. This CD has become very popular and was used in the grand opening promotion for the Hedgesville Branch. Much of the increase in certificates of deposit that mature beyond one year was into the 36-month Ultimate CD. A large portion of the increase in certificates of deposit over $100,000 is due to the customers depositing money into their 36-month Ultimate CD putting the balance over $100,000. Management expects the majority of certificates of deposits maturing within one year to be renewed or redeposited into other certificate products. However, the Bank may have to seek other funding sources such as borrowings if a sufficient amount of the certificates of deposits are not renewed or transferred to other certificate products. In anticipation of the certificate of deposits maturing, the Bank has developed a new 26-month certificate of deposit with attractive interest rates relative to competition.


     The following is a summary of the maturity distribution of certificates of deposit in amounts of $100,000 or more as of December 31, 1999:

TABLE 11. MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

                                              AMOUNT     PERCENT
                                              -------    -------
                                                (IN THOUSANDS)
Three months of less........................  $ 6,239     34.58%
Three through six months....................    3,784     20.97%
Six through twelve months...................    2,482     13.76%
Over twelve months..........................    5,537     30.69%
                                              -------    ------
     Total..................................  $18,042    100.00%
                                              =======    ======

     CAPITAL RESOURCES. The bank is and has been well capitalized. Total shareholders' equity at December 31, 1999 of $12.2 million represents 8.8% of total assets. This compares to $12.5 million or 9.7%, at December 31, 1998. Included in capital at December 31, 1999 are $892,000 of unrealized losses on available for sale securities, net of deferred income taxes. At December 31, 1998, the bank had unrealized gains on available for sale securities, net of deferred income taxes of $140,000. Such unrealized gains and losses are recorded net of related deferred taxes and are primarily a function of available market interest rates relative to the yield being generated on the available for sale portfolio. No earnings impact results, however, unless the securities are actually sold.

     Although not heavily traded, information available to management indicates the market value of the bank's stock traded during 1999 in a range from $100.00 to $150.00 per share. During 1998, the market value of the bank's stock ranged from $75.00 immediately after the two for one stock split effected as a 100% stock dividend in March 1998 to $90.00 per share in December 1998. Book value per share decreased from $54.66 at December 31, 1998 to $53.48 at December 31, 1999. Dividends, which are declared by the board of directors semiannually, remained stable at $2.00 per share for 1999 and 1998. All per share amounts have been restated to reflect the stock split in March 1998, except for market values.

     The Federal Reserve's risk-based capital guidelines provide for the relative weighting of both on-balance-sheet and off-balance-sheet items based on their degree of risk. The bank continues to exceed all regulatory capital requirements, and is unaware of any trends or uncertainties, nor do any plans exist, which may materially impair or alter its capital position.

     RETURN ON EQUITY AND ASSETS. The following table shows consolidated operating and capital ratios for the periods indicated.

TABLE 12. OPERATING AND CAPITAL RATIOS

                                                  YEARS ENDED
                                                  DECEMBER 31,
                                                 --------------
                                                 1999     1998
                                                 -----    -----
Return on average assets.......................    .90%    1.07%
Return on average equity.......................   9.66    10.60
Dividend payout ratio..........................  37.54    35.20
Average equity to average assets ratio.........   9.35    10.13


     LIQUIDITY AND INTEREST RATE SENSITIVITY. The objective of the bank's liquidity management program is to ensure the continuous availability of funds to meet the withdrawal demands of depositors and the credit needs of borrowers. The basis of the bank's liquidity comes from the stability of its core deposits. Liquidity is also available through the available for sale securities portfolio and short-term funds such as federal funds sold. At December 31, 1999, these sources totaled $31.2 million, or 22.5% of total assets. In addition, liquidity may be generated through loan repayments and over $6.0 million of available borrowing arrangements with correspondent banks. At December 31, 1999, management considered the bank's ability to satisfy its anticipated liquidity needs over the next 12 months. Management believes that the bank is well positioned and has ample liquidity to satisfy these needs. The Bank generated $1.8 million of cash from operations in 1999, which compares to $1.7 million in 1998, and $1.8 million in 1997. Additional cash of $8.7 million, $12.6 million and $4.7 million was generated through net financing activities in 1999, 1998 and 1997. These proceeds along with proceeds from the sales and maturities of investment securities were used to fund loans and purchase securities during each year. Net cash used in investing activities totaled $9.4 million in 1999 compared to $13.4 million in 1998 and $7.2 million in 1997. Details on the sources and uses of cash can be found in the Consolidated Statements of Cash Flows in the consolidated financial statements.



     The objective of the bank's interest rate sensitivity management program, also known as asset/liability management, is to maximize net interest income while minimizing the risk of adverse effects from changing interest rates. This is done by controlling the mix and maturities of interest sensitive assets and liabilities. The bank has established an asset/liability committee for this purpose. Daily management of the Bank's sensitivity of earnings to changes in interest rates within the Bank's policy guidelines are monitored by using a combination of off-balance sheet and on-balance sheet financial instruments. The Bank's Chief Executive Officer, Senior Lending Officer and the Chief Financial Officer monitor day to day deposit flows, lending requirements and the competitive environment. Rate changes occur within policy guidelines if necessary to minimize adverse affects. Also, the Banks policy is intended to ensure the Bank measures a range of rate scenarios and patterns of rate movements that are reasonably possible. The Bank measures the impact that 200 basis point changes in rates would have earnings over the next twelve months.


     One common interest rate risk measure is the gap, or the difference between rate sensitive assets and rate sensitive liabilities. A positive gap occurs when rate sensitive assets exceed rate sensitive liabilities. This tends to be beneficial in rising interest rate environments. A negative gap refers to the opposite situation and tends to be beneficial in declining interest rate environments. However, the gap does not consider future changes in the volume of rate sensitive assets or liabilities or the possibility that interest rates of various products may not change by the same amount or at the same time. In addition, certain assumptions must be made in constructing the gap. For example, the bank considers administered rate deposits, such as savings accounts, to be immediately rate sensitive although their rate sensitivity could differ from this assumption. The bank monitors its gap on a quarterly basis. Table 13 presents an interest sensitivity analysis of the bank's assets and liabilities at December 31, 1999.

TABLE 13. INTEREST SENSITIVITY ANALYSIS





                                                                      AS OF DECEMBER 31, 1999
                                     -----------------------------------------------------------------------------------------
                                                                    INTEREST SENSITIVITY PERIOD
                                     -----------------------------------------------------------------------------------------
                                       2000       2001       2002       2003       2004     THEREAFTER    TOTAL     FAIR VALUE
                                     --------   --------   --------   --------   --------   ----------   --------   ----------
                                                                          (IN THOUSANDS)
Rate sensitive assets
Loans, net of unearned interest....  $ 27,230   $ 10,056   $ 11,629   $ 14,272   $ 15,168    $18,835       97,190    $97,060
  Average interest rate............      8.25%      8.18%      8.15%      8.10%      8.10%      7.86%        8.11%
Securities.........................       870         --        670      1,500      3,000     30,585       36,625     31,187
  Average interest rate............      8.34%        --       7.04%      6.14%      6.33       6.62%        6.64%
                                     --------   --------   --------   --------   --------    -------     --------
  Total interest sensitive
    assets.........................  $ 28,100   $ 10,056   $ 12,299   $ 15,772   $ 18,168    $49,420     $133,815
                                     ========   ========   ========   ========   ========    =======     ========
Rate sensitive liabilities
Non-interest-bearing deposits......  $  1,565   $  1,565   $  1,565   $  1,565   $  1,565    $ 7,828     $ 15,653    $15,653
  Average interest rate............        --         --         --         --         --         --           --         --
Savings and interest-bearing
  checking.........................     3,929      3,929      3,929      3,929      3,929     19,647       39,292     39,292
  Average interest rate............      2.00%      2.00%      2.00%      2.00%      2.00%      2.00%        2.00%
Time Deposits......................    43,497     18,896      5,613      1,026        435         --       69,467     70,575
  Average interest rate............      5.56%      5.50%      5.00%      5.55%      5.10%        --%        5.55%
                                     --------   --------   --------   --------   --------    -------     --------
  Total interest sensitive
    liabilities....................  $ 48,991   $ 24,390   $ 11,107   $  6,520   $  5,929    $27,475     $124,412
                                     ========   ========   ========   ========   ========    =======     ========
GAP................................  $(20,891)  $(14,334)  $  1,192   $  9,252   $ 12,239    $21,945
Cumulative GAP.....................  $(20,891)  $(35,225)  $(34,033)  $(24,781)  $(12,542)   $ 9,403
GAP to sensitive assets ratio......    (15.61)%   (10.71)%     0.89%      6.91%      9.15%     16.40%
Cumulative GAP to sensitive assets
  ratio............................    (15.61)%   (26.32)%   (25.43)%   (18.52)%    (9.37)%     7.03%
GAP to total assets ratio..........    (15.07)%   (10.34)%     0.86%      6.67%      8.83%     15.83%
Cumulative GAP to total assets
  ratio............................    (15.07)%   (25.41)%   (24.55)%   (17.87)%    (9.05)%     6.78%


     IMPACT OF INFLATION. The results of operations and financial position of the bank have been presented based on historical cost, unadjusted for the effects of inflation, except for the recording of unrealized gains and losses on securities available for sale. Inflation could significantly impact the value of the bank's interest rate sensitive assets and liabilities and the cost of noninterest expenses, such as salaries, benefits and other operating expenses. Management of the money supply by the Federal Reserve to control the rate of inflation may have an impact on the earnings of the bank. Further, changes in interest rates to control inflation may have a corresponding impact on the ability of certain borrowers to repay loans granted by the bank.

     As a financial intermediary, the bank holds a high percentage of interest rate sensitive assets and liabilities. Consequently, the estimated fair value of a significant portion of the bank's assets and liabilities change more frequently than those of non-banking entities. The bank's policies attempt to structure its mix of financial instruments and manage its interest rate sensitivity in order to minimize the potential adverse effects of market forces on its net interest income, earnings and capital. A comparison of the carrying value of the bank's financial instruments to their estimated fair value as of December 31, 1999 and December 31, 1998 is disclosed in Note 18 of the Notes to the Consolidated Financial Statements.

                ADDITIONAL INFORMATION ABOUT THE HOLDING COMPANY

     CNB Financial was incorporated on March 20, 2000, under the general corporation laws of West Virginia to serve as a bank holding company in the reorganization and, therefore, the holding company has no prior operating history. Its principal office is located at 212 S. Washington Street, P. O. Box 130, Berkeley Springs, West Virginia 25411, and its telephone number is (304) 258-1520.

     The holding company is authorized to issue 5,000,000 shares of common stock, par value $1.00 per share. Certain directors currently own 12,000 shares of the holding company's common stock, which will constitute all of the issued and outstanding capital stock of the holding company immediately prior to the reorganization. On the effective date of the reorganization, all of the stock held by those persons will be redeemed and canceled.

                                 OTHER MATTERS

     As of the date of this proxy statement/prospectus, management is not aware of any business to come before the special meeting other than the matters that are described in this proxy statement/prospectus. However, if any other matters properly come before the special meeting, we intend that the proxies solicited by this proxy statement/prospectus will be voted on those other matters in accordance with the judgment of the persons voting the proxies.

                                 LEGAL MATTERS

     Jackson & Kelly PLLC, Charleston, West Virginia, will pass upon the validity of the holding company stock to be issued in the reorganization and certain federal tax matters.

                      WHERE YOU CAN FIND MORE INFORMATION

     CNB Financial has filed with the Securities and Exchange Commission a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to the shares of its stock it will issue in the merger/reorganization. This proxy statement/prospectus does not contain all information set forth in the Registration Statement and the exhibits thereto.

     You may obtain copies, at prescribed rates, of this additional information from the following SEC locations.

Public Reference Room  New York Regional Office  Chicago Regional Office
  450 Fifth Street,      7 World Trade Center        Citicorp Center
        N.W.                  Suite 1300         500 West Madison Street
      Room 1024           New York, NY 10048           Suite 1400
Washington, DC 20549                             Chicago, IL 60661-2511

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. This SEC filing is also available to the public from commercial document retrieval services and at Internet world wide web site maintained by the SEC at "http://www.sec.gov."

                                    CONTENTS


Independent Auditor's Report................................   F-1
Consolidated Financial Statements:
  Consolidated Statements of Financial Condition as of
     December 31, 1999 and 1998.............................   F-2
  Consolidated Statements of Income for the Three Years
     Ended December 31, 1999................................   F-3
  Consolidated Statements of Changes in Shareholders' Equity
     for the Three Years Ended December 31, 1999............   F-4
  Consolidated Statements of Cash Flows for the Three Years
     Ended December 31, 1999................................   F-5
  Notes to Consolidated Financial Statements................   F-6
Interim Consolidated Financial Statements:                    F-25
  Consolidated Statements of Financial Condition as of March
     31, 2000 and 1999......................................  F-26
  Consolidated Statements of Income for the Three Months
     Ended March 31, 2000 and 1999..........................  F-27
  Consolidated Statements of Changes in Shareholders' Equity
     for the Three Months Ended March 31, 2000 and 1999.....  F-28
  Statements of Cash Flows for the Three Months Ended March
     31, 2000 and 1999......................................  F-29
  Notes to Interim Financial Statements.....................  F-30

                          INDEPENDENT AUDITOR'S REPORT

Shareholders and Board of Directors
Citizens National Bank of Berkeley Springs and Subsidiary
Berkeley Springs, West Virginia

     We have audited the accompanying consolidated statements of financial condition of the Citizens National Bank of Berkeley Springs and Subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Citizens National Bank of Berkeley Springs and Subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                       /s/ Smith Elliott Kearns & Company, LLC

Hagerstown, Maryland
January 21, 2000

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                           DECEMBER 31, 1999 AND 1998

                                                        1999            1998
                                                    ------------    ------------
                      ASSETS
Cash and due from banks...........................  $  4,035,293    $  2,862,300
Federal funds sold................................            --       2,000,000
Securities available for sale (at approximate
  market value)...................................    31,186,678      33,593,959
Loans receivable, net.............................    97,124,993      85,255,050
Loans held for sale...............................        65,300              --
Accrued interest receivable.......................       871,671         846,744
Foreclosed real estate (held for sale), net.......        66,938         122,379
Premises and equipment, net.......................     3,360,924       3,474,996
Deferred income taxes.............................       849,721         250,841
Cash surrender value of life insurance............       670,734         604,731
Intangible assets.................................       108,267         116,000
Other assets......................................       307,220         473,169
                                                    ------------    ------------
     TOTAL ASSETS.................................  $138,647,739    $129,600,169
                                                    ============    ============

       LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits:
     Demand.......................................  $ 15,653,259    $ 13,968,331
     Interest-bearing demand......................    22,942,904      23,103,186
     Savings......................................    16,446,507      17,125,907
     Time, $100,000 and over......................    18,042,001       9,954,710
     Other time...................................    51,425,277      51,168,087
                                                    ------------    ------------
                                                    $124,509,948    $115,320,221
  Accrued interest payable........................       816,619         731,879
  Accrued expenses and other liabilities..........     1,072,451       1,029,804
                                                    ------------    ------------
     TOTAL LIABILITIES............................  $126,399,018    $117,081,904
                                                    ------------    ------------

SHAREHOLDERS' EQUITY
  Common stock, $10 par value; 600,000 shares
     authorized; 229,024 shares outstanding.......  $  2,290,240    $  2,290,240
  Capital surplus.................................     2,031,400       2,031,400
  Retained earnings...............................     8,818,791       8,056,610
  Accumulated other comprehensive income..........      (891,710)        140,015
                                                    ------------    ------------
     TOTAL SHAREHOLDERS' EQUITY...................  $ 12,248,721    $ 12,518,265
                                                    ------------    ------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY...  $138,647,739    $129,600,169
                                                    ============    ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                              1999          1998          1997
                                           ----------    ----------    ----------
INTEREST INCOME
  Interest and fees on loans.............  $7,779,359    $7,342,065    $6,895,881
  Interest and dividends on securities:
     United States Treasury securities...      55,516       114,631       114,180
     U.S. Government agencies and
       corporations......................   1,855,665     1,374,600     1,175,067
     State and political subdivisions....     185,680       274,453       310,718
     Other...............................       8,206         6,926         5,718
  Interest on federal funds sold.........      60,968       130,863       149,681
                                           ----------    ----------    ----------
                                           $9,945,394    $9,243,538    $8,651,245
                                           ----------    ----------    ----------
INTEREST EXPENSE
  Interest on interest bearing demand,
     savings and time deposits...........  $4,594,966    $4,171,379    $3,820,545
  Interest on federal funds purchased....       2,607           359            --
                                           ----------    ----------    ----------
                                           $4,597,573    $4,171,738    $3,820,545
                                           ----------    ----------    ----------
     NET INTEREST INCOME.................  $5,347,821    $5,071,800    $4,830,700

PROVISION FOR LOAN LOSSES................     117,999       195,600       174,292
                                           ----------    ----------    ----------
     NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES...................  $5,229,822    $4,876,200    $4,656,408
                                           ----------    ----------    ----------
NONINTEREST INCOME
  Service charges on deposit accounts....  $  247,159    $  191,406    $  164,483
  Other service charges, commissions and
     fees................................     176,951       139,071       111,961
  Insurance income.......................      92,650         3,501            --
  Other operating income.................      55,139        50,538        40,283
  Net gain (loss) on sale of
     securities..........................      (4,262)       17,570       (21,584)
  Gain (loss) on sale of other real
     estate owned........................      (2,890)       13,329         9,292
                                           ----------    ----------    ----------
                                           $  564,747    $  415,415    $  304,435
                                           ----------    ----------    ----------
NONINTEREST EXPENSES
  Salaries...............................  $1,713,298    $1,550,588    $1,405,811
  Employee benefits......................     532,762       456,735       385,320
  Occupancy of premises..................     203,442       168,411       149,186
  Furniture and equipment expense........     262,794       247,317       243,878
  Other operating expenses...............   1,241,226       949,081       823,634
                                           ----------    ----------    ----------
                                           $3,953,522    $3,372,132    $3,007,829
                                           ----------    ----------    ----------
     INCOME BEFORE INCOME TAXES..........  $1,841,047    $1,919,483    $1,953,014
PROVISION FOR INCOME TAXES...............     620,818       618,249       635,965
                                           ----------    ----------    ----------
     NET INCOME..........................  $1,220,229    $1,301,234    $1,317,049
                                           ==========    ==========    ==========
BASIC EARNINGS PER SHARE.................  $     5.33    $     5.68    $     5.75
                                           ==========    ==========    ==========


The Notes to Consolidated Financial Statements are an integral part of these statements.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                  ACCUMULATED
                                                                                     OTHER           TOTAL
                                            COMMON      CAPITAL      RETAINED    COMPREHENSIVE   SHAREHOLDERS'
                                            STOCK       SURPLUS      EARNINGS       INCOME          EQUITY
                                          ----------   ----------   ----------   -------------   -------------
BALANCE, DECEMBER 31, 1996..............  $1,145,120   $2,031,400   $7,469,773    $   (45,511)    $10,600,782
Comprehensive income:
  Net income for 1997...................          --           --    1,317,049             --              --
  Change in unrealized gains (losses) on
    securities available for sale (net
    of tax of $66,593)..................          --           --           --        154,163              --
Total Comprehensive Income..............          --           --           --             --       1,471,212
Cash dividends ($1.87 per share)........          --           --     (428,278)            --        (428,278)
                                          ----------   ----------   ----------    -----------     -----------
BALANCE, DECEMBER 31, 1997..............  $1,145,120   $2,031,400   $8,358,544    $   108,652     $11,643,716
Comprehensive income:...................          --           --    1,301,234             --              --
  Net income for 1998
  Change in unrealized gains (losses) on
    securities available for sale (net
    of tax of $19,223)..................          --           --           --         31,363              --
Total Comprehensive Income..............          --           --           --             --       1,332,597
Cash dividends ($2.00 per share)........          --           --     (458,048)            --        (458,048)
Stock split effected in the form of a
  100% dividend.........................   1,145,120           --   (1,145,120)            --              --
                                          ----------   ----------   ----------    -----------     -----------
BALANCE, DECEMBER 31, 1998..............  $2,290,240   $2,031,400   $8,056,610    $   140,015     $12,518,265
Comprehensive income:
  Net income for 1999...................          --           --    1,220,229             --              --
  Change in unrealized gains (losses) on
    securities available for sale (net
    of tax of $632,348).................          --           --           --     (1,031,725)             --
Total Comprehensive Income..............          --           --           --             --         188,504
Cash dividends ($2.00 per share)........                              (458,048)                      (458,048)
                                          ----------   ----------   ----------    -----------     -----------
BALANCE, DECEMBER 31, 1999..............  $2,290,240   $2,031,400   $8,818,791    $  (891,710)    $12,248,721
                                          ==========   ==========   ==========    ===========     ===========

The Notes to Consolidated Financial Statements are an integral part of these statements.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997


                                                       1999           1998          1997
                                                   ------------   ------------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income.......................................  $  1,220,229   $  1,301,234   $ 1,317,049
Adjustments to reconcile net income to net cash
  provided by operating activities:
    Depreciation and amortization................       256,642        219,325       219,872
    Provision for loan losses....................       117,999        195,600       174,292
    Deferred income taxes........................        33,468        (34,543)      (69,299)
    Net (gain) loss on sale of securities........         4,262        (17,570)       21,584
    (Gain) loss on sale of real estate owned.....         2,890        (13,329)       (9,292)
    Loss on disposal of fixed assets.............           407             --            --
    (Increase) in loans held for sale............       (65,300)            --            --
    (Increase) decrease in accrued interest
       receivable................................       (24,927)        39,580      (154,829)
    (Increase) in cash surrender value on life
       insurance in excess of premiums paid......       (16,059)       (19,575)      (13,972)
    (Increase) decrease in other assets..........       131,082       (261,635)      (25,730)
    Increase in accrued interest payable.........        84,740        115,653       111,555
    Increase in accrued expenses and other
       liabilities...............................        42,647        137,665       130,180
    Amortization of deferred loan (fees) cost....        44,375         51,806        47,272
    Amortization (accretion) of premium and
       discount on investments...................        (1,030)        (6,315)        3,262
                                                   ------------   ------------   -----------
       NET CASH PROVIDED BY OPERATING
         ACTIVITIES..............................  $  1,831,425   $  1,707,896   $ 1,751,944
                                                   ------------   ------------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES
    Net (increase) in loans......................  $(12,094,817)  $ (5,561,460)  $(5,094,294)
    Proceeds from sales of securities............     7,290,995      8,648,700     8,462,366
    Proceeds from maturities of securities.......     8,495,000     11,815,000     2,828,560
    Purchases of securities......................   (15,046,019)   (25,044,350)  (16,150,000)
    Purchases of premises and equipment..........      (100,377)    (1,235,577)     (322,283)
    Proceeds from sale of other real estate
       owned, net................................       119,489        152,054       131,292
    Net (increase) in real estate owned, net.....        (4,438)            --            --
    Net (increase) decrease in federal funds
       sold......................................     2,000,000     (2,000,000)    2,995,000
    Premiums paid on life insurance..............       (49,944)       (49,944)      (49,225)
    Purchase of intangibles......................            --       (116,000)           --
                                                   ------------   ------------   -----------
       NET CASH (USED IN) INVESTING ACTIVITIES...  $ (9,390,111)  $(13,391,577)  $(7,198,584)
                                                   ------------   ------------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES
    Net increase (decrease) in demand and savings
       deposits..................................  $    845,246   $  3,507,977   $(1,563,687)
    Net increase in time deposits................     8,344,481      9,562,669     6,737,497
    Cash dividends paid..........................      (458,048)      (458,048)     (428,278)
                                                   ------------   ------------   -----------
       NET CASH PROVIDED BY FINANCING
         ACTIVITIES..............................  $  8,731,679   $ 12,612,598   $ 4,745,532
                                                   ------------   ------------   -----------
       NET INCREASE (DECREASE) IN CASH AND CASH
         EQUIVALENTS.............................  $  1,172,993   $    928,917   $  (701,108)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...     2,862,300      1,933,383     2,634,491
                                                   ------------   ------------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR.........  $  4,035,293   $  2,862,300   $ 1,933,383
                                                   ============   ============   ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the year:
    Interest.....................................  $  4,512,832   $  4,056,085   $ 3,708,990
    Income taxes.................................  $    639,000   $    612,604   $   696,881
Net transfer to foreclosed real estate, held for
  sale from loans receivable.....................  $     62,500   $    124,613   $   158,491


The Notes to Consolidated Financial Statements are an integral part of these statements.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  NATURE OF OPERATIONS:

     Citizens National Bank of Berkeley Springs provides a variety of banking services to individuals and businesses through its two locations in Berkeley Springs, West Virginia and its branch in Hedgesville, West Virginia which opened in October 1998. Its primary deposit products are demand deposits and certificates of deposit, and its primary lending products are commercial business, real estate mortgage, and installment loans.

     CNB Insurance Services, Inc., wholly owned subsidiary of Citizens National Bank, (collectively referred to as "the bank"), began operations in November, 1998. CNB Insurance Services, Inc. is a property and casualty insurance agency selling primarily personal lines of insurance in Morgan and Berkeley Counties.

     The accounting policies of the Bank conform to generally accepted accounting principles and to general practices of the banking industry.

  PRINCIPLES OF CONSOLIDATION:

     The consolidated financial statements include the accounts of Citizens National Bank of Berkeley Springs and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated.

  USE OF ESTIMATES:

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  SECURITIES AND MORTGAGE-BACKED SECURITIES:

     The Bank classifies and accounts for investments in equity securities that have readily determinable fair values and for all investments in debt securities as follows:

     a. Debt securities that the Bank has the positive intent and ability to hold to maturity are classified as held-to-maturity securities and reported at amortized cost.

     b. Debt and equity securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings.

     c. Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of shareholders' equity as accumulated other comprehensive income.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     Premiums and discounts are recognized in interest income using the interest method over the period to maturity.

     Gain or loss on sale of securities is based on specific identification method.

  IMPAIRED LOANS:

     Impaired loans are defined as those loans for which it is probable that contractual amounts due will not be received. Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by SFAS No. 118, requires that the measurement of impaired loans is based on the present value of expected future cash flows discounted at the historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Larger groups of small-balance loans such as residential mortgage and installment loans that are considered to be part of homogeneous loan pools are aggregated for the purpose of measuring impairment, and therefore, are not subject to these statements. Management has established a dollar-value threshold for commercial loans. The larger commercial loans are evaluated in accordance with the statements. The Bank has no loans which are considered to be impaired at December 31, 1999 and 1998.

  ALLOWANCE FOR LOAN LOSSES:

     The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The amount of the allowance is based on management's evaluation of the collectibility of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions.

     Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by a provision for loan losses, which is charged to expense and reduced by charge-offs, net of recoveries. Changes in the allowance relating to impaired loans are charged or credited to the provision for loan losses. Because of uncertainties inherent in the estimation process, management's estimate of credit losses inherent in the loan portfolio and the related allowance may change in the near term.

  LOANS HELD FOR SALE:

     The Bank underwrites certain loan originations in a manner so they are eligible for sale in the secondary market. If mortgage loans are originated and held for sale to investors they are classified as held for sale and recorded at the lower of cost or market value. Gains and losses realized from the sale of loans and adjustments to market value are included in non-interest income. The Bank has from time to time sold mortgage loans to the Federal Home Loan Mortgage Corporation (Freddie Mac) and other commercial banks.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  INTANGIBLE ASSETS:

     The intangible asset represents the acquisition in November 1998 by CNB Insurance Services, Inc. of a customer list, contracts and records in the amount of $116,000. The intangible asset is being amortized over fifteen years on a straight line basis.

  LOAN SERVICING:

     The cost of mortgage servicing rights is amortized in proportion to, and over the period of, estimated net servicing revenues. Impairment of mortgage servicing rights is assessed based on the fair value of those rights. Fair values are estimated using discounted cash flows based on a current market interest rate. For purposes of measuring impairment, the rights are stratified based on the predominant risk characteristics of the underlying loans: product type, investor type, interest rate, term and geographic location. An analysis of the risk characteristics of the Bank's loan servicing portfolio allows for all loans to be defined by one risk category.

  INTEREST INCOME ON LOANS:

     Interest on loans is accrued and credited to income based on the principal amount outstanding. The accrual of interest on loans is discontinued when, in the opinion of management, there is an indication that the borrower may be unable to meet payments as they become due. Upon such discontinuance, all unpaid accrued interest is reversed.

  NONPERFORMING/NONACCRUAL ASSETS:

     Nonperforming/nonaccrual assets consist of loans on which interest is no longer accrued, loans which have been restructured in order to allow the borrower the ability to maintain control of the collateral, real estate acquired by foreclosure and real estate upon which deeds in lieu of foreclosure have been accepted. Interest previously accrued but not collected on nonaccrual loans is reversed against current income when a loan is placed on a nonaccrual basis.

  LOANS RECEIVABLE:

     Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity or payoff are reported at their outstanding unpaid principal balances reduced by any charge-offs or specific valuation accounts and net of any deferred fees or costs on originated loans, or unamortized premiums or discounts on purchased loans.

  LOAN ORIGINATION FEES AND COSTS:

     Certain direct costs of originating loans are being capitalized and amortized over the contractual life of the loan as an adjustment of the yield on the related loan.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  PREMISES AND EQUIPMENT:

     Premises and equipment are carried at cost less accumulated depreciation. Depreciation is calculated on both straight-line and accelerated methods over the estimated useful lives of 15 to 50 years for buildings and 3 to 20 years for equipment. Maintenance and repairs are charged to operating expenses as incurred.

  INCOME TAXES:

     Deferred tax assets or liabilities are computed based on the difference between the financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expenses or credits are based on the changes in the asset or liability from period to period.

  PENSION PLAN:

     The Bank's policy is to fund pension costs by annual contributions as required by applicable regulations.

  CASH AND CASH EQUIVALENTS:

     For purposes of the Consolidated Statements of Cash Flows, the Bank has defined cash and cash equivalents as all highly liquid debt instruments purchased with a maturity of three months or less except for federal funds sold. Those amounts are included in the balance sheet captions "Cash and Due From Banks." The Bank has elected to present the net increase or decrease in loans and time deposits in the Consolidated Statements of Cash Flows.

  EARNINGS AND DIVIDENDS PER SHARE:


     Basic earnings and dividends per share are computed on the basis of the weighted average number of 229,024 shares of common stock outstanding during each year.


  OFF-BALANCE SHEET FINANCIAL INSTRUMENTS:

     In the ordinary course of business the Bank has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, commercial lines of credit and letters of credit. Such financial instruments are recorded in the financial statements when they become payable.

  POSTRETIREMENT AND POSTEMPLOYMENT BENEFITS OTHER THAN PENSIONS:

     During the years that the employee renders the necessary service, the Bank accrues the cost of providing postretirement health and life insurance benefits to the employee.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  FORECLOSED REAL ESTATE:

     Real estate properties acquired through, or in lieu of, loan foreclosure are to be sold and are initially recorded at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations are periodically performed by management and the real estate is carried at the lower of carrying amount or fair value less estimated cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in loss on foreclosed real estate. The historical average holding period for such properties is twelve to eighteen months.

  TRUST FEES:

     Trust fees are recorded on the accrual basis.

  ADVERTISING COSTS:

     The Bank expenses advertising costs in the period in which they are incurred. Advertising cost amounted to $82,459, $55,220 and $58,544 for the years ended December 31, 1999, 1998 and 1997, respectively.

  COMPREHENSIVE INCOME:

     In 1998 the Bank adopted Statement of Financial Accounting Standards (SFAS) No. 130 -- Reporting Comprehensive Income. Under SFAS No. 130, comprehensive income is defined as the change in equity from transactions and other events from nonowner sources. It includes all changes in equity except those resulting from investments by shareholders and distributions to shareholders. Comprehensive income includes net income and certain elements of "other comprehensive income" such as foreign currency transactions; accounting for futures contracts; employers accounting for pensions; and accounting for certain investments in debt and equity securities.

     The Bank has elected to report its comprehensive income in the Consolidated Statements of Changes in Shareholders' Equity. The only element of "other comprehensive income" that the Bank has is the unrealized gain or losses on available for sale securities. The 1997 financial statements have been reclassified to reflect these changes in reporting format.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     The components of the change in net unrealized gains (losses) on securities were as follows:

                                                    1999         1998       1997
                                                 -----------   --------   --------
Unrealized holding gains (losses) arising
  during the year..............................  $(1,668,335)  $ 68,156   $199,172
Reclassification adjustment for (gains) losses
  realized in net income.......................        4,262    (17,570)    21,584
                                                 -----------   --------   --------
Net unrealized holding gains (losses) before
  taxes........................................  $(1,664,073)  $ 50,586   $220,756
Tax effect.....................................      632,348    (19,223)   (66,593)
                                                 -----------   --------   --------
Net change.....................................  $(1,031,725)  $ 31,363   $154,163
                                                 ===========   ========   ========

NOTE 2.  RESTRICTIONS ON CASH AND DUE FROM BANKS

     The Bank is required to maintain average daily reserve balances with the Federal Reserve Bank. The amount of these required reserves, calculated based on percentages of certain deposit balances was $1,000,000 at December 31, 1999.

NOTE 3.  SECURITIES AVAILABLE FOR SALE

     The amortized cost and estimated market value of debt securities at December 31, 1999 and December 31, 1998 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 3.  SECURITIES AVAILABLE FOR SALE (CONTINUED)
     Securities available for sale are summarized as follows:


                                                      1999                            WEIGHTED
                               ---------------------------------------------------    AVERAGE
                                               GROSS        GROSS       ESTIMATED       TAX
                                AMORTIZED    UNREALIZED   UNREALIZED      FAIR       EQUIVALENT
                                  COST         GAINS        LOSSES        VALUE        YIELD
                               -----------   ----------   ----------   -----------   ----------
Available for sale:
  U.S. Treasury securities
    After 1 but within 5
      years..................  $   400,699     $   51     $      --    $   400,750      6.77%
                               -----------     ------     ----------   -----------     -----
  U.S. Government agencies
    and corporations
    Within 1 year............  $   250,000     $   --     $   1,094    $   248,906      5.00
    After 1 but within 5
      years..................    4,499,367         --       181,006      4,318,361      6.25
    After 5 but within 10
      years..................   25,230,736         --     1,250,698     23,980,038      6.60
                               -----------     ------     ----------   -----------     -----
                               $29,980,103     $   --     $1,432,798   $28,547,305      6.53
                               -----------     ------     ----------   -----------     -----
  States and political
    subdivision
    Within 1 year............  $   620,637     $6,466     $      --    $   627,103      9.68
    After 1 but within 5
      years..................    1,030,759      2,742         2,237      1,031,264      7.41
    After 5 but within 10
      years..................      363,085         --         8,694        354,391      7.86
    After 10 years...........      100,000         --         3,785         96,215      8.72
                               -----------     ------     ----------   -----------     -----
                               $ 2,114,481     $9,208     $  14,716    $ 2,108,973      8.22
                               -----------     ------     ----------   -----------     -----
  Federal Reserve Bank
    stock....................  $   129,650     $   --     $      --    $   129,650      6.00
                               -----------     ------     ----------   -----------     -----
    Total securities
      available for sale.....  $32,624,933     $9,259     $1,447,514   $31,186,678      6.64%
                               ===========     ======     ==========   ===========     -----



                                                      1998                            WEIGHTED
                               ---------------------------------------------------    AVERAGE
                                               GROSS        GROSS       ESTIMATED       TAX
                                AMORTIZED    UNREALIZED   UNREALIZED      FAIR       EQUIVALENT
                                  COST         GAINS        LOSSES        VALUE        YIELD
                               -----------   ----------   ----------   -----------   ----------
Available for sale:
  U.S. Treasury securities
    Within 1 year............  $   299,978    $  1,052     $    --     $   301,030      5.91%
    After 1 but within 5
      years..................    1,151,200      70,320          --       1,221,520      6.24
                               -----------    --------     -------     -----------     -----
                               $ 1,451,178    $ 71,372     $    --     $ 1,522,550      6.18
                               -----------    --------     -------     -----------     -----
  U.S. Government agencies
    and corporations
    Within 1 year............  $   349,994    $     --     $    --     $   349,994      6.03
    After 1 but within 5
      years..................    4,192,505      40,991      17,970       4,215,526      6.18
    After 5 but within 10
      years..................   22,694,937      87,563      49,436      22,733,064      6.28
                               -----------    --------     -------     -----------     -----
                               $27,237,436    $128,554     $67,406     $27,298,584      6.25
                               -----------    --------     -------     -----------     -----

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 3.  SECURITIES AVAILABLE FOR SALE (CONTINUED)


                                                      1998                            WEIGHTED
                               ---------------------------------------------------    AVERAGE
                                               GROSS        GROSS       ESTIMATED       TAX
                                AMORTIZED    UNREALIZED   UNREALIZED      FAIR       EQUIVALENT
                                  COST         GAINS        LOSSES        VALUE        YIELD
                               -----------   ----------   ----------   -----------   ----------
  States and political
    subdivisions
    Within 1 year............  $   815,156    $  6,365     $    --     $   821,521      9.74
    After 1 but within 5
      years..................    3,206,008      76,168          --       3,282,176      8.46
    After 5 but within 10
      years..................      428,700       6,567          --         435,267      7.44
    After 10 years...........      100,000       4,211          --         104,211      8.67
                               -----------    --------     -------     -----------     -----
                               $ 4,549,864    $ 93,311     $    --     $ 4,643,175      8.60
                               -----------    --------     -------     -----------     -----
  Federal Reserve Bank
    stock....................  $   129,650    $     --     $    --     $   129,650      6.00
                               -----------    --------     -------     -----------     -----
Total securities available
  for sale...................  $33,368,128    $293,237     $67,406     $33,593,959      6.58%
                               ===========    ========     =======     ===========     -----


     The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law totaled $9,467,490 at December 31, 1999 and $9,018,282 at December 31, 1998.

     Proceeds from sales of securities available for sale (excluding maturities) for the years ended December 31, 1999, 1998 and 1997 were $7,290,995, $8,648,700, and $8,462,366, respectively. Gross gains (losses) of $15,829 and $(20,091) in 1999, $33,483 and $(15,913) in 1998, and $14,189 and $(35,773) in
1997 were realized on the respective sales.

NOTE 4.  LOANS RECEIVABLE

     Major classifications of loans at December 31, 1999 and 1998, were as follows:

                                                 1999           1998
                                              -----------    -----------
Real estate.................................  $61,624,632    $55,412,444
Commercial real estate......................    9,568,985      8,540,639
Consumer....................................   21,778,574     18,407,662
Commercial..................................    5,184,988      3,852,914
Overdrafts..................................       28,121         83,226
                                              -----------    -----------
                                              $98,185,300    $86,296,885
Net deferred loan fees, premiums and
  discounts.................................       87,539         80,320
Allowance for loan losses...................   (1,147,846)    (1,122,155)
                                              -----------    -----------
                                              $97,124,993    $85,255,050
                                              ===========    ===========

     At December 31, 1999, approximately $22,764,000 or 32.0% of the real estate loans had fixed rates of interest and $48,430,000 or 68.0% had adjustable rates of interest.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 4.  LOANS RECEIVABLE (CONTINUED)
     An analysis of the allowance for loan losses were as follows:

                                      1999          1998          1997
                                   ----------    ----------    ----------
Balance, Beginning...............  $1,122,155    $1,018,818    $  916,736
  Provision charged to
     operations..................     117,999       195,600       174,292
  Recoveries.....................      26,270        35,634        29,793
  Loans charged off..............    (118,578)     (127,897)     (102,003)
                                   ----------    ----------    ----------
Balance, Ending..................  $1,147,846    $1,122,155    $1,018,818
                                   ==========    ==========    ==========

     Loans are placed on nonaccrual status when, in the judgement of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. A summary of nonaccrual loans is as follows:

                                                       DECEMBER 31,
                                                    -------------------
                                                     1999        1998
                                                    -------    --------
Real estate loans.................................  $    --    $232,288
Consumer loans....................................   22,157      42,293
Commercial loans..................................       --          --
                                                    -------    --------
                                                    $22,157    $274,581
                                                    =======    ========

     The contractual amount of interest that would have been recorded on nonaccrual loans during 1999 and 1998 was $29,292 and $16,594, respectively. The amount of interest income that was recorded on nonaccrual loans during 1999 and 1998 was $23,025 and $14,987, respectively.

     The Bank is not committed to lend additional funds to debtors whose loans are nonperforming or on nonaccrual status.

NOTE 5.  LOAN SERVICING

     Mortgage loans serviced for others are not included in the accompanying financial statements. The unpaid principal balances of mortgage loans serviced for others was $6,189,932 and $7,655,856 at December 31, 1999 and 1998,
respectively.

     Custodial balances maintained in connection with the foregoing loan servicing, and included in demand deposits, were $143,486 and $113,674 at December 31, 1999 and 1998, respectively.

     Mortgage servicing rights of $12,253 were capitalized in 1998. The Bank did not capitalize any mortgage servicing rights in 1999. An analysis of the predominant risk characteristics indicates that there is not more that a normal amount of prepayment risk and thus no write down is necessary. Amortization of mortgage servicing rights was $2,258 and $2,439 in 1999 and 1998, respectively. Mortgage servicing rights at the end of the years December 31, 1999 and 1998 were $36,370 and $38,472, respectively.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 6.  PREMISES AND EQUIPMENT

     Major classifications of premises and equipment at December 31 were as follows:

                                                             1999         1998
                                                          ----------   ----------
Land and land improvements..............................  $  981,150   $  981,150
Banking house -- main...................................   1,282,560    1,281,085
Banking house -- Valley Road branch.....................     521,431      521,431
Banking house -- Hedgesville branch.....................     765,137      738,462
Furniture, fixtures and equipment.......................   1,680,757    1,637,706
                                                          ----------   ----------
                                                          $5,231,035   $5,159,834
  Less accumulated depreciation.........................   1,925,365    1,744,382
                                                          ----------   ----------
                                                          $3,305,670   $3,415,452
Construction in progress -- addition....................      55,254       59,544
                                                          ----------   ----------
                                                          $3,360,924   $3,474,996
                                                          ==========   ==========

     Depreciation and amortization expense amounted to $256,642, $219,325, and $219,872 in 1999, 1998 and 1997, respectively.

NOTE 7.  OPERATING LEASES

     The Bank has two lease agreements, one for a lot to be utilized for additional parking and the other for a postage meter and mailing system.

     The lease on the lot has a term of one year, expiring March 1, 2000 with an annual payment of $2,500. The lease provides for automatic renewals for successive one-year terms at the same payment. The lease on the postage meter and mailing system is for a 57 month period expiring in January 2000, requiring monthly payments of $771. Both leases are classified as operating leases.

     Lease expense under operating leases for the periods ending December 31, 1999, 1998 and 1997 amounted to $11,752, $11,752, and $11,964, respectively.

NOTE 8.  PENSION PLAN

     The Bank is a member of The West Virginia Bankers Association Retirement Plan, a multi-employer, defined benefit pension plan. All employees participate in the plan after completing one year of service and attaining the age of 21. The benefits are based on years of service and the highest average earnings during any five consecutive calendar years. Plan assets are invested primarily in corporate bonds, common stocks and U.S. Government and Agency Securities.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 8.  PENSION PLAN (CONTINUED)
     The following table sets forth information about the Bank's plan as of October 31:

                                                 1999         1998         1997
                                              ----------   ----------   ----------
Change in benefit obligation:
  Benefit obligation at beginning of year...  $2,451,242   $2,008,099   $1,736,731
  Service cost..............................     116,483      100,431       74,803
  Interest cost.............................     167,701      156,741      132,532
  Accrual gain (loss).......................      (5,239)     200,476      134,141
  Change in discount rate...................    (350,612)      89,231       28,576
  Benefits paid.............................    (114,357)    (103,736)     (98,684)
                                              ----------   ----------   ----------
  Benefit obligation at end of year.........  $2,265,218   $2,451,242   $2,008,099
                                              ----------   ----------   ----------
Change in plan assets:
  Fair value of plan assets at beginning of
     year...................................  $2,008,519   $1,936,710   $1,717,386
  Actual return on plan assets..............      98,484      113,192      318,008
  Employer contribution.....................     120,095       62,353           --
  Benefits paid.............................    (114,357)    (103,736)     (98,684)
                                              ----------   ----------   ----------
  Fair value of plan assets at end of
     year...................................  $2,112,741   $2,008,519   $1,936,710
                                              ----------   ----------   ----------
Funded status...............................  $ (152,477)  $ (442,723)  $  (71,389)
Unrecognized net actuarial (gain) loss......    (155,193)     131,366     (205,777)
Unrecognized prior service cost.............      76,376      112,980      107,943
Unrecognized net transition (asset).........     (36,081)     (45,651)     (55,221)
                                              ----------   ----------   ----------
     Prepaid (accrued) benefit cost.........  $ (267,375)  $ (244,028)  $ (224,444)
                                              ==========   ==========   ==========
Weighted average assumptions as of October
  31:
     Discount rate..........................        8.0%         7.0%        7.25%
     Expected return on plan assets.........        8.5%         8.5%         8.5%
     Rate of compensation increase..........        5.0%         5.0%         5.0%
Components of net periodic cost:
  Service cost..............................  $  116,483   $  100,431   $   74,803
  Interest cost.............................     167,701      156,741      132,532
  Expected return on plan assets............    (167,776)    (171,093)    (142,075)
  Net amortization..........................      11,446       11,446       11,446
                                              ----------   ----------   ----------
     Net Periodic Plan Cost.................  $  127,854   $   97,525   $   76,706
                                              ==========   ==========   ==========

NOTE 9.  401(k) PROFIT SHARING PLAN

     All employees are eligible to participate in the Citizens National Bank of Berkeley Springs 401(k) Profit Sharing Plan after completing one year of service. Employees may defer up to 15% of their salary in 1999 and 1998, and 10% of their salary in 1997. The Bank may, at the discretion of the Board of Directors, match all or part of the employee deferrals. For 1999, 1998 and 1997, the Bank matched 50% of employee deferrals up to 5% of salary. The percentage of match varies based on the Bank's profit level.

     The Bank's contribution charged to income during 1999, 1998 and 1997 was $19,800, $15,534, and $22,400, respectively.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 10.  DEFERRED COMPENSATION PLAN

     The Bank has a plan pursuant to which a director may elect to waive receipt of all or a portion of his fees for Board of Directors' meetings or committee meetings in exchange for a retirement benefit to be received during a ten-year period after attaining a certain age. The Bank has acquired life insurance on the lives of participating directors to fund its obligation under the plan. The cash surrender value of these life insurance policies has been recorded as an asset. The present value of payments to be paid to directors or their beneficiaries for services rendered to date has been recorded as a liability. The expense for these benefits was $33,727, $26,464, and $40,126, for 1999, 1998, and 1997, respectively.

NOTE 11.  TIME DEPOSITS

     At December 31, 1999, the scheduled maturities of time deposits are as follows:

                                                      TIME DEPOSITS      ALL TIME
                                                    $100,000 AND OVER    DEPOSITS
                                                    -----------------   -----------
2000..............................................     $12,505,334      $43,497,355
2001..............................................       4,482,438       18,895,857
2002..............................................         954,229        5,613,530
2003..............................................         100,000        1,025,593
2004..............................................              --          434,943
                                                       -----------      -----------
                                                       $18,042,001      $69,467,278
                                                       ===========      ===========

NOTE 12.  SHAREHOLDERS' EQUITY

     At a special meeting of the shareholders of the Bank on January 22, 1998, the authorized shares of the Bank were increased from 125,000 shares to 600,000 shares. The increase in authorized shares was necessary to complete a proposed stock dividend. The authorized but unissued shares may only be issued for the purpose of declaring stock dividends to the Bank's shareholders.

     On January 22, 1998, the Board of Directors approved a stock split effected in the form of a 100% stock dividend to shareholders of record on January 22, 1998. On March 1, 1998, the Bank distributed 114,512 shares of common stock to shareholders in connection with the stock split effected in the form of a 100% stock dividend. As a result of the stock dividend, common stock was increased by $1,145,120 and retained income was decreased by $1,145,120.


     All references in the accompanying consolidated financial statements and notes to per-share amounts have been restated to reflect the above stock split. Basic earnings and dividends per share has been computed based on 229,024 weighted average number of shares outstanding in 1999, 1998 and 1997.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 13.  INCOME TAXES

     Income taxes reflected in the statements of income are as follows:

                                                      YEARS ENDED DECEMBER 31,
                                                   ------------------------------
                                                     1999       1998       1997
                                                   --------   --------   --------
Federal:
  Current........................................  $526,454   $573,908   $623,010
  Deferred.......................................    30,090    (26,467)   (52,827)
State:
  Current........................................    60,896     78,884     82,254
  Deferred.......................................     3,378     (8,076)   (16,472)
                                                   --------   --------   --------
     Provision for Income Taxes..................  $620,818   $618,249   $635,965
                                                   ========   ========   ========

     Deferred income taxes reflect the impact of "temporary differences" between the amount of assets and liabilities for financial reporting purposes and such amounts as measured by tax laws and regulations.

     The following is a reconciliation of the statutory federal income tax rate applied to pre-tax accounting income, with the income tax provisions in the statements of income.

                                                        YEARS ENDED DECEMBER 31,
                                                     ------------------------------
                                                       1999       1998       1997
                                                     --------   --------   --------
Income tax expense at the statutory rate (34%).....  $625,956   $652,624   $664,025
Increases (decreases) resulting from:
     Nontaxable interest income, net of
       non-deductible interest expense.............   (66,084)   (90,371)   (96,960)
     State income taxes, net of federal income tax
       benefit.....................................    64,274     70,808     65,782
     Other.........................................    (3,328)   (14,812)     3,118
                                                     --------   --------   --------
       Provision for Income Taxes..................  $620,818   $618,249   $635,965
                                                     ========   ========   ========

     Federal and state income taxes receivable included in the balance sheet as other assets were $83,543 and $29,800 at December 31, 1999 and 1998, respectively.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 13.  INCOME TAXES (CONTINUED)
     The components of deferred taxes included in the balance sheet as of December 31 are as follows:

                                                              1999        1998
                                                           ----------   ---------
Deferred tax assets:
  Provision for loan losses..............................  $  348,863   $ 339,614
  Deferred compensation plan.............................     190,043     182,758
  Postretirement benefits................................      33,069      24,701
  Defined benefit plan...................................      96,255      87,850
  Net unrealized loss on securities available for sale...     546,531          --
                                                           ----------   ---------
                                                           $1,214,761   $ 634,923
                                                           ----------   ---------
Deferred tax liabilities:
  Deferred compensation plan.............................  $ (134,147)  $(120,946)
  Mortgage servicing rights..............................     (13,201)    (14,010)
  Net unrealized gain on securities available for sale...          --     (85,816)
  Depreciation...........................................    (217,692)   (163,310)
                                                           ----------   ---------
                                                           $ (365,040)  $(384,082)
                                                           ----------   ---------
Net Deferred Tax Asset...................................  $  849,721   $ 250,841
                                                           ==========   =========

     Generally accepted accounting principles require a valuation allowance against deferred tax assets if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. The Bank believes that the deferred tax assets will be realized and therefore no valuation allowance was established.

NOTE 14.  OTHER OPERATING EXPENSES

                                                    1999        1998       1997
                                                 ----------   --------   --------
Stationery, supplies and printing..............  $  117,146   $117,879   $ 75,315
Data processing................................     131,213    110,679     82,189
Director's fees................................     137,002    119,275    116,960
Postage........................................      77,043     62,722     47,028
Telephone......................................      57,823     45,476     35,284
Professional fees..............................     123,981     81,422     82,547
ATM fees.......................................      84,676     96,133     39,779
Advertising and public relations...............      96,133     75,476     77,513
Other..........................................     416,209    240,019    267,019
                                                 ----------   --------   --------
     Total Other Operating Expenses............  $1,241,226   $949,081   $823,634
                                                 ==========   ========   ========

NOTE 15.  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

     The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing need of its customers. These financial instruments include commitments to extend credit, and standby letters of credit. Those instruments involve, to varying degrees, elements of credit and interest rate risk which are not reflected in

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 15. FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK (CONTINUED) the statements of financial condition. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

     The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

     Commitments to extend credit are agreements to lend funds as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses. Commercial line of credit arrangements usually require payment of a fee.

     The Bank evaluates each customer's creditworthiness and related collateral on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the customer. Collateral held varies but may include accounts receivable, inventory, real estate, equipment, and income-producing commercial properties.

     Standby letters of credit written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are issued to support public and private borrowing arrangements, bond financing, and similar transactions. The credit risk involved in issuing a letter of credit is essentially the same as that involved in extending loan facilities to customers.

     A summary of off-balance sheet instruments as of December 31 is as follows:

                                                             1999         1998
                                                          ----------   ----------
Commitments:
  To originate:
       Fixed rate loans.................................  $  547,205   $  168,000
       Adjustable rate loans............................     197,250      384,800
                                                          ----------   ----------
                                                          $  744,455   $  552,800
Letters of credit.......................................     874,299      113,733
Undisbursed portion of construction loans...............     967,784    1,053,820
Available credit granted on commercial loans............   2,390,204    1,986,879
Available credit on personal lines of credit............     505,997      379,623
Undisbursed portion of home equity loans................   1,013,380      760,643
                                                          ----------   ----------
                                                          $6,496,119   $4,847,498
                                                          ==========   ==========

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 16.  SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK

     The Bank's primary business is mortgage loans, which consists of originating residential, construction, multi-family, and commercial real estate loans and consumer and commercial loans. Citizen's National Bank's primary lending area is Morgan County, West Virginia. Loans are occasionally made in surrounding counties in West Virginia, Maryland and Virginia and Pennsylvania.

     The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon the extension of credit is based on management's credit evaluation of the customer. Collateral held varies but generally includes vehicles, equipment and real estate.

NOTE 17.  REGULATORY MATTERS

     The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

     Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios of total and Tier I capital to risk-weighted assets (as defined), and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 1999, that the Bank meets all capital adequacy requirements to which it is subject.

     As of December 31, 1999 and 1998, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios. There are no conditions or events since that notification that management believes have changed the institution's category.

     The Bank is subject to certain restrictions on the amount of dividends that it may declare without prior regulatory approval.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 17.  REGULATORY MATTERS (CONTINUED)
     The Bank's actual capital amounts and ratios are also presented in the table. There were no deductions from capital for interest-rate risk in 1999 and 1998.

                                                              RATIO
                                          ----------------------------------------------
                               ACTUAL                                     TO BE WELL
                               AMOUNT                                  CAPITALIZED UNDER
                                 IN                   FOR CAPITAL      PROMPT CORRECTIVE
                              THOUSANDS   ACTUAL   ADEQUACY PURPOSES   ACTION PROVISIONS
                              ---------   ------   -----------------   -----------------
As of December 31, 1999:
  Total Capital
     (to Risk Weighted
     Assets)................   $14,176    17.13%          8.0%                5.0%
  Tier I Capital
     (to Risk Weighted
     Assets)................   $13,140    15.87%          4.0%                6.0%
  Tier I Capital
     (to Average Assets)....   $13,140     9.52%          4.0%                5.0%
As of December 31, 1998:
  Total Capital
     (to Risk Weighted
     Assets)................   $13,302    18.11%          8.0%               10.0%
  Tier I Capital
     (to Risk Weighted
     Assets)................   $12,382    16.86%          4.0%                6.0%
  Tier I Capital
     (to Average Assets)....   $12,382     9.73%          4.0%                5.0%

NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The fair value of financial instruments is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the entire holdings of a particular financial instrument. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature, involve uncertainties and matters of judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

     Fair value estimates are based on financial instruments both on and off the balance sheet without attempting to estimate the value of anticipated future business, and the value of assets and liabilities that are not considered financial instruments. Additionally, tax consequences related to the realization of the unrealized gains and losses can have a potential effect on fair value estimates and have not been considered in many of the estimates.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 18.  FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)
     The following methods and assumptions were used to estimate the fair value of significant financial instruments:

  FINANCIAL ASSETS:

     The carrying amounts of cash, due from banks and federal funds sold are considered to approximate fair value. The fair value of investment securities, including available for sale, are generally based on quoted market prices. The fair value of loans is estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments where available.

  FINANCIAL LIABILITIES:

     The carrying amounts of deposit liabilities payable on demand are considered to approximate fair value. For fixed maturity (time) deposits, fair value is estimated by discounting estimated future cash flows using currently offered rates for deposits of similar remaining maturities.

  OFF-BALANCE-SHEET-FINANCIAL INSTRUMENTS:

     The fair value of commitments to extend credit and standby letters of credit is estimated using the fees currently charged to enter into similar agreements.

     The estimated fair value of financial instruments at December 31, is summarized as follows:

                                         1999                        1998
                               -------------------------   -------------------------
                                CARRYING                    CARRYING
                                 AMOUNT      FAIR VALUE      AMOUNT      FAIR VALUE
                               -----------   -----------   -----------   -----------
Financial Assets:
  Cash, due from banks and
     federal funds sold......  $ 4,035,293   $ 4,035,293   $ 2,862,300   $ 2,862,300
  Securities available for
     sale....................   31,186,678    31,186,678    33,593,959    33,593,959
  Loans......................   97,190,293    97,060,268    85,255,050    85,012,608
  Accrued interest
     receivable..............      871,671       871,671       846,744       846,744
  Mortgage servicing
     rights..................       42,260        42,260        38,472        38,472
Financial Liabilities:
  Demand deposits............  $55,042,670   $55,042,670   $54,197,424   $54,197,424
  Time deposits..............   69,467,278    70,575,049    61,122,797    62,127,845
  Accrued interest payable...      816,619       816,619       731,879       731,879
Off Balance -- Sheet
  Financial Instruments:
  Letters of credit..........  $        --   $     3,055   $        --   $       600

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

NOTE 19.  RELATED PARTY TRANSACTIONS

     In the ordinary course of business, the Bank had granted loans to officers, directors, and their affiliates amounting to $1,463,356 and $1,488,737 at December 31, 1999 and 1998, respectively. During 1999, $1,016,225 of new loans were made, or became reportable, and repayments and other decreases totaled $1,041,606. Deposits from related parties held by the Bank at December 31, 1999 and 1998 amounted to $2,257,550 and $1,913,513, respectively.

NOTE 20.  SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                               1999
                                               -------------------------------------
                                                FIRST    SECOND     THIRD    FOURTH
                                               QUARTER   QUARTER   QUARTER   QUARTER
                                               -------   -------   -------   -------
Interest income..............................  $2,379    $2,462    $2,529    $2,575
Interest expense.............................   1,116     1,135     1,155     1,191
                                               ------    ------    ------    ------
Net interest income..........................  $1,263    $1,327    $1,374    $1,384
Provision for loan losses....................      42        16        30        30
Noninterest income...........................     138       119       157       151
Noninterest expense..........................     893     1,015       932     1,114
                                               ------    ------    ------    ------
Income before income taxes...................     466       415       569       391
Provision for income taxes...................     153       138       197       133
                                               ------    ------    ------    ------
Net income...................................  $  313    $  277    $  372    $  258
                                               ======    ======    ======    ======
Earnings per share...........................  $ 1.37    $ 1.21    $ 1.62    $ 1.13
                                               ======    ======    ======    ======

                                                               1998
                                               -------------------------------------
                                                FIRST    SECOND     THIRD    FOURTH
                                               QUARTER   QUARTER   QUARTER   QUARTER
                                               -------   -------   -------   -------
Interest income..............................  $2,234    $2,326    $2,333    $2,350
Interest expense.............................   1,001     1,032     1,043     1,095
                                               ------    ------    ------    ------
Net interest income..........................  $1,233    $1,294    $1,290    $1,255
Provision for loan losses....................      30        55        51        60
Noninterest income...........................      90       105        92       128
Noninterest expense..........................     758       853       815       946
                                               ------    ------    ------    ------
Income before income taxes...................     535       491       516       377
Provision for income taxes...................     175       161       172       110
                                               ------    ------    ------    ------
Net income...................................  $  360    $  330    $  344    $  267
                                               ======    ======    ======    ======
Earnings per share...........................  $ 1.57    $ 1.44    $ 1.50    $ 1.17
                                               ======    ======    ======    ======

              UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS


Consolidated Statements of Financial Condition as of March
  31, 2000 and 1999.........................................  F-26
Consolidated Statements of Income for the Three Months Ended
  March 31, 2000 and 1999...................................  F-27
Consolidated Statements of Changes in Shareholders' Equity
  for the Three Months Ended March 31, 2000 and 1999........  F-28
Statements of Cash Flows for the Three Months Ended March
  31, 2000 and 1999.........................................  F-29
Notes to Interim Financial Statements.......................  F-30

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                       MARCH 31,     DECEMBER 31,
                                                          2000           1999
                                                      ------------   ------------
                                                      (UNAUDITED)
                       ASSETS
Cash and due from banks.............................  $  2,111,513   $  4,035,293
Securities available for sale (at approximate market
  value)............................................    32,946,728     31,186,678
Loans receivable, net...............................    99,089,261     97,124,993
Loans held for sale.................................            --         65,300
Accrued interest receivable.........................     1,083,927        871,671
Foreclosed real estate (held for sale), net.........        66,938         66,938
Premises and equipment, net.........................     3,266,085      3,360,924
Deferred income taxes...............................       845,464        849,721
Cash surrender value of life insurance..............       694,656        670,734
Intangible assets...................................       120,366        108,267
Other assets........................................       204,796        307,220
                                                      ------------   ------------
     TOTAL ASSETS...................................  $140,429,734   $138,647,739
                                                      ============   ============

        LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
  Deposits:
       Demand.......................................  $ 15,621,726   $ 15,653,259
       Interest-bearing demand......................    22,075,498     22,942,904
       Savings......................................    16,796,644     16,446,507
       Time, $100,000 and over......................    16,096,790     18,042,001
       Other time...................................    53,956,185     51,425,277
                                                      ------------   ------------
                                                      $124,546,843   $124,509,948
  Accrued interest payable..........................       845,999        816,619
  Accrued expenses and other liabilities............     1,206,065      1,072,451
  Excess outstanding checks over bank balance.......     1,258,048             --
                                                      ------------   ------------
     TOTAL LIABILITIES..............................  $127,856,955   $126,399,018
                                                      ------------   ------------
SHAREHOLDERS' EQUITY
  Common stock, $10 par value; 600,000 shares
     authorized; 229,024 shares outstanding.........  $  2,290,240   $  2,290,240
  Capital surplus...................................     2,031,400      2,031,400
  Retained earnings.................................     9,217,484      8,818,791
  Accumulated other comprehensive income............      (966,345)      (891,710)
                                                      ------------   ------------
     TOTAL SHAREHOLDERS' EQUITY.....................  $ 12,572,779   $ 12,248,721
                                                      ------------   ------------
     TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY.....  $140,429,734   $138,647,739
                                                      ============   ============

The Notes to Consolidated Financial Statements are an integral part of these statements.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)


                                                    THREE MONTHS ENDED MARCH 31,
                                                    ----------------------------
                                                       2000              1999
                                                    ----------        ----------
INTEREST INCOME
  Interest and fees on loans......................  $2,103,410        $1,833,980
  Interest and dividends on securities United
     States Treasury securities...................       6,274            21,863
       U.S. Government agencies and
          corporations............................     490,760           438,129
       State and political subdivisions...........      26,770            51,764
       Other......................................          --               427
  Interest on federal funds sold..................       3,774            32,315
                                                    ----------        ----------
                                                    $2,630,988        $2,378,478
                                                    ----------        ----------
INTEREST EXPENSE
  Interest on interest bearing demand, savings and
     time deposits................................  $1,235,840        $1,115,812
  Interest on federal funds purchased.............       2,423                --
                                                    ----------        ----------
                                                    $1,238,263        $1,115,812
                                                    ----------        ----------
     NET INTEREST INCOME..........................  $1,392,725        $1,262,666
PROVISION FOR LOAN LOSSES.........................      30,000            42,000
                                                    ----------        ----------
     NET INTEREST INCOME AFTER PROVISION
       FOR LOAN LOSSES............................  $1,362,725        $1,220,666
                                                    ----------        ----------
NONINTEREST INCOME
  Service charges on deposit accounts.............  $   71,095        $   52,140
  Other service charges, commissions and fees.....      52,926            40,884
  Other operating income..........................      45,551            45,206
  Gain on demutualization of insurance company....     195,889                --
                                                    ----------        ----------
                                                    $  365,461        $  138,230
                                                    ----------        ----------
NONINTEREST EXPENSES
  Salaries........................................  $  432,404        $  360,730
  Employee benefits...............................     155,051           124,655
  Occupancy of premises...........................      81,523            49,734
  Furniture and equipment expense.................      67,837            65,879
  Other operating expenses........................     387,300           292,142
                                                    ----------        ----------
                                                    $1,124,115        $  893,140
                                                    ----------        ----------
     INCOME BEFORE INCOME TAXES...................  $  604,071        $  465,756
PROVISION FOR INCOME TAXES........................     205,378           152,704
                                                    ----------        ----------
     NET INCOME...................................  $  398,693        $  313,052
                                                    ==========        ==========
BASIC EARNINGS PER SHARE..........................  $     1.74        $     1.37
                                                    ==========        ==========


The Notes to Consolidated Financial Statements are an integral part of these statements.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS EQUITY
                                  (UNAUDITED)

                                                                                  ACCUMULATED
                                                                                     OTHER           TOTAL
                                            COMMON      CAPITAL      RETAINED    COMPREHENSIVE   SHAREHOLDERS'
                                            STOCK       SURPLUS      EARNINGS       INCOME          EQUITY
                                          ----------   ----------   ----------   -------------   -------------
BALANCE, DECEMBER 31, 1998..............  $2,290,240   $2,031,400   $8,056,610    $   140,015     $12,518,265
Comprehensive income:
  Net income for 1999...................          --           --    1,220,229             --              --
  Change in unrealized gains (losses) on
    securities available for sale (net
    of tax of $632,348).................          --           --           --     (1,031,725)             --
Total Comprehensive Income..............          --           --           --             --         188,504
Cash dividends ($2.00 per share)........          --           --     (458,048)            --        (458,048)
                                          ----------   ----------   ----------    -----------     -----------
BALANCE, DECEMBER 31, 1999..............  $2,290,240   $2,031,400   $8,818,791    $  (891,710)    $12,248,721
Comprehensive income:
  Net income for three months ended
    March 31, 2000......................          --           --      398,693             --              --
  Change in unrealized gains (losses) on
    securities available for sale (net
    of tax of $45,743)..................          --           --           --        (74,635)             --
Total Comprehensive Income..............          --           --           --             --         324,058
                                          ----------   ----------   ----------    -----------     -----------
BALANCE, MARCH 31, 2000.................  $2,290,240   $2,031,400   $9,217,484    $  (966,345)    $12,572,779
                                          ==========   ==========   ==========    ===========     ===========

The Notes to Consolidated Financial Statements are an integral part of these statements.

           CITIZENS NATIONAL BANK OF BERKELEY SPRINGS AND SUBSIDIARY

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                           THREE MONTHS ENDED
                                                                MARCH 31,
                                                        -------------------------
                                                           2000          1999
                                                        -----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income............................................  $   398,693   $   313,052
Adjustments to reconcile net income to net cash
  provided by operating activities:
     Depreciation and amortization....................       63,802        62,238
     Provision for loan losses........................       30,000        42,000
     Deferred income taxes............................       50,000            --
     (Gain) on demutualization of insurance company...     (195,889)           --
     Loss on abandonment of fixed assets..............       55,254            --
     Net decrease in loans held for sale..............       65,300            --
     (Increase) in accrued interest receivable........     (212,256)     (133,283)
     (Increase) in cash surrender value on life
       insurance in excess of premiums paid...........      (18,000)           --
     Decrease in other assets.........................       95,626       122,569
     Increase (decrease) in accrued interest
       payable........................................       29,380       (18,496)
     Increase in accrued expenses and other
       liabilities....................................      133,614       118,359
     Amortization of deferred loan (fees) cost........       10,459            --
     (Accretion) of premium and discount on
       investments....................................         (548)       (1,242)
                                                        -----------   -----------
       NET CASH PROVIDED BY OPERATING ACTIVITIES......  $   505,435   $   505,197
                                                        -----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
     Net (increase) in loans..........................  $(2,004,727)  $  (476,906)
     Proceeds from maturities of securities...........      350,000     4,445,000
     Purchases of securities..........................   (2,033,992)   (5,994,805)
     Purchases of premises and equipment..............      (29,518)      (38,995)
     Net decrease in federal funds sold...............           --     1,036,356
     Premiums paid on life insurance..................       (5,921)       (5,921)
                                                        -----------   -----------
       NET CASH (USED IN) INVESTING ACTIVITIES........  $(3,724,158)  $(1,035,271)
                                                        -----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
     Net (decrease) in demand and savings deposits....  $  (548,802)  $(1,869,783)
     Net increase in time deposits....................      585,697     3,034,745
     Increase in outstanding checks over bank
       balance........................................    1,258,048            --
                                                        -----------   -----------
       NET CASH PROVIDED BY FINANCING ACTIVITIES......  $ 1,294,943   $ 1,164,962
                                                        -----------   -----------
       NET INCREASE IN CASH AND CASH EQUIVALENTS......  $(1,923,780)  $   634,888
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR........    4,035,293     2,862,300
                                                        -----------   -----------
CASH AND CASH EQUIVALENTS AT END OF YEAR..............  $ 2,111,513   $ 3,497,188
                                                        ===========   ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period:
     Interest.........................................  $ 1,206,461   $ 1,134,308
     Income taxes.....................................  $        --   $        --


The Notes to Consolidated Financial Statements are an integral part of these statements.

                     CITIZENS NATIONAL BANK AND SUBSIDIARY

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1.  BASIS OF PRESENTATION

     In the opinion of Citizens National Bank of Berkeley Springs (the Bank), the accompanying unaudited consolidated financial statements contain all adjustments (consisting of only normal recurring accruals) necessary for a fair presentation of the Bank's financial condition as of March 31, 2000 and the results of operations for the three months ended March 31, 2000 and 1999 and cash flows for the three months ended March 31, 2000 and 1999.

     The accompanying unaudited consolidated financial statements have been prepared in accordance with the instructions for Form 10-QSB. These financial statements should be read in conjunction with the consolidated financial statements and the notes included in the Bank's Annual Report for the year ended December 31, 1999.

NOTE 2.  SECURITIES AVAILABLE FOR SALE

     The amortized cost and estimated market value of debt securities at March 31, 2000 and December 31, 1999 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

     Securities available for sale are summarized as follows:


                                                 MARCH 31, 2000                       WEIGHTED
                               ---------------------------------------------------    AVERAGE
                                               GROSS        GROSS       ESTIMATED       TAX
                                AMORTIZED    UNREALIZED   UNREALIZED      FAIR       EQUIVALENT
                                  COST         GAINS        LOSSES        VALUE        YIELD
                               -----------   ----------   ----------   -----------   ----------
Available for sale:
  U.S. Treasury securities
    After 1 but within 5
      years..................  $   400,633     $   --     $   2,883    $   397,750      6.77%
                               -----------     ------     ----------   -----------     -----
  U.S. Government agencies
    and corporations
    Within 1 year............  $        --     $   --     $      --    $        --        --
    After 1 but within 5
      years..................    5,247,679         --       237,912      5,009,767      6.27
    After 5 but within 10
      years..................   26,517,706         --     1,311,325     25,206,381      6.72
                               -----------     ------     ----------   -----------     -----
                               $31,765,385     $   --     $1,549,237   $30,216,148      6.64
                               -----------     ------     ----------   -----------     -----
  States and political
    subdivision
    Within 1 year............  $   520,313     $3,547     $      --    $   523,860      9.98
    After 1 but within 5
      years..................    1,030,669      1,020         3,442      1,028,247      7.41
    After 5 but within 10
      years..................      362,820         --         8,305        354,515      7.86
    After 10 years...........      100,000         --         2,752         97,248      8.72
                               -----------     ------     ----------   -----------     -----
                               $ 2,013,802     $4,567     $  14,499    $ 2,003,870      8.22
                               -----------     ------     ----------   -----------     -----
  Equity securities..........  $   195,889     $3,421     $      --    $   199,310        --
  Federal Reserve Bank
    stock....................      129,650         --            --        129,650      6.00
                               -----------     ------     ----------   -----------     -----
                               $   325,539     $3,421     $      --    $   328,960      6.00
                               -----------     ------     ----------   -----------     -----
    Total securities
      available for sale.....  $34,505,359     $7,988     $1,566,619   $32,946,728      6.74%
                               ===========     ======     ==========   ===========     -----

                     CITIZENS NATIONAL BANK AND SUBSIDIARY

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 2.  SECURITIES AVAILABLE FOR SALE (CONTINUED)


                                                DECEMBER 31, 1999                     WEIGHTED
                                             -----------------------                  AVERAGE
                                               GROSS        GROSS       ESTIMATED       TAX
                                AMORTIZED    UNREALIZED   UNREALIZED      FAIR       EQUIVALENT
                                  COST         GAINS        LOSSES        VALUE        YIELD
                               -----------   ----------   ----------   -----------   ----------
Available for sale:
  U.S. Treasury securities
    After 1 but within 5
      years..................  $   400,699     $   51     $      --    $   400,750      6.77%
                               -----------     ------     ----------   -----------     -----
  U.S. Government agencies
    and corporations
    Within 1 year............  $   250,000     $   --     $   1,094    $   248,906      5.00
    After 1 but within 5
      years..................    4,499,367         --       181,006      4,318,361      6.25
    After 5 but within 10
      years..................   25,230,736         --     1,250,698     23,980,038      6.60
                               -----------     ------     ----------   -----------     -----
                               $29,980,103     $   --     $1,432,798   $28,547,305      6.53
                               -----------     ------     ----------   -----------     -----
  States and political
    subdivision
    Within 1 year............  $   620,637     $6,466     $      --    $   627,103      9.68
    After 1 but within 5
      years..................    1,030,759      2,742         2,237      1,031,264      7.41
    After 5 but within 10
      years..................      363,085         --         8,694        354,391      7.86
    After 10 years...........      100,000         --         3,785         96,215      8.72
                               -----------     ------     ----------   -----------     -----
                               $ 2,114,481     $9,208     $  14,716    $ 2,108,973      8.22
                               -----------     ------     ----------   -----------     -----
  Federal Reserve Bank
    stock....................  $   129,650     $   --     $      --    $   129,650      6.00
                               -----------     ------     ----------   -----------     -----
Total securities available
  for sale...................  $32,624,933     $9,259     $1,447,514   $31,186,678      6.64%
                               ===========     ======     ==========   ===========     -----


     The carrying value of securities pledged to secure public deposits and for other purposes as required or permitted by law totaled $9,467,229 at March 31, 2000 and $9,467,490 at December 31, 1999.

     Proceeds from sales of securities available for sale (excluding maturities) for the year ended December 31, 1999 were $7,290,995. Gross gains (losses) of $15,829 and $(20,091) for the year ended December 31, 1999 were realized on the respective sales.

                     CITIZENS NATIONAL BANK AND SUBSIDIARY

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 3.  LOAN RECEIVABLE

     Major classifications of loans at March 31, 2000 and December 31, 1999, were as follows:

                                                MARCH 31,     DECEMBER 31,
                                                   2000           1999
                                               ------------   ------------
Real estate..................................  $ 62,220,886   $61,624,632
Commercial real estate.......................     9,434,085     9,568,985
Consumer.....................................    22,505,092    21,778,574
Commercial...................................     5,988,763     5,184,988
Overdrafts...................................        28,917        28,121
                                               ------------   -----------
                                               $100,177,743   $98,185,300
Net deferred loan fees, premiums and
  discounts..................................        87,839        87,539
Allowance for loan losses....................    (1,176,321)   (1,147,846)
                                               ------------   -----------
                                               $ 99,089,261   $97,124,993
                                               ============   ===========

     An analysis of the allowance for possible loan losses were as follows:

                                             MARCH 31,
                                      -----------------------   DECEMBER 31,
                                         2000         1999          1999
                                      ----------   ----------   ------------
Balance, Beginning..................  $1,147,846   $1,122,155    $1,122,155
  Provision charged to operations...      30,000       42,000       117,999
  Recoveries........................       7,575        7,281        26,270
  Loans charged off.................      (9,100)     (28,454)     (118,578)
                                      ----------   ----------    ----------
Balance, Ending.....................  $1,176,321   $1,142,982    $1,147,846
                                      ==========   ==========    ==========

     Loans are placed in nonaccrual status when, in the judgement of management, the probability of collection of interest is deemed to be insufficient to warrant further accrual. A summary of nonaccrual loans is as follows:

                                             MARCH 31,
                                         ------------------   DECEMBER 31,
                                          2000       1999         1999
                                         -------   --------   ------------
Real estate loans......................  $    --   $200,322     $    --
Consumer loans.........................   35,620     20,050      22,157
                                         -------   --------     -------
                                         $35,620   $220,372     $22,157
                                         =======   ========     =======

NOTE 4.  SHAREHOLDERS' EQUITY


     Basic earnings and dividends per share have been computed based on 229,024 weighted average number of shares outstanding in 2000 and 1999.


NOTE 5.  FORMATION OF CNB FINANCIAL SERVICES, INC.

     In March 2000, the Bank's Board of Directors approved the formation of CNB Financial Services, Inc., a financial services holding company. A special meeting of the Bank's

                     CITIZENS NATIONAL BANK AND SUBSIDIARY

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 5. FORMATION OF CNB FINANCIAL SERVICES, INC. (CONTINUED) shareholders will be held in June 2000 for the shareholders to vote on an Agreement and Plan of Merger between the Bank and CNB Financial Services, Inc., whereby the Bank will become a wholly-owned subsidiary of CNB Financial Services, Inc. and the shareholders of the Bank will become shareholders of CNB Financial Services, Inc. If the reorganization is approved, each bank shareholder will receive two shares of CNB Financial Services, Inc. stock for each share of the Bank's common stock.


NOTE 6.  TIME DEPOSITS



     At March 31, 2000, the scheduled maturities of time deposits are as follows:



                                          TIME DEPOSITS      ALL TIME
                                        $100,000 AND OVER    DEPOSITS
                                        -----------------   -----------
Within 3 months.......................     $ 3,607,668      $13,855,948
3 months thru 6 months................       1,207,532        7,890,483
6 months thru 12 months...............       2,168,981        9,844,404
Over 12 months........................       9,112,609       38,462,140
                                           -----------      -----------
                                           $16,096,790      $70,052,975
                                           ===========      ===========



NOTE 7.  GAIN ON DEMUTUALIZATION OF INSURANCE COMPANY



     The Bank owns several life insurance policies which were issued by a mutual insurance company. In January 2000, the insurance company demutualized and converted to a stock company. The Bank received stock from the insurance company as part of the demutualization. There was no direct effect on the Bank's interest as a policy holder. The receipt of the stock was accounted for at fair value with a gain recognized in income from continuing operations.

                                                                      APPENDIX I

                                   AGREEMENT
                                      AND
                                 PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER ("Agreement"), is made and entered into as of the 5th day of April, 2000, by and between CNB FINANCIAL SERVICES, INC., a West Virginia corporation ("CNB Financial"), and CITIZENS NATIONAL BANK OF BERKELEY SPRINGS, a national banking association ("Bank"), to be joined in by CNB INTERIM BANK, N.A., a national banking association.

                              W I T N E S S E T H:

                                    RECITALS

     WHEREAS, the parties hereto have agreed that subject to the necessary approval by the shareholders of the Bank, and subject to obtaining all necessary approvals as hereinafter provided, CNB Financial shall acquire all of the outstanding stock of the Bank pursuant to a plan of reorganization which satisfies the requirements of Internal Revenue Code Section 368(a)(1)(A) and
Section 368(a)(2)(E); and

     WHEREAS, it has been determined that the "Interim Bank Method" will be used to implement such plan of reorganization; and

     WHEREAS, in furtherance thereof, CNB Financial has been formed as a West Virginia corporation; and

     WHEREAS, CNB Financial will cause a new national banking association to be chartered under the laws of the United States under the name CNB Interim Bank, N.A. ("Interim Bank"); and

     WHEREAS, the Interim Bank will merge with and into the Bank pursuant to this Agreement; and

     WHEREAS, the Board of Directors of the Bank, by a majority vote of all of the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts; and

     WHEREAS, the Board of Directors of CNB Financial, by a majority vote of all of the members thereof, has approved this Agreement and has authorized the execution hereof in counterparts.

                                   AGREEMENT

     Now, therefore, for and in consideration of the premises and the mutual agreements hereinafter set forth, and in accordance with the provisions of applicable law, the parties agree as follows:

                                   SECTION 1

                                   THE MERGER

     1.1 THE MERGER. On the Effective Date (as defined in Section 7.3), Interim Bank shall merge with and into the Bank (the "Merger"), under the charter of the Bank. The Bank shall be the surviving bank (hereinafter sometimes called the "Surviving Bank").

     1.2 EFFECTS OF MERGER. On the Effective Date, the corporate organization and separate existence of Interim Bank shall cease and the Bank as the Surviving Bank shall succeed to all the rights, assets, liabilities and obligations of Interim Bank in accordance with the West Virginia Corporation Act, except where the laws of the United States apply. The Bank as the Surviving Bank shall continue to be governed by the laws of the State of West Virginia, except where the laws of the United States apply.

                                   SECTION 2

        ARTICLES OF ASSOCIATION; BYLAWS; BOARD OF DIRECTORS AND OFFICERS

     2.1 ARTICLES OF ASSOCIATION. From and after the Effective Date, the Articles of Association of the Bank, as the same may be amended from time to time as provided by law, shall be the Articles of Association of the Surviving Bank.

     2.2 BYLAWS. The Bylaws of the Bank as in effect on the Effective Date shall continue as the Bylaws of the Surviving Bank until the same shall thereafter be altered, amended or repealed in accordance with the law, its Articles of Association, or said Bylaws.

     2.3 DIRECTORS AND OFFICERS. The directors and officers of the Bank on the Effective Date shall continue as the directors and officers of the Surviving Bank and shall hold office as prescribed in the Bylaws of the Surviving Bank and applicable law until their successors shall have been elected and shall qualify.

                                   SECTION 3

                              CONVERSION OF SHARES

     3.1 CONVERSION OF SHARES. On the Effective Date:

          (a) Each share of common stock of the Bank ("Bank Common Stock") then issued and outstanding, excluding any shares as to which dissenter's rights are exercised pursuant to the requirements of 12 U.S.C. Section 215a, which shares shall be canceled, shall automatically be converted into and be exchanged for two (2) shares of common stock of CNB Financial.

          (b) From and after the Effective Date, the holders of the certificates representing Bank Common Stock shall cease to have any rights with respect to such shares (except such rights as they may have as dissenting shareholders in accordance with 12 U.S.C. Section 215a), and their sole right shall be to receive common stock of CNB Financial, as herein provided.

     3.2 CLOSING OF STOCK TRANSFER BOOKS. On the Effective Date, the stock transfer books of the Bank shall be deemed closed, and no shares of Bank Common Stock outstanding immediately prior to the Effective Date shall thereafter be transferred.

     3.3 EXCHANGE OF CERTIFICATES. As soon as practicable after the Effective Date, any certificates or the right to receive certificates representing the outstanding shares of the Bank Common Stock shall be surrendered to CNB Financial or any agent designated by it and, upon such surrender, CNB Financial shall issue and deliver in substitution therefor, certificates representing the number of shares of common stock of CNB Financial into which such surrendered shares have been converted as hereinabove provided. Certificates representing shares of Bank Common Stock or the right to receive such certificates which are not surrendered shall be deemed for all purposes to evidence the ownership of the number of shares of common stock of CNB Financial into which said shares of Bank shall have been converted as hereinbefore set forth; provided, however, that management of CNB Financial may elect not to distribute to the holder of an unsurrendered certificate for Bank Common Stock or right to receive such certificate of dividends declared with respect to common stock of CNB Financial until such owner shall surrender such certificate or right to receive such certificate, at which time the holder thereof shall be paid the amount of any dividends previously declared with respect to the common stock without interest.

                                   SECTION 4

             REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE BANK

     The Bank represents and warrants to and covenants with CNB Financial and Interim Bank that:

     4.1 ASSOCIATION ORGANIZATION AND QUALIFICATION OF THE BANK. The Bank is duly organized, validly existing and in good standing as a national banking association under the laws of the United States and has the association power to own all of its properties and assets and to carry on its business as it is now being conducted.

     4.2 AUTHORIZATION OF AGREEMENT. The Board of Directors of the Bank has authorized the execution of this Agreement as set forth herein, and subject to the approval of this Agreement by the shareholders of the Bank as provided in 12 U.S.C. Section 215a, the Bank has the association power and is duly authorized to merge with Interim Bank pursuant to this Agreement.

     4.3 CAPITALIZATION. The authorized capital stock of the Bank consists of 600,000 shares of common stock, par value of $10.00 per share, of which 229,024 shares are issued and outstanding and are fully paid and nonassessable.

     4.4 PROXY STATEMENT. The information pertaining to the Bank which has been or will be furnished by or on behalf of the Bank or its management for inclusion in the proxy statement referred to in Section 9 or any amendment or supplement thereto mailed to the holders of the common stock of the Bank will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

     4.5 ADDITIONAL COVENANTS. The Bank covenants and agrees:

          (a) That it will promptly advise CNB Financial in writing of the name and address of, and number of shares of the Bank held by, each shareholder who elects to exercise his right to dissent to the Merger pursuant to 12 U.S.C. Section 215a; and

          (b) Subsequent to the date of this Agreement and prior to the Effective Date that it will operate its business only in the normal course and in a normal manner consistent with past practice.

                                   SECTION 5

           REPRESENTATIONS, WARRANTIES AND COVENANTS OF CNB FINANCIAL

     CNB Financial represents and warrants to and covenants with the Bank that:

     5.1 CORPORATE ORGANIZATION OF CNB FINANCIAL. CNB Financial is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia.

     5.2 CORPORATE POWER AND ACTION. CNB Financial has the corporate power to execute and deliver this Agreement and has taken all action required by law, its Articles of Incorporation, its Bylaws or otherwise to authorize such execution and delivery, the Merger and the consummation of the transactions contemplated hereby, and upon its execution and delivery, this Agreement is a valid and binding agreement of CNB Financial in accordance with its terms. No action of CNB Financial shareholders is or will be required to approve this Agreement or the Merger.

     5.3 APPLICATION FOR INTERIM BANK. Promptly following the execution of this Agreement, CNB Financial shall cause to be filed with the Office of Comptroller of the Currency (the "OCC") an application to organize Interim Bank as a national banking association, in accordance with the provisions of 12 C.F.R. 5.33, with all its capital stock owned by CNB Financial. Upon the approval of such application and the issuance of a certificate of association for Interim Bank by the OCC, CNB Financial shall promptly cause Interim Bank to execute and enter into a supplementary agreement in substantially the form attached as Exhibit A to this Agreement and cause Interim Bank to take such action as it provided in this Agreement on Interim Bank's part to be taken.

     5.4 APPROVAL OF MERGER OF INTERIM BANK. Prior to the Effective Date, CNB Financial shall cause this Agreement to be submitted to the shareholder of Interim Bank for approval, ratification and confirmation in accordance with the applicable law of West Virginia, except where the law of the United States applies, and the certificate of association and bylaws of Interim Bank. CNB Financial shall vote all of the stock of Interim Bank in favor of the approval, ratification and confirmation of this Agreement and the Merger.

     5.5 REGULATORY APPROVALS. Prior to the Effective Date, CNB Financial separately and jointly with the Bank, shall use and cause Interim Bank to use its best efforts in good faith to take or cause to be taken as promptly as practicable all such steps as shall be necessary to obtain (i) the prior approval of the OCC for the organization of the Interim Bank and for the Merger,
(ii) the prior approval of the West Virginia Board of Banking and Financial Institutions (the "Banking Board") for CNB Financial's acquisition of the shares of the Bank, (iii) the prior approval of the Board of Governors of the Federal Reserve System ("FRB") under the Bank Holding Company Act of 1956, as amended, for the formation of

CNB Financial as a financial holding company owning 100% of the voting shares of the Bank, and (iv) all other consents and approvals of governmental agencies as are required by law or otherwise, and shall do any and all things deemed by CNB Financial and the Bank to be necessary or appropriate in order to cause the Merger to be consummated on the terms provided herein.

     5.6 CAPITALIZATION. The authorized capital stock of CNB Financial consists of 5,000,000 shares of common stock, par value of $1.00 per share, of which 12,000 shares of common stock are issued and outstanding and are fully paid and nonassessable.

     5.7 REGISTRATION. To the extent required by law, CNB Financial will cause a Registration Statement (or other appropriate form) to be filed with and declared effective by the Securities and Exchange Commission, appropriate agencies regulating securities, and other governmental agencies having jurisdiction. The information pertaining to CNB Financial and Interim Bank which will appear in any required Registration Statement will contain no untrue statement of any material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading.

                                   SECTION 6

                                  NON-SURVIVAL

     The representations and warranties included or provided herein shall not survive the Effective Date.

                                   SECTION 7

             CONDITIONS PRECEDENT; CLOSING DATE AND EFFECTIVE DATE

     7.1 CONDITIONS PRECEDENT. The consummation of this Agreement and the Merger is conditioned upon the following:

          (a) The shareholders of the Bank and Interim Bank shall have approved this Agreement by vote as required by law and final approval of this Agreement shall have taken place as provided in Section 9 hereof;

          (b) The OCC shall have granted its final approval of the organization of Interim Bank as a national banking association and the Merger pursuant to this Agreement;

          (c) The OCC shall have issued a Certificate of Association for Interim Bank;

          (d) The Banking Board shall have granted its final approval of the acquisition of the Bank by CNB Financial pursuant to this Agreement;

          (e) The FRB shall have approved the application of CNB Financial to acquire the Bank pursuant to this Agreement;

          (f) Any required Registration Statement shall have become effective under the Securities Act of 1933, no stop order suspending the effectiveness of such Registration Statement shall be in effect and no proceedings for such purpose shall have been initiated or threatened by or before the Securities and Exchange Commission, and all state securities and "blue sky" permits or approvals required (in the opinion of CNB Financial) to carry out the transactions contemplated by this Agreement shall have been received;

          (g) All other consents, approvals and permissions and the satisfaction of all the requirements prescribed by law which are necessary to the carrying out of the transactions contemplated hereby shall have been procured;

          (h) All delay periods and all periods for review, objection or appeal of or to any of the consents, approvals or permissions required with respect to the consummation of the Merger and this Agreement shall have expired;

          (i) The approvals referred to in subparagraphs (b) through (e) of this section 7.1 shall not have required the divestiture or cessation of any significant part of the present operations conducted by CNB Financial, the Bank, or any of their subsidiaries, and shall not have imposed any other condition, which divestiture, cessation or condition which CNB Financial or the Bank reasonably deems to be materially disadvantageous or burdensome;

          (j) CNB Financial shall have received an opinion of its counsel, Jackson & Kelly PLLC, that if the Merger is consummated in accordance with the terms of this Agreement (i) the Merger will constitute a reorganization in the meaning of Section 368(a)(1)(A) and Section 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended, (ii) the Bank, CNB Financial and Interim Bank will each be a party to the reorganization within the meaning of 368(b) of the Code, (iii) no gain or loss will be recognized to the Bank as a consequence of the Merger, (iv) no gain or loss will be recognized by any Bank shareholder as a result of the Merger except in respect of cash received in conjunction with the perfection of dissenter's rights, (v) the basis of CNB Financial common stock received by Bank shareholders will be the same as the basis of their shares of Bank Common Stock exchanged, and
     (vi) the holding period for any Bank shareholder of the CNB Financial common stock received in the Merger will include the period for which the shares of the Bank Common Stock was held, provided that the Bank Common Stock was a capital asset in the hands of such Bank shareholder on the Effective Date; and

          (k) Unless waived by CNB Financial, the holders of not more than 5% of the outstanding shares of the Bank Common Stock shall have elected to exercise their statutory right to dissent from the transactions contemplated hereby at the special meeting of Bank shareholders referred to in Section 9 hereof.

     7.2 CLOSING DATE. The closing shall be held at the Bank's offices in Berkeley Springs, West Virginia, at such time and place as the Bank and CNB Financial shall agree. The time and date of closing are herein called the "Closing Date." The Closing Date shall not be earlier than the 15th day following the date (the "Approval Date") on which the approvals referred to in
Section 5.5 shall have been received, and shall not be later that the last day of the sixth calendar month next succeeding the Approval Date. CNB Financial shall cause the Articles of Merger with respect to the Merger to be filed with the OCC on the Closing Date.

     7.3 EFFECTIVE DATE. The Merger shall become effective (the "Effective Date") on the date on which the certificate of merger approving the Merger is issued by the OCC.

                                   SECTION 8

                            TERMINATION OF AGREEMENT

     8.1 GROUNDS FOR TERMINATION. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date either before or after the meeting of the shareholders of the Bank:

          (a) By mutual consent of the Bank and CNB Financial;

          (b) By CNB Financial if there has been a material misrepresentation or breach of warranty in the representations and warranties of the Bank set forth herein, or by the Bank if there has been a material misrepresentation or breach of warrant in the representations and warranties of CNB Financial or Interim Bank set forth herein; or

          (c) By either the Bank or CNB Financial if the Merger shall violate any nonappealable final order, decree or judgment of any court or governmental body having competent jurisdiction.

     8.2 EFFECT OF TERMINATION; RIGHT TO PROCEED. In the event this Agreement shall be terminated pursuant to Section 8.1, all further obligations of CNB Financial and the Bank under this Agreement shall terminate without further liability of CNB Financial to the Bank or of the Bank to CNB Financial.

                                   SECTION 9

                      MEETING OF SHAREHOLDERS OF THE BANK

     The Bank shall take all steps necessary to call and hold a special meeting of its shareholders, in accordance with applicable law and the Articles of Association and Bylaws of the Bank, as soon as practicable for the purpose of submitting this Agreement to its shareholders for their consideration and approval and will send to its shareholders for purposes of such meeting a proxy statement, which as to information pertaining the Bank which has been furnished by or on behalf of the Bank or its management, will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading, and which otherwise complies with all applicable laws, rules and regulations. Information pertaining to CNB Financial or Interim Bank which has been or will be furnished to the Bank by or on behalf of CNB Financial or its management for inclusion in such proxy statement will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

                                   SECTION 10

                              REDEMPTION OF SHARES

     Subsequent to the Effective Date, CNB Financial will repurchase from each of the initial directors of CNB Financial those shares of the common stock of CNB Financial purchased by them, which shares represent the initial capitalization of CNB Financial, in an amount equal to the price paid per share plus an amount equal to the interest, if any, paid by said directors on funds borrowed to purchase such shares.

                                   SECTION 11

                     GOVERNING LAW; SUCCESSORS AND ASSIGNS;
                         COUNTERPARTS; ENTIRE AGREEMENT

     This Agreement (a) shall be governed by and construed under and in accordance with the laws of the State of West Virginia, except where the laws of the United States apply, (b) shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by any party without the written consent of the other parties hereto, (c) may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective and binding as to CNB Financial and the Bank when one or more counterparts shall have been signed and delivered by CNB Financial and the Bank, and shall become effective and binding as to Interim Bank when Interim Bank receives its Certificate of Association and its officers execute the Supplemental Agreement, and (d) embodies the entire agreement and understanding, and supersedes all prior agreements and understandings, between the Bank and CNB Financial relating to the subject matter hereof.

                                   SECTION 12

                               EFFECT OF CAPTIONS

     The captions in this Agreement are included for convenience only and shall not in any way affect the interpretation or construction of any of the provisions hereof.

                                   SECTION 13

                                   AMENDMENTS

     This Agreement may be amended by the written agreement of CNB Financial and the Bank and without the approval of the shareholders of the Bank before or after the meeting of Bank shareholders at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after any such shareholder approval, no amendment shall be made to and of this Agreement, which substantially and adversely changes the terms of the particular Agreement as to the Bank, CNB Financial, or both, without obtaining the further approval of the shareholders of the Bank. If this Agreement is amended after the meeting of shareholders of the Bank provided for in Section 9 of this Agreement, the number of shares of CNB Financial common stock into which each share of common stock of the Bank shall be converted in the Merger shall not be amended after such meeting of Bank shareholders.

                                   SECTION 14

                                    EXPENSES

     Each of the parties hereto agrees to pay, without a right of reimbursement from the other party and whether or not the transactions contemplated by this Agreement shall be consummated, the costs incurred by it incident to the performance of its obligations under this Agreement and to the consummation of the Merger and of the other transactions contemplated herein, including the fees and disbursements of counsel, accountants and consultants employed by such party in connection therewith.

                                   SECTION 15

               AGREEMENT TO TAKE NECESSARY AND DESIRABLE ACTIONS

     The Bank, CNB Financial and Interim Bank each agree to execute and deliver such other documents, certificates and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

     IN WITNESS WHEREOF, CNB Financial and the Bank have each caused this Agreement to be executed on its behalf by its officers thereunto duly authorized all as of the day and year first above written.

Seal:                                       CNB FINANCIAL SERVICES, INC.

                                            By: /s/ T. F. ROKISKY
                                                --------------------------------
                                                Its: President

Attest:

By: /s/ ARNOLD K. STOTLER
    -------------------------------
    Secretary

Seal:                                       CITIZENS NATIONAL BANK OF
                                            BERKELEY SPRINGS
                                            By: /s/ T. F. ROKISKY
                                                --------------------------------
                                                Its: President
Attest:

By: /s/ ARNOLD K. STOTLER
    -------------------------------
    Secretary

STATE OF WEST VIRGINIA,

COUNTY OF MORGAN, to-wit:

     The foregoing instrument was acknowledged before me this 5 day of April, 2000, by Thomas F. Rokisky, President of CNB FINANCIAL SERVICES, INC., as being the act and deed of said corporation.

     My commission expires July 2, 2007.

                                            /s/ TERESA L. HOSKINS
                                            ------------------------------------
                                                       Notary Public

STATE OF WEST VIRGINIA,

COUNTY OF MORGAN, to-wit:

     The foregoing instrument was acknowledged before me this 5 day of April, 2000, by Thomas F. Rokisky, President of CITIZENS NATIONAL BANK OF BERKELEY SPRINGS, as being the act and deed of said banking association.

     My commission expires July 2, 2007.

                                            /s/ TERESA L. HOSKINS
                                            ------------------------------------
                                                       Notary Public

                                   EXHIBIT A

                            SUPPLEMENTARY AGREEMENT

     THIS SUPPLEMENTARY AGREEMENT, made and entered into as of this      day of
          , 2000, by and among CNB INTERIM BANK, N.A., a national banking association ("Interim Bank"), CITIZENS NATIONAL BANK OF BERKELEY SPRINGS, a national banking association (the "Bank"), and CNB FINANCIAL SERVICES, INC., a West Virginia corporation ("CNB Financial").

                                R E C I T A L S

     WHEREAS, the Bank and CNB Financial have entered into an Agreement and Plan of Merger dated as of April 5, 2000 (the "Agreement"), a copy of which is attached hereto and by this reference incorporated herein and made a part hereof; and

     WHEREAS, it is provided in Section 5.3 of the Agreement that upon issuance of the Certificate of Association for Interim Bank by the Office of Comptroller of Currency ("OCC"), CNB Financial shall cause Interim Bank to execute and enter into a Supplementary Agreement so as to cause Interim Bank to be bound by the applicable terms and provisions of the Agreement; and

     WHEREAS, the Certificate of Association for Interim Bank was issued in
          , 2000, and Interim Bank and CNB Financial are entering into this Supplementary Agreement pursuant to Section 5.3 of the Agreement.

     NOW, THEREFORE, THIS AGREEMENT WITNESSETH: That for and in consideration of the premises and the mutual agreements of the parties, it is hereby agreed as follows:

          (1) Interim Bank hereby joins in and agrees to be bound by the terms and conditions of the Agreement applicable to it, to the same extent as if Interim Bank were an original party thereto.

          (2) Interim Bank agrees that it shall use its best efforts in good faith to take or cause to be taken as promptly as practicable all action on its part to be taken so as to permit the consummation of the Agreement and the Merger (as defined in the Agreement) at the earliest possible date and that it shall cooperate fully with CNB Financial and the Bank to that end.

          (3) Interim Bank represents and warrants to the Bank and CNB Financial as follows:

          (a) Interim Bank is a national banking association duly organized, validly existing and in good standing of the laws of the United States; and

          (b) Interim Bank has the corporate power to execute and deliver this Supplementary Agreement and has taken all action as required by law, its Articles of Association, its Bylaws or otherwise to authorize such execution and delivery, said Merger and the consummation of the transaction as contemplated by the Agreement, and this Supplementary Agreement is a valid and binding agreement of Interim Bank.

     IN WITNESS WHEREOF, he parties have caused this Supplementary Agreement to be executed by their officers thereunto duly authorized as of the date and year first above written.

                                            CNB INTERIM BANK, N.A.

                                            By:
                                                --------------------------------
                                                Its: President

[SEAL]

                                            CITIZENS NATIONAL BANK OF
                                            BERKELEY SPRINGS

                                            By:
                                                --------------------------------
                                                Its: President

[SEAL]

                                            CNB FINANCIAL SERVICES, INC.

                                            By:
                                                --------------------------------
                                                Its: President

[SEAL]

STATE OF WEST VIRGINIA,

COUNTY OF MORGAN, to-wit:

     The foregoing instrument was acknowledged before me this ____ day of ________ , 2000, by Thomas F. Rokisky, President of CNB INTERIM BANK, N. A., as
being the act and deed of said banking association.

     My commission expires  ____________ .

                                            ------------------------------------
                                                       Notary Public

STATE OF WEST VIRGINIA,

COUNTY OF MORGAN, to-wit:

     The foregoing instrument was acknowledged before me this ____ day of ________ , 2000, by Thomas F. Rokisky, President of CITIZENS NATIONAL BANK OF
BERKELEY SPRINGS, as being the act and deed of said banking association.

     My commission expires  ____________ .

                                            ------------------------------------
                                                       Notary Public

STATE OF WEST VIRGINIA,

COUNTY OF MORGAN, to-wit:

     The foregoing instrument was acknowledged before me this ____ day of ________ , 2000, by Thomas F. Rokisky, President of CNB FINANCIAL SERVICES,
INC., as being the act and deed of said corporation.

     My commission expires  ____________ .

                                            ------------------------------------
                                                       Notary Public

                                  APPENDIX II

                    12 C.F.R. SECTIONS 215a(b), (c) AND (d)

(b) Dissenting shareholders

     If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the share so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

(c) Valuation of shares

     The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

(d) Application to shareholders of merging associations: appraisal by Comptroller; expenses of receiving association; sale and resale of shares; State appraisal and merger law

     If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving association. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Reference is made to the provisions of Article V.1 of CNB Financial Services, Inc. articles of incorporation below.

     V.1.  INDEMNIFICATION:

          A. INDEMNIFICATION. Each person who was or is a party or is threatened to be made a party to or is involved (including, without limitation, as a witness or deponent) in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise in nature ("Proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the corporation or is or was serving at the written request of the corporation's Board of Directors, president or their delegate as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or omission in an official capacity as a director, officer, trustee, employee or agent or in any other capacity, shall be indemnified and held harmless by the corporation to the fullest extent authorized by law, including but not limited to the West Virginia Code, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said Code permitted the corporation to provide prior to such amendment), against all expenses, liability and loss (including, without limitation, attorneys' fees and disbursements, judgments, fines, ERISA or other similar or dissimilar excise taxes or penalties and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith; provided, however, that the corporation shall indemnify any such person seeking indemnity in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board of Directors of the corporation; provided, further, that the corporation shall not indemnify any person for civil money penalties or other matters, to the extent such indemnification is specifically not permissible pursuant to federal or state statute or regulation, or order or rule of a regulatory agency of the federal or state government with authority to enter, make or promulgate such order or rule. Such right shall include the right to be paid by the corporation expenses, including, without limitation, attorneys' fees and disbursements, incurred in defending or participating in any such Proceeding in advance of its final disposition; provided, however, that the payment of such expenses in advance of the final disposition of such Proceeding shall be made only upon delivery to the corporation of an undertaking, by or on behalf of such director or officer, in which such director or officer agrees to repay all amounts so advanced if it should be ultimately determined that such person is not entitled to be indemnified under this Article or otherwise. The termination of any Proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation, or that such person did have reasonable cause to believe that his conduct was unlawful.

          B. RIGHT OF CLAIMANT TO BRING SUIT. If a claim under this Article is not paid in full by the corporation within thirty days after a written claim therefor has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful, in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending or participating in any Proceeding in advance of its final disposition where the required undertaking has been tendered to the corporation) that the claimant has not met the standards of conduct which make it permissible under the applicable law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation.

          Neither the failure of the corporation (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification or reimbursement of the claimant is permitted in the circumstances because he or she has met the applicable standard of conduct, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel, or its shareholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

          C. CONTRACTUAL RIGHTS: APPLICABILITY. The right to be indemnified or to the reimbursement or advancement of expenses pursuant hereto (i) is a contract right based upon good and valuable consideration, pursuant to which the person entitled thereto may bring suit as if the provisions hereof were set forth in a separate written contract between the corporation and the director or officer, (ii) is intended to be retroactive and shall be available with respect to events occurring prior to the adoption hereof, and (iii) shall continue to exist after the rescission or restrictive modification hereof with respect to events occurring prior thereto.

          D. REQUESTED SERVICE. Any director or officer of the corporation serving, in any capacity, (i) another corporation of which five percent (5%) or more of the shares entitled to vote in the election of its directors is held by the corporation, or (ii) any employee benefit plan of the corporation or of any corporation referred to in clause (i), shall be deemed to be doing so at the request of the corporation.

          E. NON-EXCLUSIVITY OF RIGHTS. The rights conferred on any person hereunder shall not be exclusive of and shall be in addition to any other right which such person may have or may hereafter acquire under any statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

          F. INSURANCE. The corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, joint venture, trust or other enterprise against such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under West Virginia law.

     CNB Financial is a West Virginia corporation subject to the applicable indemnification provisions of the General Corporation Law of West Virginia.

     The foregoing indemnity provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of CNB Financial pursuant to the foregoing provisions, or otherwise, CNB Financial has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by CNB Financial of expenses incurred or paid by a director, officer or controlling person of CNB Financial in the successful defense of any action, suite or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, CNB Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a)  Exhibits.

   EXHIBIT NO.                              EXHIBIT
   -----------                              -------
      2.1         Agreement and Plan of Merger, dated as of April 5, 2000, by and among CNB Financial Services, Inc. and Citizens National
                  Bank of Berkeley Springs (included as Appendix I to the
                  Proxy Statement/ Prospectus)

      3.1         Articles of Incorporation.

      3.2         Bylaws.

      5 Opinion of Jackson & Kelly PLLC, as to the validity of the securities registered hereunder, including the consent of that firm.

      8           Form of Opinion of Jackson & Kelly PLLC as to certain United
                  States tax matters, including the consent of that firm.

      23.1        Consent of Jackson & Kelly PLLC (included as part of Exhibit
                  5 and Exhibit 8).

      23.2        Consent of Smith Elliott Kearns & Company, LLC.

      24          Power of Attorney.

      99.1        Form of Proxy Card.

     (b)  Not required.

     (c)  Not required.

ITEM 22.  UNDERTAKINGS.

     (a)  CNB Financial hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) CNB Financial hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), CNB Financial undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) CNB Financial undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undertaking concerning indemnification is included as part of the response to Item 20.

     (e) CNB Financial hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) CNB Financial hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, CNB FINANCIAL SERVICES, INC., HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF BERKELEY SPRINGS, WEST VIRGINIA, ON THE 22ND DAY OF JUNE, 2000.


                                       CNB FINANCIAL SERVICES, INC.

                                       By /s/ T. F. ROKISKY
                                          --------------------------------------
                                          Thomas F. Rokisky
                                          President and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.


              SIGNATURE                       TITLE                DATE
              ---------                       -----                ----

*                                           Director           June 22, 2000
-------------------------------------
J. Robert Ayers

*                                           Director           June 22, 2000
-------------------------------------
John E. Barker

*                                           Director           June 22, 2000
-------------------------------------
Jay E. Dick

*                                           Director           June 22, 2000
-------------------------------------
Herbert L. Eppinger

*                                           Director           June 22, 2000
-------------------------------------
Robert L. Hawvermale

/s/ J. PHILIP KESECKER                      Director           June 22, 2000
-------------------------------------
J. Philip Kesecker

*                                           Director           June 22, 2000
-------------------------------------
Raymond H. Lawyer

*                                           Director           June 22, 2000
-------------------------------------
Jerald McGraw

*                                           Director           June 22, 2000
-------------------------------------
Martha H. Quarantillo

/s/ T. F. ROKISKY                           Director           June 22, 2000
-------------------------------------
Thomas F. Rokisky

*                                           Director           June 22, 2000
-------------------------------------
Charles S. Trump, IV

*                                           Director           June 22, 2000
-------------------------------------
Arlie R. Yost


* /s/ T. F. ROKISKY
 ----------------------------------------------
  Thomas F. Rokisky
  Attorney-in-Fact
/s/ J. PHILIP KESECKER
------------------------------------------------
J. Philip Kesecker
Attorney-in-Fact

                                 EXHIBIT INDEX


 2.1 Agreement and Plan of Merger, dated as of April 5, 2000, by and among CNB Financial Services, Inc. and Citizens National
        Bank of Berkeley Springs (included as Appendix I to the
        Proxy Statement/Prospectus)(1)

 3.1    Articles of Incorporation.(2)

 3.2    Bylaws.(2)

 5 Opinion of Jackson & Kelly PLLC, as to the validity of the securities registered hereunder, including the consent of that firm.(2)

 8      Form of Opinion of Jackson & Kelly PLLC as to certain United
        States tax matters, including the consent of that firm.(1)

23.1    Consent of Jackson & Kelly PLLC (included as part of Exhibit
        5 and Exhibit 8).(2)

23.2    Consent of Smith Elliott Kearns & Company, LLC.(1)

24      Power of Attorney.(2)

99.1    Form of Proxy Card.(2)


---------------
(1) Filed herewith.

(2) Previously filed.